UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

K&F INDUSTRIES HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share, of K&F Industries Holdings, Inc.
	(2)	Aggregate number of securities to which transaction applies:
39,642,911 shares of K&F Industries Holdings, Inc. common stock outstanding as of February 27, 2007
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$27.00 per share of K&F Industries Holdings, Inc. common stock
	(4)	Proposed maximum aggregate value of transaction:
$1,070,358,597
	(5)	Total fee paid:
$32,860.01
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

50 Main Street
White Plains, New York 10606
April 6, 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of K&F Industries Holdings, Inc., a Delaware Corporation (“K&F”), to be held on May 3, 2007, at 10:00 am local time at Doral Arrowwood Conference Resort, 975 Anderson Hill Road, Rye Brook, New York 10573.

At the special meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger dated as of March 5, 2007 (the “merger agreement”) by and among K&F, Meggitt-USA, Inc., a Delaware corporation (“Meggitt”) and Ferndown Acquisition Corp., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will be merged with and into K&F, and K&F will continue as the surviving corporation and a wholly-owned subsidiary of Meggitt. Upon completion of the merger, unless you properly exercise your right to demand an appraisal of your shares under applicable Delaware law, you will be entitled to receive $27.00 in cash for each share of K&F common stock that you own.

Following the completion of the merger, Meggitt will own all of K&F’s issued and outstanding capital stock and K&F will continue its operations as a subsidiary of Meggitt. As a result, K&F will no longer have its stock quoted on the NYSE and will no longer be required to file periodic and other reports with the Securities and Exchange Commission under its rules. After the merger, you will no longer have an equity interest in K&F and will not participate in any potential future earnings of K&F.

Our Board of Directors has adopted the merger agreement by unanimous vote of all directors, and recommends that you vote “FOR” adoption of the merger agreement. In arriving at its recommendation, our Board of Directors carefully considered a number of factors described in the accompanying proxy statement.

If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without receiving instructions from you. You should instruct your broker to vote your shares, and you should do so following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against adoption of the merger agreement.

If you do not hold your shares in “street name” and you complete, sign and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement. If you fail to return your proxy card and fail to vote at the special meeting, the effect will be the same as a vote against adoption of the merger agreement. Returning the proxy card does not deprive you of your right to attend the special meeting and vote your shares in person.

Your proxy may be revoked at any time before it is voted by submitting a later-dated proxy to K&F in writing, by submitting a written revocation to the corporate secretary of K&F prior to the vote at the special meeting, or by attending and voting in person at the special meeting. For shares held in “street name,” you may revoke or change your vote by submitting instructions to your broker or nominee.

Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of K&F common stock adopt the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card following the instructions on the proxy card.

Your prompt submission of a proxy card will be greatly appreciated.

Sincerely,

Kenneth M. Schwartz
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated April 6, 2007 and is first being mailed to our stockholders on or about April 6, 2007.

50 Main Street
White Plains, New York 10606

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 3, 2007

K&F INDUSTRIES HOLDINGS, INC.

To the Stockholders of K&F Industries Holdings, Inc.:

Notice is hereby given that a special meeting of stockholders of K&F Industries Holdings, Inc ., a Delaware corporation (“K&F”), will be held on May 3, 2007 at 10:00 am local time at Doral Arrowwood Conference Resort located at 975 Anderson Hill Road, Rye Brook, New York 10573, for the following purposes:

1.     To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of March 5, 2007 (the “merger agreement”) by and among K&F, Meggitt-USA, Inc., a Delaware corporation and Ferndown Acquisition Corp., a Delaware corporation, pursuant to which Ferndown Acquisition Corp., will be merged with and into K&F, and K&F will continue as the surviving corporation and a wholly-owned subsidiary of Meggitt. As part of the merger, each issued and outstanding share of K&F common stock (other than shares held by Meggitt-USA or any of its affiliates and shares held by stockholders who properly exercise their appraisal rights under Delaware law) will be converted into the right to receive $27.00 in cash.

2.     To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

3.     To consider and vote upon any other matters that properly come before the special meeting.

Only holders of record of K&F common stock at the close of business on April 5, 2007, the record date of the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

The merger agreement and the merger are described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of K&F common stock adopt the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card following the instructions on the proxy card.

Under Delaware law, our stockholders can exercise appraisal rights in connection with the merger. A stockholder that does not vote in favor of the merger proposal and complies with all of the other necessary procedural requirements will have the right to dissent from the merger and to seek appraisal of the fair value of their K&F shares, exclusive of any element of value arising from the expectation or accomplishment of the merger. For a description of appraisal rights and the procedures to be followed to assert them, stockholders should review the provisions of Section 262 of the Delaware General Corporation Law, a copy of which is included as Appendix C to the accompanying proxy statement.

By Order of our Board of Directors,

Ronald H. Kisner
Executive Vice President, Secretary
and General Counsel

Please do not send your K&F common stock certificates to us at this time. If the merger is completed, you will be sent instructions regarding surrender of your certificates.

Proxy Statement
Table of Contents

i

Agreement and Plan of Merger	Appendix A
Guaranty and Undertakings Agreement	Appendix B
Delaware General Corporation Law Section 262	Appendix C
Opinion of Goldman, Sachs & Co.	Appendix D

ii

Summary Term Sheet

This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the appendices. In this proxy statement, the terms “we,” “us,” “our,” “K&F” and the “Company” refer to K&F Industries Holdings, Inc. In this proxy statement, except where otherwise specified, we refer to Meggitt-USA, Inc. as “Meggitt,” Ferndown Acquisition Corp. as “Merger Sub” and Meggitt PLC as “Parent.”

•       Purpose of Stockholder Vote.   You are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of March 5, 2007 by and among K&F, Meggitt and Merger Sub, which is referred to in this proxy statement as the “merger agreement.” Pursuant to the merger agreement, Merger Sub will be merged with and into K&F, and K&F will continue as the surviving corporation and a wholly-owned subsidiary of Meggitt. See “The Special Meeting” beginning on page 11.

•       Parties Involved in the Proposed Transaction.   K&F is a Delaware corporation. Meggitt is a Delaware corporation, and a wholly-owned subsidiary of Parent, which is a public limited company organized under the laws of England and Wales. Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Meggitt. See “The Companies” beginning on page 9.

•       Special Meeting.   The stockholders’ vote will take place at a special meeting to be held on May 3, 2007 at Doral Arrowwood Conference Resort, located at 975 Anderson Hill Road, Rye Brook, New York 10573 at 10:00 am local time. See “The Special Meeting” beginning on page 11.

•       Required Vote of Our Stockholders.   Under Delaware law, the affirmative vote of the holders of a majority of the shares of K&F common stock outstanding and entitled to vote at the special meeting is necessary to adopt the merger agreement. Abstentions and broker non-votes will have the same effect as a vote against approval of the merger agreement. The approval of the proposal to adjourn the special meeting if there are not sufficient votes to adopt the merger agreement requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the special meeting. See “The Special Meeting—Record Date and Voting Information” beginning on page 11.

•       Required Vote of Parent’s Shareholders.   The merger is subject to the approval of the resolutions set forth in a shareholder circular and prospectus (the “Parent shareholder circular and prospectus”) circulated by Parent to the holders of Parent’s ordinary shares who are entitled to vote at an extraordinary general meeting of Parent’s shareholders to (i) approve the merger, (ii) increase the authorized share capital of Parent and (iii) increase the authority of Parent’s board of directors to allot Parent’s shares as part of the rights issue (referred to in this proxy statement as the “extraordinary general meeting”). The extraordinary general meeting was held on March 27, 2007 at which time the foregoing resolutions were approved by Parent’s shareholders. See “The Merger Agreement and Related Agreements—Covenants of Parent, Meggitt and/or Merger Sub—Financing” beginning on page 57.

•       Other Conditions.   The completion of the merger is also subject to the satisfaction of conditions customary for a transaction of this type, including expiration of the regulatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and under certain international anti-competition laws, the receipt of certain other governmental approvals, the absence of legal prohibitions to the merger and the absence of a material adverse effect on the Company. See “Regulatory Matters,” “The Merger Agreement and Related Agreements—Representations and Warranties” beginning on page 49 and “The Merger—Conditions to the Completion of the Merger” beginning on page 60.

•       Effect of the Merger on our Outstanding Common Stock.   Upon completion of the merger, each issued and outstanding share of K&F common stock (other than shares held by Meggitt or its affiliates or with respect to which appraisal rights are properly perfected) will be converted into the right to receive $27.00 in cash. See “Special Factors—Certain Effects of the Merger” beginning on page 36.

•       Record Date.   You are entitled to vote at the special meeting if you owned shares of K&F common stock at the close of business on April 5, 2007, which is the record date for the special meeting. On the record date, 39,642,911 shares of K&F common stock were outstanding and entitled to vote at the special meeting. See “The Special Meeting—Record Date and Voting Information” beginning on page 11.

•       Voting Information.   You will have one vote for each share of K&F common stock that you owned at the close of business on the record date. If your shares are held in “street name” by a broker, you will need to provide your broker with instructions on how to vote your shares. Before voting your shares of K&F common stock, you should read this proxy statement in its entirety, including its appendices, and carefully consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, please refer to “The Special Meeting—Record Date and Voting Information” beginning on page 11.

•       Board Recommendation.   Our Board of Directors has unanimously recommended that our stockholders vote in favor of the adoption of the merger agreement. See “Special Factors—Recommendation of our Board of Directors” beginning on page 25.

•       Opinion of K&F’s Financial Advisor.   On March 4, 2007, Goldman, Sachs & Co. (“Goldman Sachs”) delivered its oral opinion to our Board of Directors, subsequently confirmed in writing, that, as the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the $27.00 per share in cash to be received by our stockholders pursuant to the merger agreement was fair from a financial point of view to such stockholders.

The full text of the written opinion of Goldman Sachs, dated March 5, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix D. Goldman Sachs provided its opinion for the information and assistance of our Board of Directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of our common stock should vote with respect to the adoption of the merger agreement. Pursuant to an engagement letter between K&F and Goldman Sachs, we have agreed to pay Goldman Sachs a transaction fee, calculated based on the transaction price, of approximately $11.7 million, $3.0 million of which became payable upon the public announcement of the transaction and the balance of which is contingent upon consummation of the transaction.

•       Parent Guaranty.   In connection with the merger agreement, Parent entered into a Guaranty and Undertakings Agreement (the “guaranty”), dated as of March 5, 2007, pursuant to which Parent irrevocably and unconditionally agreed to guaranty the obligations of Meggitt and Merger Sub under the merger agreement and to comply with all the obligations imposed on it or its subsidiaries in the merger agreement.

•       Votes Committed to the Merger.   In connection with the merger, investment partnerships controlled by Aurora Capital Group (“Aurora”), together with certain other co-investors and certain of K&F’s officers and directors entered into stockholders agreements with Meggitt pursuant to which they agreed not to transfer any of their shares (representing collectively approximately 36% of the outstanding shares of K&F common stock) and to vote, directly, by proxy or by voting agreement, all of their shares in favor of the adoption of the merger agreement. These stockholders agreements terminate upon termination of the merger agreement, subject to certain limitations. In addition, Aurora currently has a proxy from or voting agreement with the holders of additional shares representing approximately 15% of the outstanding shares of K&F common stock, and

Aurora has agreed, to the extent such shares have not been sold prior to the special meeting, to cause such shares to be voted in favor of the adoption of the merger. If such underlying shares are not sold prior to the special meeting all of such shares collectively will be sufficient to adopt the merger agreement. See “Special Factors—Stockholders Agreements” beginning on page 40 and “The Merger Agreement and Related Agreements—Stockholders Agreements” beginning on page 66.

•       Interests of Our Directors and Executive Officers in the Merger.   Each stockholder is entitled to receive the same merger consideration per share. However, you should be aware that some of our executive officers and directors have relationships with K&F that may be different from your interests as a stockholder and that may present actual or potential conflicts of interest. These interests are discussed in detail in the section entitled “Special Factors—Interests of K&F Directors and Executive Officers in the Merger” beginning on page 38.

•       Merger Financing.   The total amount of funds required to complete the merger and the other transactions contemplated by the merger agreement is anticipated to be approximately $1.8 billion. Meggitt will finance the merger and the other transactions contemplated by the merger agreement through a combination of committed debt and equity financing to be raised by Parent. In connection with the merger, Parent has entered into an underwriting agreement with respect to the issuance of new Parent shares in a fully underwritten rights offering (the “rights issue”) and a definitive credit agreement (the “facility agreement”) with respect to the debt portion of its financing, each of which is subject to certain terms and conditions. See “The Merger—Merger Financing” beginning on page 43.

•       Solicitation Period and Limitations on Solicitations of Other Offers.   Pursuant to a “go shop” provision in the merger agreement, we were permitted to actively solicit alternative acquisition proposals until March 25, 2007. During this period, we, through our financial advisor, actively solicited such proposals and no such proposals were received. We are no longer permitted to solicit alternative acquisition proposals and may only respond to certain unsolicited proposals prior to the time our stockholders adopt the merger agreement. If our Board of Directors determines that an acquisition proposal is a superior proposal, we may terminate the merger agreement to enter into a definitive agreement with the third party making such a proposal so long as we pay a break-up fee and reimburse Meggitt’s transaction expenses up to a maximum amount. See “The Merger Agreement and Related Agreements—Covenants of K&F—Solicitation of Other Offers” beginning on page 53.

•       Material U.S. Federal Income Tax Consequences of the Merger.   Generally, the merger will be a taxable event for U.S. federal income tax purposes. Each stockholder will recognize a taxable gain or loss in the amount of the difference between $27.00 and the stockholder’s adjusted tax basis for each share of K&F common stock the stockholder surrenders. See “Material U.S. Federal Income Tax Consequences” on page 44.

•       Treatment of Outstanding Options.   Immediately prior to the effective time of the merger, those holding stock options awarded under K&F’s equity compensation plans that are outstanding and unexercised (whether vested or unvested) shall be canceled, and the holders of such options shall receive at the effective time or as soon as practicable thereafter (but in no event later than five days thereafter), in consideration for such cancellation, an amount in cash equal to the product of the number of shares previously subject to such option and the excess, if any, of $27.00 over the exercise price per share previously subject to such option, less any required withholding taxes.

•       Appraisal Rights.   Stockholders who oppose the merger may exercise appraisal rights, but only if they do not vote in favor of the merger proposal and otherwise comply with the procedures of Section 262 of the Delaware General Corporation Law, which is Delaware’s appraisal statute. A copy of Section 262 is included as Appendix C to this proxy statement. See “Appraisal Rights” beginning on page 45 and Appendix C.

•       Anticipated Closing of the Merger.   The merger will be completed after all of the conditions to the merger are satisfied or waived, including the adoption of the merger agreement by our stockholders, the approval of Parent’s shareholders (which has occurred), the expiration of the regulatory waiting period under the HSR Act and under certain international anti-competition laws, the receipt of certain other governmental approvals, the absence of legal prohibitions to the merger and the absence of a material adverse effect on the Company. We currently expect the merger to be completed in the second quarter of 2007, although we cannot assure completion by any particular date, if at all. We will issue a press release and letters of transmittal for your use once the merger has been completed. See “The Merger Agreement and Related Agreements—Conditions to the Competition of the Merger” beginning on page 60.

•       Termination.   The merger agreement may be terminated before the completion of the merger in certain circumstances. See “The Merger Agreement and Related Agreements—Termination” beginning on page 61.

•       Break-Up Fees and Expense Reimbursement.   The merger agreement contains termination rights for both K&F and Meggitt. The merger agreement further provides that in certain circumstances, upon termination, K&F may be required to pay Meggitt a break-up fee of $15 million and/or up to $35 million of the reasonably documented expenses of Meggitt, Merger Sub and Parent. The merger agreement also provides that, in certain other circumstances, upon termination, Parent may be required to pay K&F a reverse break-up fee of £14.1 million (which is equal to approximately
$27.8 million as of the date of this proxy statement) or up to $10 million of the reasonably documented expenses of K&F. In certain other termination events, no payments are required to be made by either party. See “The Merger Agreement and Related Agreements—Effect of Termination—Fees and Expenses.”

•       Additional Information.   You can find more information about us in the periodic reports and other information we file with the Securities and Exchange Commission (the “SEC”). This information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see the section entitled “Where Stockholders Can Find More Information” beginning on page 76.

Certain Questions and Answers About the Merger

The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the merger. You should still carefully read this entire proxy statement, including the attached appendices.

Q:             Why am I receiving these materials?

A:             Our Board of Directors is providing these proxy materials to give you information to determine how to vote in connection with the special meeting of our stockholders.

Q:             When and where is the special meeting?

A:             The special meeting will be held at 10:00 am local time on May 3, 2007, at Doral Arrowwood Conference Resort, located at 975 Anderson Hill Road, Rye Brook, New York 10573.

Q:             What am I being asked to vote upon?

A:             You are being asked to consider and vote upon a proposal to adopt the merger agreement, pursuant to which Merger Sub will merge with and into K&F, and K&F will continue as the surviving corporation and a wholly-owned subsidiary of Meggitt. You are also being asked to consider and vote upon a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:             Why is the merger being proposed?

A:             Our purpose in proposing the merger is to enable stockholders to receive, upon completion of the merger, $27.00 in cash per share. After considering the alternatives available under the circumstances, our Board of Directors unanimously believes the merger is in the best interests of our stockholders. For a more detailed discussion of the conclusions, determinations and reasons of our Board of Directors for recommending that we undertake the merger on the terms of the merger agreement, see “Special Factors—Recommendation of our Board of Directors,” beginning on page 25.

Q:             What will happen in the merger?

A:             In the merger, Merger Sub will be merged with and into K&F, and K&F will continue as the surviving corporation and a wholly-owned subsidiary of Meggitt.

Q:             What will I receive in the merger?

A:             If the merger is completed and you do not validly exercise your appraisal rights, you will be entitled to receive $27.00 in cash for each share of K&F common stock that you own at the time of the merger.

Q:             What is the recommendation of our Board of Directors?

A:             Based on the factors described in the section entitled “Special Factors—Recommendation of our Board of Directors,” our Board of Directors unanimously recommends that you vote “FOR” approval of the merger agreement. In the opinion of our Board of Directors the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of K&F and its stockholders. See the section entitled “Special Factors—Recommendation of our Board of Directors.”

Q:             What are the consequences of the merger to present members of management and our Board of Directors?

A:             Like all our other stockholders, members of management and our Board of Directors will be entitled to receive $27.00 in cash per share for each share of K&F common stock owned by them. All options (whether or not vested) to acquire K&F common stock held by members of management, all other employees and our Board of Directors will be cancelled at the effective time of the merger and holders of these options will be entitled to receive a cash payment equal to the amount by which $27.00 exceeds the exercise price of the option, multiplied by the number of shares of K&F common stock underlying the options. For more information, see the section entitled “Special Factors—Interests of K&F Directors and Executive Officers in the Merger.”

Q:             Is the merger subject to the satisfaction of any conditions?

A:             Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement in the section entitled “The Merger Agreement and Related Agreements—Conditions to the Completion of the Merger.” These conditions include, among others, approval by our stockholders and Parent’s shareholders (which has occurred), expiration of the regulatory waiting period under the HSR Act and under certain international anti-competition laws, the receipt of certain other governmental approvals, the absence of legal prohibitions to the merger and the absence of a material adverse effect on the Company. If these conditions are not satisfied or waived, the merger will not be completed.

Q:             Who can vote on the merger agreement?

A:             Holders of K&F common stock at the close of business on April 5, 2007, the record date for the special meeting, may vote in person or by proxy on the merger agreement at the special meeting.

Q:             What vote is required to approve the merger agreement?

A:             The merger agreement must be adopted by the affirmative vote of a majority of the shares of K&F common stock outstanding on the record date.

Q:             How many votes do I have?

A:             You have one vote for each share of K&F common stock that you own as of the record date.

Q:             How are votes counted?

A:             Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the merger proposal from the beneficial owner. Because under Delaware law adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of K&F common stock, the failure to vote, broker non-votes and abstentions will have exactly the same effect as voting “Against” the merger proposal.

Q:             How many votes does K&F already know will be voted in favor of the merger agreement proposal?

A:             In connection with the merger, investment partnerships controlled by Aurora, together with certain other co-investors and certain of our officers and directors have entered into stockholders agreements with Meggitt pursuant to which they have agreed not to transfer any of their shares (representing collectively approximately 36% of the outstanding shares of K&F common stock) and to vote all of their shares in favor of the adoption of the merger agreement. These stockholders agreements terminate upon termination of the merger agreement, provided that certain conditions have been satisfied. In addition, Aurora currently has a proxy from or voting agreement with the holders of additional shares representing approximately 15% of the outstanding shares of K&F common stock, and Aurora has agreed to the extent such shares have not been sold prior to the special meeting, to cause such shares to be voted in favor of the adoption of the merger. If such underlying shares are not sold prior to the special meeting, all of such shares collectively will be sufficient to adopt the merger agreement.

Q:             How do I vote my K&F common stock?

A:             Before you vote, you should read this proxy statement in its entirety, including its appendices, and carefully consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, see the section entitled “The Special Meeting—Record Date and Voting Information.”

Q:             What happens if I do not vote?

A:             The vote to adopt the merger agreement is based on the total number of shares of K&F common stock outstanding on the record date, and not just the shares that are voted. If you do not vote, it will have the exact same effect as a vote “Against” the merger proposal. If the merger is completed, whether or not you vote for the merger proposal, you will be paid the merger consideration for your shares of K&F common stock upon completion of the merger, unless you properly exercise your appraisal rights. See “The Special Meeting” and “Appraisal Rights” beginning on pages 11 and 45 respectively and Appendix C.

Q:             When should I send in my stock certificates?

A:             After the special meeting, if the merger agreement is adopted, you will receive a letter to complete and return to Mellon Investor Services LLC, referred to herein as the “paying agent.” In order to receive the $27.00 in cash per share merger consideration as soon as reasonably practicable following the completion of the merger, you must send the paying agent your validly completed letter of transmittal together with your K&F stock certificates as instructed in the separate mailing. You should not send your stock certificates now.

Q:             When can I expect to receive the merger consideration for my shares?

A:             Once the merger is completed, you will be sent in a separate mailing a letter of transmittal and other documents to be delivered to the paying agent in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, K&F stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration.

Q:             I do not know where my stock certificate is—how will I get my cash?

A:             The materials you are sent after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. We may also require that you provide a bond to us in order to cover any potential loss.

Q:             What happens if I sell my shares of K&F common stock before the special meeting?

A:             The record date for stockholders entitled to vote at the special meeting is earlier than the expected date of the merger. If you transfer your shares of K&F common stock after the record date but before the special meeting you will, unless different arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:             If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:             Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker.

Q:             Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:             No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an IRA must be voted under the rules governing the account.

Q:             What does it mean if I receive more than one set of materials?

A:             This means you own shares of K&F common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:             What if I fail to instruct my broker?

A:             Without instructions, your broker will not vote any of your shares held in “street name.” Broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be deemed votes cast and will have exactly the same effect as a vote “Against” the merger proposal.

Q:             When do you expect the merger to be completed?

A:             The parties to the merger agreement are working to complete the merger as quickly as possible. If the merger agreement is adopted by our stockholders and the other conditions to the merger are satisfied or waived, the merger will be completed promptly after the special meeting. The parties to the merger agreement currently expect to complete the merger in the second quarter of 2007, although we cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined.

Q:             What are the U.S. federal income tax consequences of the merger?

A:             Generally, the merger will be a taxable event for U.S. federal income tax purposes. Each stockholder will recognize a taxable gain or loss in the amount of the difference between $27.00 and the stockholder’s adjusted tax basis for each share of K&F common stock that the stockholder surrenders. See the section entitled “Material U.S. Federal Income Tax Consequences.”

The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:             What happens if I do not return a proxy card?

A:             Your failure to return your proxy card will have the same effect as voting against adoption of the merger agreement.

Q:             May I vote in person?

A:             Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the record holder.

Q:             May I change my vote after I have mailed my signed proxy card?

A:             Yes. You may revoke and change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•       First, you can send a written notice to the K&F corporate secretary stating that you would like to revoke your proxy;

•       Second, you can complete and submit a new proxy in writing; or

•       Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:             If the merger is completed, how will I receive the cash for my shares?

A:             If the merger is completed, you will be contacted by the paying agent who will provide instructions that will explain how to surrender stock certificates. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of K&F common stock are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares.

Q:             What rights do I have to seek a valuation of my shares?

A:             Under Delaware law, stockholders who oppose the merger may exercise appraisal rights, but only if they do not vote in favor of the merger proposal and otherwise comply with the procedures of Section 262 of the Delaware General Corporation Law, which is Delaware’s appraisal statute. A copy of Section 262 is included as Appendix C to this proxy statement.

Q:             Who can help answer my questions?

A:             If you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should call our proxy solicitor MacKenzie Partners toll-free at 1-800-322-2885.

Introduction

This proxy statement and the accompanying form of proxy are being furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at the special meeting to be held at Doral Arrowwood Conference Resort, 975 Anderson Hill Road, Rye Brook, New York 10573, on May 3, 2007 at 10:00 am local time.

We are asking our stockholders to vote on the adoption of the merger agreement dated as of March 5, 2007 by and among K&F, Meggitt and Merger Sub. Meggitt is a wholly owned subsidiary of Parent, a public limited company organized under the laws of England and Wales. If the merger is completed, K&F will continue as the surviving corporation, a wholly-owned subsidiary of Meggitt, and our stockholders (other than those who perfect their appraisal rights under Delaware law) will have the right to receive $27.00 in cash, without interest, for each share of K&F common stock that they own.

The Companies

K&F Industries Holdings, Inc.

K&F Industries Holdings, Inc., a Delaware corporation, together with its subsidiaries, is a worldwide leader in the manufacture of braking equipment for commercial transport, general aviation and military aircraft through its Aircraft Braking Systems Corporation subsidiary. K&F manufactures a wide range of braking equipment including antiskid, auto brake, brake by wire systems and brake temperature monitoring systems as well as main and nose wheels, carbon and steel brakes and ancillary equipment. Its products are installed on approximately 25,000 aircraft worldwide, more than any other supplier. In addition, K&F operates Engineered Fabrics Corporation, a leading producer of aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for the commercial and military markets.

Additional information about K&F’s business is set forth in K&F’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. See “Where Stockholders Can Find More Information” on page 76.

K&F Industries Holdings, Inc.
50 Main Street
White Plains, New York 10606
Telephone: (914) 448-2700

Meggitt-USA, Inc.

Meggitt-USA, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, is the holding company for Parent’s United States businesses.

Meggitt-USA, Inc.
1955 North Surveyor Avenue
Simi Valley, California 93063
Telephone: (805) 526-5700

Ferndown Acquisition Corp.

Ferndown Acquisition Corp., a Delaware corporation, was formed solely for the purpose of acquiring K&F. Merger Sub is wholly-owned by Meggitt and has not engaged in any business except in anticipation of the merger.

Ferndown Acquisition Corp.
c/o Meggitt-USA, Inc.
1955 North Surveyor Avenue
Simi Valley, California 93063
Telephone: (805) 526-5700

Meggitt PLC

Meggitt PLC, a public limited company organized under the laws of England and Wales, and headquartered in the United Kingdom, is an international aerospace and defense group employing some 6,400 people specializing in aerospace equipment, sensing and defense systems. Its capabilities include wheels, brakes and anti-skid systems, thermal management, fluid control, fire, overheat and smoke detection, polymers and composite solutions (aerospace equipment), condition monitoring systems, high performance sensors and avionics (sensing systems) and training and combat support systems (defense systems).

Meggitt PLC
Atlantic House, Aviation Park West
Bournemouth International Airport
Christchurch
Dorset BH23 6EW

Cautionary Statements Concerning Forward-Looking Information

This proxy statement includes statements that are not historical facts. These forward-looking statements are based on K&F’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning K&F’s possible or assumed future results of operations and K&F’s plans, intentions and expectations to complete the merger and also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and /or similar expressions. They include statements relating to future revenues and expenses, the expected growth of our business and trends and opportunities in the commercial transport, general aviation and military market sectors.

The forward-looking statements are not guarantees of future performance or that the merger will be completed as planned, and actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, other factors that could cause actual results to differ materially include industry performance, general business, economic, regulatory and market and financial conditions, all of which are difficult to predict. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are discussed in this proxy statement. Except to the extent required under the federal securities laws, K&F does not intend to update or revise the forward-looking statements. These factors may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this proxy statement.

All information contained in this proxy statement describing Parent, Meggitt and Merger Sub has been supplied by Meggitt and Merger Sub and has not been independently verified by K&F.

The Special Meeting

General

The enclosed proxy is solicited on behalf of our Board of Directors for use at a special meeting of our stockholders to be held on May 3, 2007, at 10:00 am local time, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at Doral Arrowwood Conference Resort at 975 Anderson Hill Road, Rye Brook, New York 10573. K&F intends to commence mailing of this proxy statement and the accompanying proxy card to our stockholders on or about April 6, 2007.

At the special meeting, our stockholders are being asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of March 5, 2007 by and among K&F, Meggitt and Merger Sub, referred to in this proxy statement as the “merger agreement.” Our stockholders are also being asked to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement

K&F does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

Only holders of record of K&F common stock at the close of business on April 5, 2007 are entitled to notice of and to vote at the special meeting. At the close of business on April 5, 2007, 39,642,911 shares of K&F common stock were outstanding and entitled to vote. A list of our stockholders will be available for review at our executive offices during regular business hours after the date of this proxy statement and through the date of the special meeting. Each holder of record of K&F common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of K&F common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the special meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.” Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” adoption of the merger agreement, “FOR” the approval of the proposal to adjourn the special meeting if there are not sufficient votes to adopt the merger agreement and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the special meeting or any adjournment of the special meeting. You may also vote in person by ballot at the special meeting.

The affirmative vote of holders of a majority of the outstanding shares of K&F common stock is required to approve the merger agreement. Because adoption of the merger agreement requires the approval of stockholders representing a majority of the outstanding shares of K&F common stock, failure to vote your shares of K&F common stock (including if you hold through a broker or other nominee) will have exactly the same effect as a vote against the merger agreement.

The approval of the proposal to adjourn the special meeting if there are not sufficient votes to adopt the merger agreement requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the special meeting. The persons named as proxies may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to approve the merger agreement will be voted in favor of any adjournment of the special meeting unless the proxy is specifically marked as voting “FOR” the adjournment proposal.

Please do not send in stock certificates at this time. If the merger is completed, you will be sent instructions regarding the procedures for exchanging existing K&F stock certificates for the $27.00 in cash per share payment.

How You Can Vote

Each share of K&F common stock outstanding on April 5, 2007, the record date for stockholders entitled to vote at the special meeting, is entitled to vote at the special meeting. The affirmative vote of holders of a majority of the outstanding shares of K&F common stock is required to approve the merger agreement. Because adoption of the merger agreement requires the approval of stockholders representing a majority of the outstanding shares of K&F common stock, failure to vote your shares of K&F common stock (including if you hold through a broker or other nominee) will have exactly the same effect as a vote against the merger agreement.

You may vote your shares in any of the following ways:

Voting by mail.   If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

Voting in Person.   You can also vote by appearing and voting in person at the special meeting.

If you vote your shares of K&F common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card. If no instructions are indicated on your signed proxy card, all of your shares of K&F common stock will be voted “FOR” the adoption of the merger agreement and the approval of any proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. You should return a proxy by mail even if you plan to attend the special meeting in person.

Proxies; Revocation

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it anytime before it is voted. It may be revoked and/or changed at any time before it is voted at the special meeting by:

•       giving written notice of revocation to K&F’s Corporate Secretary;

•       submitting a later-dated written proxy; or

•       attending the special meeting and voting by paper ballot in person. Your attendance at the special meeting alone will not revoke your proxy.

If your K&F shares are held in the name of a bank, broker, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you must obtain a proxy, executed in your favor from the holder of record to be able to vote at the special meeting.

Expenses of Proxy Solicitation

K&F will pay the costs of soliciting proxies for the special meeting. Officers, directors and employees of K&F may solicit proxies by telephone, mail, the Internet or in person. However, they will not be paid for soliciting proxies. K&F will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from, those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. MacKenzie Partners has been retained by the Company to assist it in the solicitation of proxies, using the means referred to above, and will receive customary fees for the services provided, plus reimbursement of out-of-pocket expenses.

Adjournments

Although it is not expected, the special meeting may be adjourned for any reason by either the Chairman of the meeting or the holders of a majority in voting power of the stock entitled to vote at the meeting. When a meeting is adjourned to another time or place, notice need not be provided of the place (if any), date and time, and the means of remote communications (if any) for stockholders and proxy holders to be deemed present in person and vote at such adjourned meeting if the adjournment is announced at the meeting. If, however, the date of the adjourned meeting is more than 30 days after the date for which the special meeting was originally called, or if a new record date is fixed, notice of the place (if any), date and time, and the means of remote communications (if any) of the adjourned meeting must be provided. Such notice will be mailed to you or transmitted electronically to you.

Other Matters

Our Board of Directors is not aware of any business to be brought before the special meeting other than that described in this proxy statement.

Special Factors

Background of the Merger

Our Board of Directors and senior management team have regularly reviewed and assessed our business strategy and the various trends and conditions impacting our business including various strategic alternatives that might be available to our company with the goal of enhancing stockholder value. In particular, prior to our initial public offering in August 2005, members of our Board of Directors from time to time considered the possibility of effecting a strategic business combination transaction with another entity. After evaluating the universe of potential entities that could be an appropriate counterparty to such a transaction, and the range of stockholder value such a business combination could provide, members of our Board of Directors believed that given the nature of our business, a transaction with an entity that could lead to the generation of operating synergies could best create an opportunity to unlock substantial value for our stockholders. As described below, our Board of Directors and management considered it prudent to continue to consider these types of options and to engage in non-binding exploratory discussions about alternative transactions with third parties from time to time, although our Board of Directors determined that a sale of K&F or business combination involving K&F would be pursued on an opportunistic basis.

Beginning in the second quarter of 2005, our Board of Directors authorized two parallel courses of actions. First, our Board of Directors authorized preparation for an initial public offering of K&F common stock, which preparation subsequently led to our filing a Registration Statement on Form S-1 with the SEC on May 20, 2005. Second, our Board of Directors authorized members of our Board of Directors to initiate and conduct discussions regarding business combinations with a number of third parties on a confidential basis. This process was to be led by Mr. Parsky, the then Chairman of our Board of Directors and Chairman of Aurora Capital Group, our controlling stockholder, so as to minimize disruption to our business. The expectation of our Board of Directors was that any such transaction would treat Aurora similarly on a pro rata basis to our other stockholders. Mr. Parsky and Lawrence A. Bossidy, the current Chairman of our Board of Directors, assumed primary responsibility for the discussions that ensued, with support from other directors from time to time and from management when due diligence commenced. Mr. Parsky informed our Board of Directors about these matters in general at regular Board meetings and also discussed particular matters with members of our Board of Directors from time to time.

In early April 2005, Mr. Parsky began active discussions with representatives of “Company A,” a global supplier of systems and services to aerospace, defense and homeland security markets, with respect to a potential sale of K&F or other business combination. Mr. Parsky kept the other members of our Board of Directors apprised of these discussions on an ongoing basis.

On April 13, 2005, Mr. Parsky, Mr. Mapes, one of our directors, and certain representatives of Aurora met in person with representatives of Company A in New York to further discuss this potential business combination. The parties generally agreed to continue to review and monitor between them the potential for a transaction. No formal offer was made by Company A nor did these discussions include the signing of a confidentiality agreement or the exchange of material non-public information.

In early May 2005, a second entity, Company B, a diversified technology and manufacturing company with a division that manufactures aircraft wheels and brakes, initiated telephone discussions with Mr. Parsky regarding a potential joint venture transaction with K&F. On May 13, 2005, Messrs. Parsky and Mapes met in person with senior executives of Company B in Los Angeles to continue these discussions. The parties agreed to review possible transaction structures, including a possible business combination, and to discuss the matter from time to time. No formal offer was made by Company B nor did these discussions include the signing of a confidentiality agreement or the exchange of material non-public information.

Also in early May, Mr. Parsky had a number of telephone calls with representatives of Meggitt PLC (which, in this section, together with Meggitt-USA, Inc. is referred to as “Meggitt.”) On May 18, 2005,

Mr. Parsky met in person with Terry Twigger, Chief Executive Officer of Meggitt to discuss the possibility of Meggitt and the Company combining in some fashion. After we filed a Registration Statement on Form S-1 relating to the initial public offering of K&F common stock on May 20, 2005, we ceased business combination discussions with Meggitt and with other entities with whom some form of possible business combination transaction had been discussed.

Our Registration Statement on Form S-1 was declared effective by the SEC on August 8, 2005 at an initial public offering price of $17.50 per share, and K&F common stock was listed on the NYSE shortly thereafter. In connection with our initial public offering, we amended and restated our management services agreement with Aurora to eliminate the annual management fee paid to Aurora. As amended, Aurora retained the right of first refusal to provide us with management and financial advisory services in connection with any merger, acquisition, disposition, recapitalization, issuance of securities, financing or any similar transaction in which K&F determined to hire an investment banker or financial advisor in exchange for a fee equal to up to 2.0% of the aggregate transaction consideration (including debt assumed by the purchaser and current assets retained by the seller) if an alternative amount was not expressly agreed upon.

After the completion of our initial public offering, our Board of Directors again discussed strategic plans for our business and concluded that it remained prudent to keep an open mind about opportunities. Accordingly, representatives of our Board of Directors again began to explore and hold periodic discussions with selected potential strategic partners to see if opportunities existed. Our Board of Directors again concluded that a sale or other business combination should be pursued on an opportunistic basis.

With the approval of our Board of Directors, Mr. Parsky recommenced periodic telephone discussions with Mr. Twigger of Meggitt regarding a possible business combination between K&F and Meggitt. These discussions continued on an intermittent basis for several months. As these discussions evolved, Mr. Parsky continued to keep our full Board of Directors apprised of developments.

In November 2005, Mr. Mapes, met with representatives of a fourth potential bidder, “Company C,” a leading manufacturer of aircraft products and a leading aftermarket distributor of aerospace accessories.

During the next several months, Messrs. Parsky and Twigger engaged in periodic telephone discussions regarding a possible business combination between K&F and Meggitt.

After Mr. Parsky’s last telephone conversation with Company A in April 2005, and while we were conducting our initial public offering process, discussions between Mr. Parsky and Company A ceased. In early December 2005, however, Mr. Parsky had several telephone calls with representatives of Company A about resuming discussions between K&F and Company A. Following these telephone discussions, on December 14, 2005, Messrs. Parsky and Mapes once again met in person with representatives of Company A to continue to explore the possibility of a potential transaction. After preliminarily discussing the potential synergies and operational fit of such a transaction, the parties again agreed to continue to review the possible transaction and to discuss the matter from time to time.

On January 23, 2006, Mr. Mapes received a letter from the Chairman of the Board and Chief Executive Officer of Company C describing recent corporate transactions at Company C over the preceding months and indicating his belief in the potential benefits of a transaction between Company C and K&F.

In early February 2006, Company B contacted Mr. Parsky to resume discussions and the parties and legal advisors held a meeting in mid February to review the possibility of a transaction. On or about March 14, 2006, however, a senior executive of Company B confirmed to Mr. Parsky that Company B would not be interested in an acquisition of or business combination with K&F, and would only be willing to explore limited joint venture opportunities. Mr. Parsky informed our Board of Directors and was directed not to pursue further discussions with Company B.

In mid-March, 2006, Mr. Parsky also had several discussions with the Chairman of the Board and Chief Executive Officer of Company C, with respect to a potential combination with K&F. Company C proposed a business combination in which shares of K&F common stock would be exchanged for a combination consisting principally of shares of Company C common stock as well as an amount of cash. On March 22, 2006, representatives of Credit Suisse First Boston (“Credit Suisse”), which had been engaged to act as financial advisor to Company C, provided materials to K&F and representatives of Aurora regarding the strategic rationale behind a business combination between K&F and Company C. On March 24, 2006, a special telephonic meeting of our Board of Directors was formally convened to review these preliminary discussions, and to review K&F’s response to Company C and strategy with respect to a possible business combination. Our Board of Directors concluded that K&F should continue to engage in such discussions with Company C and should retain advisors in an effort to increase stockholder value, and specifically authorized Mr. Parsky and, as necessary, management, to continue to conduct formal discussions with Company C.

On March 29, 2006, Mr. Bossidy (who was then Chairman of our Board of Directors), Mr. Dale Frey, Mr. Parsky and Mr. John Mapes, all of whom were and are members of our Board of Directors, met in person with the Chairman of the Board and Chief Executive Officer and Chief Financial Officer of Company C to continue these discussions. On April 3, 2006, K&F entered into a mutual non-disclosure agreement with Company C and shortly thereafter, Company C and its representatives began their due diligence review of K&F and K&F began its due diligence review of Company C. On April 5, 2006, the Executive Committee of our Board of Directors met to discuss a potential transaction with Company C.

Over the next several days, our Board of Directors and Company C, and their respective representatives, responded to one another’s diligence inquiries. On April 11, 2006, Mr. Parsky, representatives of Goldman Sachs (which had been retained by K&F to assist it with respect to a possible transaction), and Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), K&F’s legal advisors met at the offices of Company C’s legal counsel in New York with senior executives of Company C, Credit Suisse, and Company C’s legal counsel to review the financial considerations of a business combination between K&F and Company C. On April 17 and 18, senior executives of Company C and their financial and legal representatives met with some of our senior executives in the offices of Gibson, Dunn in New York, New York. Representatives of Goldman Sachs and Gibson Dunn were also in attendance at this meeting. The purpose of this meeting was to more closely review and consider the respective results of operations and financial forecasts of each of K&F and Company C. Shortly after these meetings, however, Company C indicated it would postpone additional diligence and suspend discussions at least until K&F renegotiated and executed an extension of the union contract covering workers in our Akron, Ohio facility, which was then due to expire on June 30, 2006.

In early June 2006, Mr. Bossidy renewed contact with a senior executive of Company A to gauge whether Company A had any continued interest in a transaction with K&F. In response to his inquiry, Mr. Bossidy shortly thereafter received a telephone call from this executive indicating that Company A was not interested in pursuing a transaction with us at a price equal to or above the price of K&F common stock at that time. The average closing price of K&F common stock for the four weeks ended June 6, 2006 was $18.92 per share and the closing price on such date was $18.32.

On August 11, 2006, Messrs. Parsky and Mapes met in person with representatives of “Company D,” a technology driven aerospace, defense and electronics company, and held several additional conference calls to continue these discussions during the week from August 14 through August 21, 2006. Those individuals agreed to continue to review and monitor the opportunity for a business combination transaction from time to time.

On September 5, 2006, Mr. Bossidy spoke with a senior executive of “Company E,” an entity that does business in aeronautical braking systems, regarding a potential transaction with K&F. Shortly thereafter, however, this executive informed Mr. Bossidy that Company E was not interested in exploring a transaction with K&F.

In late September 2006, Mr. Parsky had a number of telephone calls and a meeting with a representative of a private equity firm that owned a significant equity position in “Company F,” a supplier of aerospace applications for original equipment manufacturers and aircraft operators.  Shortly thereafter, Mr. Parsky received a telephone call from this representative and was informed that Company F was not interested in pursuing a business combination with K&F.

We did not execute a non-disclosure agreement or exchange material non-public information with any of Company D, E or F.

Also in late September 2006, subsequent to the renewal of our principal union contract, at the request of Company C, discussions between Mr. Parsky and Company C were renewed, and ultimately led to a meeting between Mr. Parsky and representatives of Company C in New York to engage in further discussions regarding a potential strategic transaction. Company C reiterated its interest in acquiring the stock of K&F in exchange for a combination consisting principally of Company C common stock as well as an amount of cash. The parties continued to conduct additional diligence thereafter.

Mr. Parsky also continued ongoing dialogue with Mr. Twigger of Meggitt during October and early November 2006.

On November 1, 2006, Mr. Parsky once again provided our Board of Directors an update on the status of discussions regarding a potential business combination involving K&F. On November 6, 2006, K&F and its legal and financial advisors held various conversations to discuss the financial considerations of a potential transaction, and reviewed the advantages and disadvantages of the proposed Company C cash and stock combination offer as compared to a possible all cash offer from other parties.

Subsequently, on November 10, 2006, Mr. Parsky met with Mr. Twigger to further discuss a potential transaction between Meggitt and K&F.

On November 14, 2006, Mr. Parsky and other representatives of Aurora met with representatives from Company C and their advisors in Los Angeles to continue the dialogue between Company C and K&F regarding a potential transaction. Also in attendance were representatives of Goldman Sachs and Gibson Dunn, as well as Credit Suisse and legal counsel to Company C. The parties discussed the merits of a potential transaction to stockholders and customers, the timeline, and issues related to the Company C common stock and cash consideration that Company C wished to be offered to our stockholders in the proposed transaction.

On November 15, 2006, Mr. Parsky received a telephone call from the Chairman of the Board and Chief Executive Officer of Company C indicating that Company C was no longer interested in pursuing a stock and cash transaction at or above the levels at which K&F’s stock price was trading, particularly if the transaction would result in a significant number of the Company C shares constituting merger consideration potentially being resold by our stockholders. The average closing price of K&F common stock for the four weeks prior to that date was $19.63 per share and the closing price on such date was was $21.10.

Thereafter, and from November 21, 2006 through December 4, 2006, Mr. Parsky held periodic telephone calls with Company D. On December 8, 2006, Mr. Parsky was informed that Company D was not interested in pursuing a potential merger or acquisition of K&F at or above the levels at which K&F’s stock price was trading. The average closing price of K&F common stock for the four weeks prior to that date was $20.99 per share and the closing price on such date was $20.92.

Mr. Parsky also continued ongoing dialogue with Mr. Twigger of Meggitt during early December 2006. The parties discussed potential synergies on a general basis, the overall industry and the performance of the companies. They also discussed the general framework for a potential transaction. On December 18, 2006, Mr. Parsky received a letter from Meggitt setting forth a preliminary non-binding indication of interest to acquire all of the issued and outstanding shares of K&F common stock at $25.00 per share. The average closing price of K&F common stock for the four weeks prior to that date was $21.28 per share and the closing price on such date was $22.07. The letter from Meggitt indicated that the proposal was based on Meggitt proceeding on an exclusive basis, and was predicated on certain specified levels of net debt, net pension deficit and working capital at K&F. The letter stated that Meggitt would obtain the necessary financing through a new acquisition debt facility and a rights issue, a similar structure used by Meggitt in two prior acquisitions. Following such letter, Mr. Parsky and Mr. Twigger held a series of additional telephone conversations through December 21, 2006 to discuss the potential for the proposed transaction proceeding through necessary steps, including due diligence, and during which Mr. Parsky indicated that K&F was not yet in a position to agree upon price.

On December 23, 2006, Goldman Sachs, Gibson Dunn, Aurora and Meggitt held a conference call to discuss a potential timetable for a transaction. Representatives of NM Rothschild & Sons (“Rothschild,”) Meggitt’s financial advisors and Kaye Scholer, LLP (“Kaye Scholer,”) Meggitt’s legal advisors, were also present on the call. At that time, Meggitt representatives set forth a proposed schedule to execute a merger agreement in early March 2007. Meggitt indicated it would need until then to complete its financing arrangements. Meggitt and its representatives also indicated that its timetable needed to be adhered to so that Meggitt could announce a transaction on March 6, 2007 in connection with its scheduled preliminary 2006 earnings release to shareholders.

As part of the discussions, K&F indicated it was unwilling to enter into a definitive agreement unless Meggitt had committed financing and Meggitt reiterated that it was unwilling to proceed to arrange financing without an exclusivity agreement that would prohibit K&F from engaging in discussions regarding a business combination transaction with other bidders until the early March date by which time Meggitt indicated it anticipated it would be prepared to execute a definitive merger agreement.

In light of Meggitt’s request and the acceleration of discussions between the two parties, our Board of Directors, in consultation with our legal and financial advisors, considered whether, in lieu of continuing discussions with Meggitt on the terms proposed including entering into the requested exclusivity agreement, it would be appropriate to conduct a formal auction for the sale of the Company. In considering its alternatives, our Board of Directors noted the fact that a formal auction might lead to greater disruption of our business and potential leakage of sensitive information. Our Board of Directors also considered the number of parties with whom we had held discussions regarding a business combination over the past two years and the results of those discussions. Finally, our Board of Directors considered the fact that Aurora and the other pre-IPO investors who had entered into the securityholders agreement with Aurora had the right to compel us to file a registration statement for the resale of the K&F common stock held by them. While Aurora had not identified any particular transaction opportunity, it had expressed an interest in becoming prepared to obtain liquidity, in an orderly fashion from time to time, pursuant to a registration statement. Our Board of Directors noted that it could not determine the impact any such offering would have on the trading price of K&F common stock. In light of these issues, our Board of Directors determined that the more prudent course of action for our business and our stockholders would be to continue the process with Meggitt in the belief that such a transaction could ultimately maximize stockholder value.

In arriving at this decision, our Board of Directors also determined that the execution and delivery of an exclusivity agreement was a necessary step toward continuing formal discussions with Meggitt and attempting to obtain a definitive agreement with committed financing in place. In order to meet Meggitt’s needs for exclusivity until the early March date, and also to preserve our Board of Directors’ desire for early termination of exclusivity if the deal did not progress in a satisfactory manner, our financial and legal advisors recommended that Meggitt should be required to include certain milestones in any exclusivity agreement relating to Meggitt’s progressing toward its financing arrangements. If these milestones were not satisfied by Meggitt within an agreed upon time frame, any such exclusivity obligations would terminate and K&F could pursue other opportunities.

Although Meggitt proposed that the exclusivity agreement set forth a non-binding price of $25.00 per share of K&F common stock, Mr. Parsky reiterated the unwillingness of our Board of Directors to do so, and indicated that no agreement on price could be reached, unless and until the transaction was at a point where the parties were prepared to execute a definitive merger agreement setting forth all material terms and conditions. The parties also discussed their mutual desire to agree on a legal structure to consummate the transaction quickly if such a complete agreement could be reached.

On December 26, 2006, Meggitt’s legal advisors provided comments to K&F’s form of mutual non-disclosure agreement, and on December 28 provided the initial draft of the exclusivity agreement. The legal advisors to both parties subsequently negotiated the terms of such agreements.

On January 8, 2007, our Board of Directors, together with representatives of Aurora, management and legal counsel, held a telephonic Board of Directors meeting to discuss the current status of negotiations with Meggitt. Mr. Parsky led the discussion and our Board of Directors reviewed the proposed timeline as well as the financing structure proposed by Meggitt. Our Board of Directors also discussed Meggitt’s request for an exclusivity agreement lasting until early March 2007 and the process for delivery and control of diligence materials including requests for competitively sensitive information. At the meeting, our Board of Directors also approved our execution of a mutual non-disclosure agreement, as well as the exclusivity agreement that had been negotiated with Meggitt. The following day, Meggitt and K&F executed a mutual non-disclosure agreement and exclusivity agreement. Meggitt commenced its due diligence review process immediately thereafter.

The exclusivity agreement entered into by K&F provided that K&F would negotiate exclusively with Meggitt beginning on the date of the exclusivity agreement and was subject to early termination on the earlier to occur of (i) the delivery of a notice from Meggitt of its election not to proceed with a potential transaction, (ii) the execution of a definitive agreement regarding a transaction with Meggitt or (iii) a “milestone termination date,” which was defined as: (A) the date that was three weeks from the execution date of the exclusivity agreement, if, by such date Meggitt failed to provide us with a good faith draft of the Parent shareholder circular and prospectus relating to its equity financing and shareholder approval process, (B) the date that was five weeks from the execution date of the exclusivity agreement, if, by such date Meggitt failed to deliver evidence of the filing by Meggitt of the Parent shareholder circular and prospectus with the UK Listing Authority and (C) the date that was seven weeks from the execution date of the exclusivity agreement, if, by such date Meggitt failed to deliver drafts of debt and equity commitment letters and an underwriting agreement (or, in lieu thereof, customary third party “highly confident” letters) with respect to the financing. Our Board of Directors determined that the inclusion of these milestones in the exclusivity agreement was essential to ensure Meggitt engaged in a dedicated and orderly process and that such milestones provided us with sufficient protection against the exclusivity arrangement being unnecessarily prolonged and that it was in our best interest to proceed without our retaining any other right to terminate the exclusivity agreement (such as a “fiduciary out”), in light of Meggitt’s unwillingness to proceed otherwise, the history of the discussions with other parties, and K&F’s having preserved the ability to respond to other parties at the end of the exclusivity period.

Meggitt’s diligence activities thereafter commenced and continued throughout the month of January and thereafter, with numerous telephone conversations between Meggitt and K&F representatives. On January 10, 2007, Meggitt’s legal advisors provided Meggitt’s legal diligence request list to Gibson Dunn. On January 16, 2007, Rothschild provided Meggitt’s financial diligence request list to Goldman Sachs. Thereafter, K&F established an electronic data room in which documents were added over time. Throughout the process, we maintained strict confidentiality regarding the potential transaction and monitored the trading activity of our common stock.

On January 25, 2007, Mr. Parsky, various representatives of Aurora, various representatives of K&F’s management team, representatives of Goldman Sachs, and representatives of Gibson Dunn met with Mr. Twigger, representatives of Rothschild and members of Meggitt’s senior management in Gibson Dunn’s New York offices to discuss the potential transaction and receive K&F’s management presentation concerning K&F’s business, operations, financial condition, results of operations and forecasts. On January 30 and 31, 2007 after consultation with K&F regulatory compliance representatives and after consultation with legal counsel, certain of Meggitt’s representatives were permitted to tour a number of our plants and meet with plant management. On January 31, 2007, Mr. Twigger advised Mr. Parsky that information requested by Meggitt needed to be provided promptly to meet the proposed timetable. Also in late January, Meggitt delivered to K&F a draft of the Parent shareholder circular and prospectus in satisfaction of the first milestone obligation under the exclusivity agreement.

On February 1, 2007, members of K&F’s management team, together with Mr. Parsky, Mr. Bossidy, representatives of Goldman Sachs, Gibson Dunn, Meggitt and Rothschild met again for an additional diligence meeting at Gibson Dunn’s offices in New York. The parties focused largely on operational matters at K&F, including the historical and forecasted performance of the various plants, capital expenditure plans and operational plans, but not pricing or customer relations matters.

On February 6, 2007, and in satisfaction of the second milestone under the exclusivity agreement, Meggitt filed, on a confidential basis, a preliminary draft Parent shareholder circular and prospectus with the UK Listing Authority.

On February 9, 2007, K&F and its legal advisors received a draft merger agreement from Meggitt’s legal advisors with respect to the proposed acquisition of K&F by Meggitt by way of a merger of a newly formed subsidiary of Meggitt with and into K&F. Among other things, this draft merger agreement included a “force the vote” provision which would have required us to hold a stockholder meeting with respect to the acquisition by Meggitt (at which meeting Aurora would be bound to deliver a vote equal to at least 40% of the outstanding shares of K&F common stock) even if our Board of Directors had changed its recommendation and wished to enter into a definitive agreement with a third party for a superior proposal. Additionally, this draft merger agreement did not include any mechanism for the payment of a reverse break-up fee or the reimbursement of our expenses if the merger agreement were to terminate for reasons related to Meggitt’s financing or failure to obtain the approval of its shareholders and contained an unspecified break-up fee payable by K&F in the case of certain other terminations, including a subsequent agreement under certain circumstances to sell the Company within 15 months. The draft contained a customary “no shop” provision that would permit K&F to respond to unsolicited offers but would not permit K&F to actively seek third party proposals (a “go shop” provision) for any period of time after signing. In addition, the draft merger agreement specified that the price was $25.00 per share of K&F common stock. After receiving the draft, K&F and its legal advisors reiterated to Meggitt and its legal advisors that the $25.00 per share purchase price had not been agreed upon and could not then be agreed upon. K&F and its legal advisors thereafter commenced its review of the draft.

On or about the time of the delivery of the draft merger agreement, Meggitt’s legal advisors informed K&F’s legal advisors that it would also be providing a form of Meggitt PLC guaranty and Aurora stockholders agreement. According to Meggitt’s legal advisors, the proposed stockholders agreement would require all K&F stockholders that were subject to the securityholders agreement to agree to vote in favor of the merger. It would also include a provision designed to complement the “force the vote” provision described above. This provision would decrease the voting power subject to the stockholders agreement to the 40% level if our Board of Directors were to change its recommendation following receipt of a superior proposal from a third party, and require Aurora to pay any excess profits from a transaction above $25.00 per share to Meggitt.

Over the next several days, K&F continued to review and discuss the draft merger agreement with its legal and financial advisors. On February 13, 2007, K&F held a conference call with its legal advisors and with Aurora to carefully review the draft merger agreement in detail. In particular, K&F considered the non-solicitation provision proposed and the “force the vote” provision as well as the restrictive stockholders agreement provisions that had been discussed among the legal advisors and described above.

While reviewing the merger agreement and responding to diligence requests, K&F’s management team continued to focus on its obligations to keep our stockholders apprised of its business results. On February 15, 2007, K&F held an earnings call with respect to its fourth quarter 2006 and full fiscal year 2006 earnings, including raising fiscal year 2007 guidance. The earnings release was furnished to the SEC on a Current Report on Form 8-K on the same date.

On February 15, 2007, K&F and its legal advisors received a form of Meggitt PLC guaranty and Aurora stockholders agreement, and began to review these documents concurrently with its review of the draft merger agreement. As had been discussed, the draft stockholders agreement contained the provisions described above.

On February 17, 2007, K&F again met with Aurora and its legal advisors to continue its review of the draft agreements. In addition to various revisions to the merger agreement to increase the certainty of completing the merger, K&F discussed countering the proposal with the following key modifications: (i) replacing the “no shop” provision with a “go shop” provision that would allow K&F and its advisors to actively solicit third-party acquisition proposal for 30 days after the execution and delivery of the agreement; (ii) modifying the “force the vote” provision and replacing it with a more customary “fiduciary out” provision that would allow us to terminate the merger agreement if our Board of Directors received a superior proposal and wished to enter into a definitive agreement with respect to such superior proposal; (iii) requiring Meggitt to pay a reverse break-up fee and reimburse our expenses in the event the agreement were terminated as a result of Meggitt’s inability to obtain the approval of its shareholders; and (iv) including a ticking fee provision that would require Meggitt to increase the merger consideration by a stated percentage for each day the merger was not completed past a certain date. K&F also discussed revising the draft stockholders agreement to provide that it would terminate upon the termination of merger agreement.

On February 18, 2007, our Executive Committee held a telephone conversation during which Mr. Parsky and K&F’s legal advisors updated the Executive Committee of our Board of Directors as to the status of negotiations.

On February 19, 2007, after additional discussions, K&F distributed a revised merger agreement to Meggitt’s legal advisors incorporating the concepts discussed above.

On February 20, 2007, representatives from K&F, Aurora and Meggitt, as well as Meggitt’s and K&F’s legal advisors, met in person in Los Angeles to negotiate the merger agreement and ancillary agreements. K&F vigorously defended its inclusion of the “go shop”, “fiduciary out”, reverse break-up fee and ticking fee provisions and indicated that flexibility in these provisions would depend upon the purchase price ultimately offered. Upon inquiry from Meggitt, Aurora indicated that it could not assure Meggitt that certain holders subject to the securityholders agreement would not sell their shares prior to the special meeting. Meggitt responded that as a result and in light of its financing costs, Meggitt would require that K&F reimburse it for its expenses up to an agreed upon maximum in the event of the failure of our stockholders to vote in favor of the adoption of the merger agreement. Meggitt also indicated that it required a termination right if the underwriters in the rights offering terminated the underwriting agreement for certain reasons prior to admission of the shares on the date after the extraordinary general meeting. The parties also discussed the status of Aurora’s management fee which Meggitt asked Aurora to waive. In addition to these negotiations, the group also discussed the status of due diligence and the method by which Meggitt would obtain limited access to certain commercially sensitive data in a “clean room” setting. Additionally, in response to comments received from the UK Listing Authority, on February 20, 2007, Meggitt filed, on a confidential basis, a second draft of the prospectus and shareholder circular with respect to its rights issue with the UK Listing Authority.

On February 21, 2007, in person negotiations of the merger agreement continued. Mr. Twigger spoke by telephone with Mr. Parsky followed by a call from Rothschild to Goldman Sachs. Meggitt indicated that it was willing to agree to an 18 day “go shop” period ending two days before the extraordinary general meeting in order to induce our Board of Directors to agree to the price of $25.00 per share. Representatives of the parties met to discuss the representations and warranties and post signing operating covenants in the merger agreement. Later that day, our representatives delivered an update on the open issues. They indicated that (i) price was not agreed, (ii) Aurora could deliver the agreement of the holders of approximately 36% of the shares of K&F common stock not to sell before the special meeting, (iii) Aurora was working on a proposal for its management fee and was unwilling to share excess profits in a third party topping bid, (iv) Meggitt (as well as K&F) could be entitled to a termination right if Meggitt’s underwriters terminated before admission, but Meggitt would, in this instance, be required to pay K&F’s expenses or, under certain circumstances, a reverse break-up fee as well and (v) K&F would consider paying Meggitt’s expenses in the case of the failure of our stockholders to vote in favor of the adoption of the merger agreement, but needed the right to terminate the merger agreement to execute a definitive agreement with respect to a superior proposal. Concurrently with these discussions, the parties also continued to formulate a procedure for the provision of commercially sensitive data in a “clean room” setting, including a non-disclosure agreement that would allow for the provision of this information in a suitable manner.

On February 23, 2007, Meggitt’s counsel delivered a revised draft of the merger agreement to K&F. This draft merger agreement again contained a provision indicating a price of $25.00 per share of K&F common stock together with a “go shop” right of K&F to solicit a superior proposal. The draft had been significantly revised, however, to include the provisions agreed upon by the parties during negotiations over the past several days and described above. In addition, the draft proposed that the expense cap in the event of the failure of our stockholders to vote in favor of the adoption of the merger agreement would be $35 million, based on Meggitt’s significant financing expenses, and in other circumstances, K&F would be required to pay a break-up fee of $60 million (without any requirement to reimburse Meggitt for its expenses). For its part, Meggitt would reimburse K&F’s expenses up to $5.0 million in the event Meggitt’s shareholders failed to vote in favor of the merger or the underwriting agreement was terminated for certain other reasons. The draft also reduced the period during which certain third party transactions could require K&F to pay a break-up fee from 15 months to 12 months. K&F and its legal and financial advisors began to review and discuss the revised draft merger agreement immediately after receiving it. Concurrently with K&F’s review, on February 23 and February 24, 2007, representatives of K&F, Aurora and Meggitt engaged in several discussions with respect to the price per share to be offered in the proposed transaction. Again, representatives of our Board of Directors made clear that an agreement at a price of $25.00 per share had not been reached.

Over the next several days, K&F’s and Meggitt’s legal advisors continued to negotiate the “clean room” non-disclosure agreement and the procedures pursuant to which commercially sensitive information could be provided in a heavily redacted or summary manner so that Meggitt could complete its diligence review of K&F. K&F concurrently continued its review and revision of the draft merger agreement that had been received from Meggitt’s legal advisors during this time.

On February 24, 2007, K&F and Meggitt entered into the “clean room” non-disclosure agreement, and K&F began to provide certain commercially sensitive information to PricewaterhouseCoopers LLP, Meggitt’s accounting advisors, for compilation in the manner that had been agreed upon.

After extensive discussion between K&F, Meggitt and their respective financial and legal advisors, on February 27, 2007, K&F’s legal advisors delivered to Meggitt a revised draft of the merger agreement. In addition to indicating that the acquisition price had not yet been agreed to and that the ticking fee issue was still open, the revised draft included modifications to the “go shop” provision that would provide for a minimum of 20-day solicitation period plus the extension of the “go shop” solicitation in the event that Meggitt postponed the extraordinary general meeting for certain reasons. The draft also included a provision that would require Meggitt to use commercially reasonable efforts to resolve certain events that could lead to the termination of its equity financing. The draft also proposed that any break-up fee payable to Meggitt be divided into a fee component and a reimbursable expense component and noted that the related amounts (and the amounts proposed by Meggitt for a reverse break-up fee and expense reimbursement) were open issues.

On February 27, 2007, K&F’s legal advisers received a draft of the Meggitt underwriting agreement and credit facility, in satisfaction of the third milestone under the exclusivity agreement, and began their review of the key terms included in those agreements.

On February 28, 2007, K&F, Meggitt, Aurora and their respective legal advisers continued to discuss the key remaining issues in the merger agreement, stockholders agreements and Meggitt PLC guaranty. On such date, Meggitt’s legal advisors delivered revised drafts of the merger agreement and ancillary agreements in response to the revised drafts received the previous day from K&F’s legal advisors and Meggitt also delivered an itemization of its estimated expenses should the merger agreement be terminated.

Later in the day on February 28, 2007, K&F and its advisors had various discussions with Meggitt and its advisors concerning final agreed principal terms, subject to approval and execution of final documentation. Meggitt agreed that it would be willing to pay $27.00 in cash per share to acquire K&F, representing an increase of approximately $80 million to the consideration payable to our stockholders, so long as the merger agreement did not include a ticking fee and Aurora waived any transaction fee. K&F indicated that any offered price could be definitively agreed upon only after considering the closing price of the K&F common stock immediately prior to execution of a merger agreement. After lengthy discussions on the topic, Meggitt also agreed that only the holders of approximately 36% of the K&F common stock outstanding would have to sign stockholders agreements, and that in the event K&F were to terminate the merger agreement with Meggitt and enter into a definitive agreement with respect to a third-party acquisition proposal, such holders (namely Aurora, certain Aurora co-investors and certain of our senior executives) would remit 50% of the increase in merger consideration to Meggitt. Aurora agreed to either vote the remaining shares under the securityholders agreement by proxy or use commercially reasonable efforts to cause such stockholders to vote their shares in favor of the merger to the extent such stockholders continue to hold such shares. Those stockholders, however, would be free to transfer their shares so long as any such transfer complies with the terms of the securityholders agreement and applicable law. At such time, Meggitt also requested that the amount of the break-up fee payable by K&F be set at $40 million if termination was prior to the extraordinary general meeting and $60 million thereafter (inclusive of up to $35 million of accountable expenses). The reverse break-up fee would be not more than 1% of Meggitt PLC’s equity market capitalization prior to signing (the maximum Meggitt could agree to without a vote of its shareholders) and the maximum amount of K&F expenses Meggitt would be obligated to reimburse would be $10 million. Meggitt also agreed to remove the “force the vote” provision originally requested from the draft merger agreement.

On March 1, 2007, the parties continued their negotiations. Meggitt requested the execution of an agreed principal term sheet reflecting the matters discussed the previous night with several additional concessions discussed between the legal advisors. After lengthy negotiation, and further discussion with its financial and legal advisors, K&F indicated that the deal protection package was still not acceptable. As its final position, Meggitt advised representatives of K&F that it was willing to agree to a break-up fee of $15 million (plus up to an additional $35 million of accountable expenses) which would apply in the event a break-up fee was payable, including during the “go shop” solicitation period. The payment would thus reflect Meggitt’s actual expenses in financing the proposed transaction, and at its maximum the combined break-up fee and expenses would equal 2.77% of the transaction value (or approximately 4.5% of K&F’s equity value). Meggitt also accepted K&F’s demand that Meggitt not have a contractual right to match any third-party acquisition proposal in the event of a termination during the “go shop” solicitation period. Meggitt advised K&F that if final agreement was not reached, it would release its preliminary 2006 results only on March 6, 2007 and discussions between the parties would be terminated or postponed. K&F reiterated its position regarding the need to review the offered price against the closing price of the K&F common stock immediately prior to execution of a merger agreement.

At the same time, as requested by Meggitt, Aurora agreed to waive any transaction fee payable under the Management Services Agreement between Aurora and K&F. If Aurora had not waived this fee, the fees payable under the previously negotiated terms of the Management Services Agreement to Aurora by K&F and therefore an additional expense Meggitt would have had to consider in its valuation of K&F common stock, would have been approximately $24 million.

Later that day, our Board of Directors met telephonically with representatives of K&F management, Goldman Sachs, Gibson Dunn, Aurora and Delaware counsel. Our Board of Directors received a detailed presentation as to the status of negotiations, including a discussion of all open issues, and received a detailed presentation from K&F’s Delaware legal counsel regarding its fiduciary duties. A full discussion ensued. After the meeting of our Board of Directors, K&F’s and Meggitt’s legal advisors met to negotiate the open points on the merger agreement and worked toward finalizing all definitive documentation.

On March 2, 2007, K&F filed its Annual Report on Form 10-K.

On March 3, 2007, negotiations regarding the terms of the merger agreement continued and were substantially finalized.

On March 4, 2007, our Board of Directors met again telephonically with members of senior management and representatives of Goldman Sachs and Gibson Dunn. Goldman Sachs reviewed with our Board of Directors the financial terms of the merger agreement and presented certain financial analyses conducted with respect to the merger consideration. Goldman Sachs then rendered to our Board of Directors its oral opinion (subsequently confirmed in writing) that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth therein, the $27.00 per share in cash to be received by our stockholders pursuant to the merger agreement was fair from a financial point of view to such holders. Our Board of Directors, which had received drafts of the merger agreement and the ancillary agreements prior to this meeting, then received a detailed summary of the final material terms of the merger agreement from K&F’s legal advisors. Our Board of Directors then carefully reviewed all relevant factors including the information set forth in the Goldman Sachs presentation, and unanimously voted to adopt the merger agreement and the transactions contemplated thereby, determined the consideration to be paid to our stockholders in the merger to be fair and recommended that our stockholders vote in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement. Our Board of Directors also discussed, and reaffirmed, its position that the per share merger consideration offered by Meggitt could not be accepted by K&F until it was compared against the closing price of the K&F common stock immediately prior to execution of a merger agreement. Our Board of Directors directed Mr. Schwartz to not execute an agreement if the merger consideration did not reflect a premium over such closing price.

Later on March 4, 2007, the parties exchanged a “hold letter” in which they agreed that, subject to final approval, the merger agreement and the ancillary agreements were in final form. This permitted Meggitt to hold certain confidential discussions the following day which it was required to undertake prior to final approval of the transaction by a delegated committee of Meggitt’s Board of Directors on March 5, 2007. The hold letter did not obligate either party to enter into a definitive merger agreement.

The average closing price of K&F common stock for the four weeks prior to March 5, 2006 was $25.38 and the closing price of the K&F common stock on such date was $24.50 per share, and the $27.00 per share merger consideration represented a premium of approximately 10% over such closing price. The merger agreement and ancillary agreements were then executed and delivered by each of the parties as of 11:59 PM (New York time) on March 5, 2007. Meggitt simultaneously entered into the underwriting agreement related to its rights issue and the credit facilities agreement related to the debt portion of the acquisition financing.

On March 6, 2007, before the U.S. and U.K. securities markets opened, K&F issued a press release regarding the entry into the merger agreement with Meggitt. Later that day, K&F filed the merger agreement, the press release and the ancillary documents to the merger agreement as exhibits to a Current Report on Form 8-K. The Current Report on Form 8-K also contained a summary of the material terms of the merger agreement.

Following the execution of the merger agreement, our Board of Directors directed Goldman Sachs to begin contacting both strategic and financial buyers that might be interested in acquiring the Company. Representatives of Goldman Sachs contacted a total of 52 parties during the 20-day post-signing solicitation period under the merger agreement, including 25 potential strategic buyers and 27 financial investment companies. The strategic buyers were selected based on their operations and the industries in which they participate. The financial investment companies were selected based on the amount of funds under management, prior investment experience in the aerospace and defense sector and ability to consummate a transaction. The contacted parties included all six potential parties to a business combination transaction with which the Company had previously had contact, as discussed above, including two parties that had previously entered into confidentiality agreements with us.

Two potential financial buyers entered into a confidentiality agreement with us and conducted limited due diligence during the go shop period. At the end of the go shop period on March 25, 2007, none of the parties contacted submitted a proposal to pursue a transaction with the Company and, to our knowledge, both of the firms who entered into confidentiality agreements with us have ceased further consideration of a potential acquisition of the Company.

Accordingly, on March 26, 2007, we notified Meggitt that we had not received any proposals from a party that would qualify as an “excluded party” for purposes of the solicitation provisions of the merger agreement.

On March 27, 2007, Meggitt held its extraordinary general meeting and its shareholders voted to (i) approve the merger, (ii) increase the authorized share capital of Meggitt and (iii) enable Meggitt’s board of directors to allot Meggitt’s shares as part of the rights issue. On March 28, 2007, the shares in the rights issue were admitted to trade on the London Stock Exchange and to the official list of the United Kingdom Listing Authority.

Recommendation of our Board of Directors

Our Board of Directors, by unanimous vote at a meeting on March 4, 2007, after careful consideration, determined that the merger and the merger agreement are advisable and fair to, and in the best interests of, K&F and our stockholders, adopted the merger agreement, declared it advisable, determined to submit the merger agreement to our stockholders to vote upon its adoption, and recommended to our stockholders that they vote in favor of the adoption of merger agreement. In reaching its determination, our Board of Directors consulted with management, as well as its financial and legal advisors, considered the short-term and long-term interests and prospects of K&F and our stockholders, and considered a number of factors, including among others, the following:

•       our historical and current financial performance and results of operations, our prospects and long-term strategy, our competitive position in its industry, and general economic and stock market conditions;

•       our Board of Directors’ knowledge of our business, assets, financial condition, results of operations and prospects, our competitive position, the nature of our business and the industry in which we compete and the market for K&F common stock;

•       the favorable timing of the merger, in that the aerospace industry was in a favorable position in its business cycle, that Meggitt was interested in making a strategic acquisition of K&F at this time, and the potential that Meggitt or another party might not be interested in pursuing a transaction with K&F in the future;

•       the fact that we compete in an industry with larger, well capitalized competitors, and the belief of our Board of Directors’ that absent the transaction we may suffer competitive losses to larger businesses in the future;

•       the fact that valuations of small-cap aerospace companies were at the high end of a 10 year range, and that K&F’s market valuation multiples remains above or equivalent to the 10 year average multiple based valuation for similar public companies;

•       the historical market prices of K&F common stock and recent trading activity, including the fact that our stock price only traded over $27.00 on a very limited number of occasions since our initial public offering and the belief of our Board of Directors that our stock price was unlikely to trade in excess of $27.00 in the near future, and the fact that the $27.00 in cash per share purchase price represents a premium of approximately 10% over our closing stock price on March 5, 2007 (the last business day prior to the announcement of the transaction), and a premium of approximately 54% over our $17.50 per share initial public offering in August 2005;

•       its belief, based on the factors described above, that the $27.00 in cash per share merger consideration would result in greater value to our stockholders than either pursuing our current business plan or undertaking a leveraged recapitalization in which we would incur debt and engage in a significant cash dividend or stock repurchase program;

•       the fact that the consideration to be paid pursuant to the merger agreement would be all cash, which would provide certainty and immediate value to our stockholders;

•       the financial analyses reviewed by Goldman Sachs at the meeting of our Board of Directors on March 4, 2007, and the opinion of Goldman Sachs, described in detail under “—Opinion of Goldman, Sachs & Co.” that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the $27.00 per share in cash to be received by our stockholders pursuant to the merger agreement was fair from a financial point of view to such holders. See “—Opinion of Goldman, Sachs & Co.”;

•       our extensive, arm’s-length negotiations with Meggitt over several months, which, among other things, resulted in an increase from the $25.00 per share purchase price Meggitt initially indicated it was willing to pay to $27.00 in cash per share, an 8% increase;

•       the fact that our Board of Directors was free to explore a transaction with any other bidder it determined was more favorable or likely to be more favorable than Meggitt prior to entering into the merger agreement (except for a limited period during the exclusivity agreement with Meggitt);

•       the likelihood that conducting an extensive public auction process before approving the merger agreement would be detrimental to K&F by leading to disruption of our business and potential leakage of sensitive information;

•       the fact that we had prior exploratory discussions with a number of third parties, each a logical potential candidate for a business combination, prior to entering into the merger agreement, none of which resulted in the negotiation of a transaction on terms as favorable to our stockholders as the merger agreement;

•       the fact that all of the members of our Board of Directors, some of whom have significant investments in K&F common stock, were unanimous in their determination to approve the merger agreement, and that the merger agreement was approved by all of our independent directors as well;

•       the terms of the merger agreement, including the fact that the merger agreement contains provisions that permit us to conduct a post-signing market check to ensure that the $27.00 in cash per share price to be provided pursuant to the merger agreement is the best available to K&F’s stockholders, through (i) a “go shop” provision that permits us to actively solicit competing proposals for a business combination for a specified period of time and (ii) the right, even after the end of this solicitation period, subject to certain conditions, to explore unsolicited proposals and to terminate the merger agreement and accept a “superior proposal” prior to stockholder approval of the merger agreement, subject to payment of a customary break-up fee and reasonably documented expenses up to a specified maximum amount. Our Board of Directors believed that these provisions were important to ensure that the merger would be fair and deliver the best available value to our stockholders and provide our Board of Directors with adequate flexibility to explore the potential for a more favorable transaction with another party;

•       the likelihood that the merger would be completed since the merger agreement is subject to limited conditions and Meggitt delivered an underwriting agreement and credit facility with limited conditions from reputable and financially sound underwriters and lenders that, taken together, are sufficient to pay the merger consideration;

•       the fact that the merger would not be subject to any financing condition following the admission of Parent’s shares to trade on the London Stock Exchange and to the official list of the United Kingdom Listing Authority (the “admission of Parent’s shares to the London Stock Exchange and UK official list”) on the date after Parent receives shareholder approval at the extraordinary general meeting (which was held on March 27, 2007) held for the purposes described in “The Merger Agreement and Related Agreements—Covenants of Parent, Meggitt and/or Merger Sub—Financing”. The admission of Parent’s shares to the London Stock Exchange and UK official list occurred on March 28, 2007;

•       the fact that owners of more than 36% of K&F outstanding common stock have agreed, directly, by proxy or by voting agreement, to vote in favor of the adoption of the merger agreement; and

•       the fact that the transaction would be subject to the approval of our stockholders (although Aurora is able to commit a substantial number of votes, potentially a majority, to approving the merger).

Our Board of Directors also considered the following adverse factors associated with the merger, among others:

•       the fact that the merger agreement, prior to the admission of Parent’s shares to the London Stock Exchange and official UK list, could have been terminated under certain circumstances. In the event Parent’s underwriters had terminated the underwriting agreement because of a material adverse change in Parent or the relevant financial markets prior to admission of Parent’s shares to the London Stock Exchange and UK official list, or Parent’s shareholders did not approve the merger and the rights issue, either of Meggitt or K&F would have been permitted to terminate the merger agreement subject to reimbursement of K&F’s reasonably documented expenses up to a maximum amount. In the event Parent’s Board of Directors had changed its recommendation and the underwriters had terminated the underwriting agreement for any other reason, or Parent does not complete its equity financing by a specified date, in each case subject to certain limited exceptions, K&F in either case, and either Meggitt or K&F in the former case, would be permitted to terminate the merger agreement subject to payment by Meggitt to K&F of a termination fee;

•       that we may be obligated to reimburse Meggitt for its expenses up to a specified maximum amount in certain circumstances, and that Meggitt’s reimbursable expenses could be significant due to Parent’s rights issue and facility agreement, both executed at the signing of the merger agreement;

•       the fact that our stockholders will have no ongoing equity participation in the surviving corporation following the merger, meaning that our stockholders will cease to participate in K&F’s future earnings or growth, or to benefit from any increases in the value of K&F stock;

•       that we must hold the special meeting unless the merger agreement is terminated in accordance with its terms;

•       that the proposed merger will be a taxable transaction for our stockholders whose shares are converted into cash in the merger;

•       that if the merger is not completed under certain circumstances, K&F will be required to pay its fees associated with the transaction;

•       the fact that under certain circumstances K&F may be required to pay to Meggitt a break-up fee; and

•       the fact that if the merger is not completed, K&F may be adversely affected due to potential disruptions in its operations because of these merger-related activities.

In reaching the determination described above, our Board of Directors passed resolutions:

•       authorizing, approving and adopting the merger and the merger agreement, and the other transactions contemplated by the merger agreement and the waiver of Section 203 of the Delaware General Corporation Law with respect to the merger and the other transactions contemplated by the merger agreement, including the stockholders agreements;

•       determining that the consideration to be paid to our stockholders in the merger, and the merger, the merger agreement and the agreements entered into in connection thereto are fair to, and in the best interests of, K&F and its stockholders authorizing, approving and adopting the merger and the merger agreement, and the other transactions contemplated by the merger agreement; and

•       recommending that our stockholders vote in favor of adopting the merger agreement and the merger, and the transactions contemplated by the merger agreement.

The foregoing discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive but, we believe, includes all material factors considered by our Board of Directors. In view of the wide variety of factors considered in connection with their respective evaluations of the merger and the complexity of these matters, our Board of Directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors each considered in reaching its determination. Rather, our Board of Directors made its judgment based on the total mix of information available to it of the overall effect of the merger on our stockholders compared to any alternative transaction, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Purpose and Reasons for the Merger

Our purpose for engaging in the merger is to enable our stockholders to receive $27.00 in cash per share, representing a premium to the market price of K&F common stock before the announcement of the merger agreement. We also determined to undertake the merger at this time based on the conclusions, determinations and reasons of our Board of Directors described in detail above under “—Background of the Merger” and “—Recommendation of our Board of Directors.”

Opinion of Goldman, Sachs & Co.

The Company retained Goldman Sachs as its financial advisor in connection with the proposed merger and to undertake a study to enable it to deliver an opinion as to the fairness from a financial point of view of the consideration to be received by our stockholders in connection with the proposed merger.

On March 4, 2007, Goldman Sachs delivered its oral opinion to our Board of Directors, subsequently confirmed in writing, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the $27.00 per share in cash to be received by our stockholders pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 5, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix D. Goldman Sachs provided its opinion for the information and assistance of our Board of Directors in connection with its consideration of the transactions contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any Company stockholder should vote with respect to the merger agreement.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•       the merger agreement;

•       four stockholders agreements;

•       the guaranty and undertakings agreement;

•       the Company’s annual report to stockholders for the year ended December 31, 2005 and Annual Reports on Form 10-K of the Company for the years ended December 31, 2005 and 2006;

•       the Company’s Registration Statement on Form S-1 and the related prospectus, dated August 8, 2005, relating to shares of K&F common stock;

•       certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•       certain other communications from the Company to our stockholders; and

•       certain internal financial analyses and forecasts for the Company prepared by its management.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for shares of K&F common stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial aerospace and defense industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with the consent of our Board of Directors that the internal financial analyses and forecasts for the Company prepared by our management have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, and Goldman Sachs has not been furnished with any such evaluation or appraisal.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transaction. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information provided to Goldman Sachs as of, the date of the opinion.

The following is a summary of the material financial analyses delivered by Goldman Sachs to our Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 1, 2007 and is not necessarily indicative of current market conditions.

Multiples Analysis.   Based upon the $27.00 per share consideration to be received in the merger, Goldman Sachs calculated:

•       the multiple of enterprise value, calculated as equity value plus net debt, to each of:

•        latest twelve months (“LTM”) earnings before interest, taxes, depreciation and amortization (“EBITDA”) as of September 30, 2006,

•        2006 EBITDA,

•        2007 and 2008 Institutional Brokers’ Estimate Service (IBES) median estimated EBITDA, and

•        2007 and 2008 management estimated EBITDA, and

•       the multiple of price to each of:

•        2006 earnings per share,

•        2007 and 2008 IBES median estimated earnings per share, and

•        2007 and 2008 management estimated earnings per share.

The following table presents the results of this analysis:

Multiple of Enterprise Value to:
LTM EBITDA (as of 9/30/06)	11.3x
2006 EBITDA	10.7x
2007E EBITDA (IBES Median)	9.6x
2008E EBITDA (IBES Median)	8.9x
2007E EBITDA (Management)	9.4x
2008E EBITDA (Management)	8.9x
Multiple of Price to:
2006 EPS	20.0x
2007E EPS (IBES Median)	17.1x
2008E EPS (IBES Median)	14.8x
2007E EPS (Management)	16.9x
2008E EPS (Management)	15.3x

Premium Analysis.   Goldman Sachs reviewed the historical trading prices and volumes for the Company’s common stock for the period from its initial public offering on August 9, 2005 through March 1, 2007. In addition, Goldman Sachs analyzed the consideration to be received by our stockholders pursuant to the merger agreement in relation to the weighted average market price for the period commencing on August 10, 2005 (the date after the Company’s initial public offering) and ending March 1, 2007; the weighted average market price for the 12-month, six-month, three-month, two-month and one-month periods ending March 1, 2007; the 52-week high and low market prices for shares of K&F common stock as of March 1, 2007; and the closing price on each of December 18, 2006, the date of Meggitt’s preliminary non-binding indication of interest, January 9, 2007, the date the parties entered into a confidentiality and exclusivity agreement and March 1, 2007.

This analysis indicated that the price per share to be paid to our stockholders pursuant to the merger agreement represented:

•       a premium of 47.9% based on the weighted average market price of $18.25 per share for the period since the initial public offering as of March 1, 2007;

•       a premium of 37.0% based on the latest 12-month weighted average market price as of March 1, 2007 of $19.71 per share;

•       a premium of 23.9% based on the latest six-month weighted average market price as of March 1, 2007 of $21.79 per share;

•       a premium of 14.0% based on the latest 3-month weighted average market price as of March 1, 2007 of $23.68 per share;

•       a premium of 10.4% based on the latest two- month weighted average market price as of March 1, 2007 of $24.45 per share;

•       a premium of 5.3% based on the latest one- month weighted average market price as of March 1, 2007 of $25.65 per share;

•       a premium of 76.8% based on the 52-week low closing price of $15.27 per share as of March 1, 2007;

•       a discount of 1.8% based on the 52-week high closing price of $27.49 per share as of March 1, 2007;

•       a premium of 22.3% based on the closing price of $22.07 per share on December 18, 2006;

•       a premium of 16.6% based on the closing price of $23.15 per share on January 9, 2007; and

•       a premium of 8.7% based on the close of business market price of $24.85 per share on March 1, 2007.

Historical Market Performance Analysis.   Goldman Sachs reviewed and compared, for the period from the Company’s initial public offering on August 9, 2005 to March 1, 2007, the stock price performance of the Company, the S&P 500 Index (the “S&P”) and an index of eight small-cap commercial aerospace companies (the “Small-Cap Commercial Aerospace Companies”) consisting of AAR Corp., BE Aerospace, Inc., Esterline Technologies Corporation, Heico Corporation, Hexcel Corporation, TransDigm Group Incorporated, Triumph Group, Inc. and Woodward Governor Company. At the end of such period, the indexed stock price performance of the Company, the S&P and the Small-Cap Commercial Aerospace Companies were up 42.8%, 14.0% and 45.2%, respectively.

Goldman Sachs also reviewed and compared the multiple of enterprise value to last 12-months EBITDA for the last 10 years for the Company (since August 9, 2005), the Small-Cap Commercial Aerospace Companies and an index of seven small- and mid-cap defense companies (the “Defense Companies”) consisting of Alliant Techsystems Inc., DRS Technologies, Inc., EDO Corporation, FLIR Systems, Inc., Harris Corporation, L-3 Communications Holdings, Inc. and Teledyne Technologies Incorporated. The 10-year average multiple of enterprise value to latest 12-months EBITDA for the Small-Cap Commercial Aerospace Companies and the Defense Companies were 9.1x and 8.7x, respectively. As of March 1, 2007, the multiple of enterprise value to last 12-months EBITDA for the Company, the Small-Cap Commercial Aerospace Companies and the Defense Companies were 10.2x, 12.8x and 12.3x, respectively.

Goldman Sachs also reviewed and compared the ratio of price to median IBES 12-months forward earnings per share estimates for the Company (since August 9, 2005), the Small-Cap Commercial Aerospace Companies and the Defense Companies for the last 10 years. The 10-year average multiple of price to 12-months forward earnings per share for the Small-Cap Commercial Aerospace Companies and the Defense Companies were 15.6x and 16.7x, respectively. As of March 1, 2007, the multiples of price to 12-months forward earnings per share estimates for the Company, the Small-Cap Commercial Aerospace Companies and the Defense Companies were 15.7x, 17.9x and 15.8x, respectively.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the companies in the Small-Cap Commercial Aerospace Companies, the companies  in the Defense Companies and an index of four Large-Cap Commercial Aerospace companies (the “Large-Cap Commercial Aerospace Companies”) consisting of The Boeing Company, Goodrich Corporation, Precision Castparts Corp. and Rockwell Collins, Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

Goldman Sachs also calculated and compared various financial multiples and ratios based on financial data as of March 1, 2007, information it obtained from SEC filings and IBES estimates. The multiples and ratios of the Company were calculated using the Company’s closing price on March 1, 2007. The multiples and ratios of the Company were based on information obtained from SEC filings and IBES estimates. The multiples and ratios for each of the selected companies were based on the most recent publicly available information, information obtained from SEC filings and IBES estimates. With respect to the selected companies, Goldman Sachs reviewed or calculated:

•       IBES median estimated 2007-2008 revenue growth rates,

•       IBES median long term earnings per share growth rates,

•       the ratio of price to 2007 IBES median estimated earnings, and

•       the ratio of enterprise value to 2007 IBES median estimated EBITDA.

The following table presents the results of this analysis:

	Small-Cap Commercial Aerospace Companies		Defense Companies		Large-Cap Commercial Aerospace Companies		Company
	Range	Median	Range	Median	Range	Median	3/1/07	Merger
IBES Median 2007-2008E Revenue Growth Rate	10.5%-21.5%	12.9%	6.0%-13.7%	8.3%	6.9%-11.8%	10.1%	6.7%
IBES Long-Term EPS Growth Rate	14.9%-37.0%	20.0%	9.5%-16.0%	14.5%	13.4%-20.0%	15.4%	14.0%
Multiple of :
Price to 2007E EPS	15.2x-26.2x	17.9x	15.0x-22.8x	15.8x	15.7x-19.1x	18.3x	15.7x	17.1x
Enterprise Value to 2007E EBITDA	7.8x-11.9x	9.7x	8.4x-13.7x	9.3x	7.9x-11.7x	10.4x	9.1x	9.6x

Discounted Cash Flow Analysis.   Goldman Sachs performed a discounted cash flow analysis on the Company to generate illustrative indications of the implied “present value” per share of the Company’s common stock using the Company’s management’s earnings projections for calendar years 2007 through 2009. All cash flows were discounted to year-end 2006, and terminal values were based on multiples of enterprise value to last twelve months EBITDA applied to forecasted 2009 EBITDA. In performing the illustrative discounted cash flow analysis, Goldman Sachs applied discount rates ranging from 7.0% to 10.0% to projected unlevered free cash flows of the Company for calendar years 2007 through 2009 and calculated the terminal value by applying multiples of enterprise value to last twelve months EBITDA ranging from 8.0x to 10.0x. The terminal value, based on applying the multiple range to the forecasted 2009 EBITDA, as of year-end 2009, was then discounted to year-end 2006 at discount rates ranging from 7.0% to 10.0%. The following table presents the results of this analysis:

Illustrative per Share Value Indications
K&F Industries Holdings, Inc.	$19.15 – $30.80

Goldman Sachs also analyzed the sensitivity of implied illustrative value per share to changes in projected annual sales growth and annual EBITDA margin based on an exit multiple of last twelve months enterprise value to EBITDA in 2009 of 9.0x, a discount rate of 8.0%, a range of change to projected annual sales growth for the period 2007 through 2009 of (2.0)% to 2.0% and a range of change to estimated annual EBITDA margin of (2.0)% to 2.0% for the same period. This analysis resulted in a range of implied present values of $20.88 to $36.81 per share of Company common stock.

Leveraged Buyout Analysis.   Goldman Sachs performed a leveraged buyout analysis to calculate illustrative internal rates of return for a hypothetical acquirer of the Company assuming:

•       a range of purchase prices of $25.00 to $28.00 per share of Company common stock;

•       $16.4 million of cash on the Company’s balance sheet at closing;

•       a ratio of total debt to 2006 EBITDA of 7.0x; and

•       a ratio of senior debt to 2006 EBITDA of 5.5x.

Based upon the foregoing, and assuming exit multiples of price to latest 12-months EBITDA of 8.0x to 10.0x, Goldman Sachs calculated illustrative internal rates of return for an investment in the common equity of K&F of 20.8% to (5.4)%.

Present Value of Future Stock Price Analysis.   Goldman Sachs calculated an illustrative range of present values as of March 1, 2007 of theoretical prices for the Company common stock assuming a range of multiples of price to forward 12-months earnings per share of 15.0x to 17.0x and a range of discount rates of 7.0% to 10.0% using both management and IBES median estimates of 2008 earnings per share and management estimates of 2009 earnings per share. This analysis resulted in a range of implied present values per share of $24.82 to $28.92 based on median IBES 2008 earnings per share estimates, $24.11 to $28.09 based on management 2008 earnings per share estimates and $25.39 to $30.41 based on management 2009 earnings per share estimates.

Selected Transactions Analysis.   Goldman Sachs analyzed certain information relating to the following selected transactions (listed by acquirer/target) in the commercial aerospace and defense industry since June 2002:

•       Goodrich Corporation / TRW Inc.’s Aeronautical Systems (2002);

•       Alcoa Inc. / Fairchild Corp.’s Fasteners (2002);

•       Warburg Pincus LLC / TransDigm Inc. (2003);

•       The Carlyle Group and Finmeccanica Inc. / FiatAvio S.p.A (2003);

•       Precision Castparts Corp. / SPS Technologies, Inc. (2003);

•       Kohlberg Kravis Roberts & Co. / MTU Aero Engines (2003);

•       Meggitt PLC / Dunlop Design & Maintenance (2004);

•       Meggitt PLC and The Carlyle Group /  Dunlop Standard Aerospace Group Ltd. (2004);

•       Aurora Capital Group / K&F Industries, Inc. (2004);

•       Onex Corp. / Boeing Commercial Airplanes—Tulsa/Wichita (2005);

•       Zodiac, Inc. / C&D Aerospace Group (2005);

•       Dubai International Capital / Doncasters Group Limited (2005);

•       The Boeing Company / Aviall, Inc. (2006);

•       Cinven Ltd. / Avio S.p.A (2006);

•       Mubadala Development Company, Dubai Aerospace Enterprise and Istithmar / SR Technics Group (2006);

•       GS Capital Partners and Onex Partners LP / Raytheon Aircraft Company (2006);

•       Eaton Corp. / Argo-Tech Corporation (2006); and

•       General Electric / Smiths Aerospace (2007).

The following table presents the results of this analysis based on publicly available information:

	Mean	Median	Range
Multiple of Transaction Value to Latest Twelve Months Revenue	1.9x	1.5x	0.8x - 4.1x
Multiple of Transaction Value to LTM EBITDA	9.8x	9.7x	7.6x - 14.9x

The multiple of price to latest twelve months revenue was calculated based upon the earnings for latest twelve months of the target publicly available prior to the time the transaction was announced. The multiple of price to latest twelve months EBITDA was calculated based upon the EBITDA for latest twelve months of the target publicly available prior to the time the transaction was announced.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to our Board of Directors as to the fairness from a financial point of view to the Company’s stockholders of the $27.00 per share in cash to be received by such stockholders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company or Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’ length negotiations between the Company and Meggitt and was approved by our Board of Directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to K&F or our Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to our Board of Directors was one of many factors taken into consideration by our Board of Directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix D.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the contemplated merger. In addition, Goldman Sachs has provided certain investment banking services to the Company and its affiliates from time to time, including having acted as co-lead manager with respect to an offering of 7.75% Senior Subordinated Notes due 2014 (aggregate principal amount $315,000,000) by K&F Industries, Inc. in November 2004, having participated in a Senior Secured Credit Facility (aggregate principal amount $530,000,000) to K&F Industries, Inc. in November 2004, and having acted as joint book-running manager with respect to the Company’s initial public offering of 18,709,900 shares (aggregate principal amount $327,423,250) in August 2005. Goldman Sachs also has provided investment banking services to Aurora Capital Partners L.P. (“Aurora LP”), an affiliate of certain holders of K&F common stock who are a party to one of the stockholders agreements, and certain of its affiliates and portfolio companies from time to time, including having acted as co-manager with respect to an offering of 7.75% Senior Notes due 2012 (aggregate principal amount $150,000,000) by Douglas Dynamics, L.L.C., a portfolio company of an affiliate of Aurora LP, in December 2004, having participated in a Senior Secured Credit Facility (aggregate principal amount $105,000,000) to Douglas Dynamics, L.L.C., in December 2004 and currently assisting an investment group led by an affiliate of Aurora LP to obtain acquisition financing for the pending acquisition of Mitchell International, Inc., which was announced in February 2007. Goldman Sachs also may provide investment banking services to the Company, Meggitt, Aurora LP and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to K&F, Parent, Aurora LP and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of K&F, Parent and their respective affiliates and of affiliates and portfolio companies of Aurora LP for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Our Board of Directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement effective as of April 1, 2006, the Company engaged Goldman Sachs to act as its financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee, calculated based on the transaction price, of approximately $11.7 million, $3.0 million which became payable upon the public announcement of the transaction and the balance of which is contingent upon consummation of the transaction. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Effects of the Merger

If the merger is completed, the entire equity in K&F will be owned by Meggitt. No current K&F stockholder will have any ownership interest in, or be a stockholder of, K&F. As a result, our stockholders will no longer benefit from any increases in K&F’s value, nor will they bear the risk of any decreases in K&F’s value. Following the merger, Meggitt will benefit from any increases in the value of K&F and also will bear the risk of any decreases in the value of K&F.

As a part of the merger, each stockholder will be entitled to receive $27.00 in cash per share for each share of K&F common stock held. Each holder of options outstanding at the closing of the merger, whether or not vested, will be entitled to receive, upon the completion of the merger, a cash payment equal to the amount by which $27.00 exceeds the exercise price of the option, multiplied by the number of shares of K&F common stock underlying the option. At the effective time of the merger, all options that have not been exercised will be cancelled.

K&F’s common stock constitutes “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on collateral of the K&F common stock. As a result of the merger, the K&F common stock will no longer constitute “margin securities” for purposes of the margin regulations of such Board of Governors and, therefore, will no longer constitute eligible collateral for credit extended by brokers.

The K&F common stock is registered as a class of equity security under the Securities Exchange Act of 1934 (the “Exchange Act”). Registration of the K&F common stock under the Exchange Act may be terminated upon application of K&F to the SEC if the K&F common stock is not listed on a national securities exchange and there are fewer than 300 record holders of the outstanding shares. Termination of registration of the K&F common stock under the Exchange Act would substantially reduce the information required to be furnished by K&F to its stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with stockholders meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to K&F after such termination. If K&F (as the entity surviving the merger) completed a registered exchange or public offering of debt securities, however, it would be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

Senior Subordinated Notes

Barring a request by Meggitt for us to take certain actions under the merger agreement (as described below), the $315 million of 7 3/4% Senior Subordinated Notes (the “subordinated notes”) issued by K&F’s wholly-owned subsidiary, K&F Industries, Inc. (“K&F Industries”) will by their terms remain outstanding upon the completion of the merger, provided that pursuant to the terms of the indenture governing the subordinated notes, holders of the subordinated notes have the option to cause K&F Industries for a limited period of time following notice from K&F Industries of the occurrence of the merger to repurchase the subordinated notes at a purchase price equal to 101% of the face value thereof plus accrued and unpaid interest as a result of the change of control resulting from the merger.

However, pursuant to the merger agreement, upon a written request from Meggitt to do so, we must cause K&F Industries to commence a consent solicitation (on a free-standing basis and not in connection with the debt tender offer described below) for the subordinated notes to waive compliance with, amend and eliminate all such sections in the indenture governing the subordinated notes as may reasonably be specified by Meggitt or are otherwise customary. Any such consent would be voluntary on the part of the holders of a majority of the subordinated notes.

Additionally, if we receive a written request from Meggitt to do so, we must commence a tender offer for the subordinated notes (the “debt tender offer”). Meggitt must provide us with all assistance reasonably requested in connection with this debt tender offer. As part of the debt tender offer, we have agreed to solicit the consent of the holders of the subordinated notes to amend, eliminate or waive such sections of the indenture governing the subordinated notes as may be specified by Meggitt. The parties have agreed that the closing of this debt tender offer shall be conditioned upon the completion of the merger and that they will use their commercially reasonable efforts to cause the debt tender offer to close on the closing date of the merger.

Regardless of whether the merger is completed, Meggitt and Merger Sub must promptly reimburse us for all reasonable and documented out of pocket costs, fees (including consent solicitation fees) and expenses incurred by us in connection with the foregoing. We will have no obligation to pay any such costs, fees and expenses unless and until Meggitt or Merger Sub so advances them. Additionally, regardless of whether the merger is completed, Meggitt and Merger Sub have agreed to jointly and severally indemnify us for any costs, fees expense and damages suffered or incurred in connection with the consent solicitation or debt tender offer described in this section. Parent and Meggitt have disclosed in the Parent shareholder circular and prospectus that they will finance this debt tender offer, if made, with the proceeds received from the facility agreement. See “The Merger Agreement and Related Agreements—Covenants of Parent, Meggitt and/or Merger Sub—Financing.”

Credit Agreement

Our obligations to complete the merger are conditioned upon our receipt of evidence that all principal and interest outstanding under our existing credit agreement has been paid.

Interests of K&F Directors and Executive Officers in the Merger

In considering the recommendation of our Board of Directors, you should be aware that some executive officers and directors of K&F have various relationships with K&F or interests in the merger, including those described below, that are different from your interests as a stockholder and that may present actual or potential conflicts of interest. The members of our Board of Directors were aware of such interests when deciding to approve the merger.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance.   Meggitt has agreed to cause the surviving corporation in the merger and its subsidiaries to establish and maintain for a period of not less than six years from and after the completion of the merger provisions in their certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the former and current directors, officers, employees and agents of K&F and any of its subsidiaries that are no less favorable to those persons than the provisions of the organizational documents of K&F and its subsidiaries as in effect on March 5, 2007, and not to amend such provisions in any respect adverse to such former and current officers, directors, employees and agents, except as required by applicable law. In addition, from and after the completion of the merger, subject to certain exceptions, for a period of six years, Meggitt must indemnify and hold harmless each present and former director, officer and employee of K&F or any of its subsidiaries against any costs, expenses (including attorneys’ fees) or losses arising out of, relating to or in connection with acts or omissions (other than illegal acts or fraud), by them in their capacities as such, whether commenced, asserted or claimed before or after the consummation of the merger. Meggitt has also agreed to maintain in effect, without any lapse in coverage, six year tail policies to the directors’ and officers’ liability insurance in effect as of March 5, 2007, subject to certain conditions. See “The Merger Agreement and Related Agreements—Covenants of Parent, Meggitt and/or Merger Sub—Indemnification and Insurance.”

Options.   The merger agreement provides that each option to purchase K&F common stock that is outstanding immediately prior to the completion of the merger (other than the options described in the next sentence), including all options held by our executive officers and directors, will be canceled, and the holder of each option will be entitled to receive upon completion of the merger a cash payment for each share of K&F common stock subject to the option equal to the excess, if any, of $27.00 over the exercise price per share, less any required withholding taxes. The following table sets forth, as of April 5, 2007, for each of our directors and the five “named executive officers” in the table, the number of shares of K&F common stock subject to outstanding vested and unvested options, as well as the weighted average exercise price and cash-out value of such options.

Name and Principal Position	Vested Stock Options	Unvested Stock Options	Weighted Average Exercise Price of Vested and Unvested Options	Value of Vested and Unvested Options
Kenneth M. Schwartz, Director, President and Chief Executive Officer	223,707	355,562	$5.65	$12,364,878.82
Dirkson R. Charles, Executive Vice President and Chief Financial Officer	19,885	69,656	$6.62	$1,824,402.98
Ronald H. Kisner, Executive Vice President, Secretary and General Counsel	19,885	69,656	$6.62	$1,824,402.98
Frank P. Crampton, Senior Vice President Marketing of Aircraft Braking Systems Corporation	24,856	73,285	$9.89	$1,679,080.98
James J. Williams, Senior Vice President Operations of Aircraft Systems Corporation	24,856	104,141	$10.35	$1,734,280.98
John T. Mapes, Director	—	—	—	—
Gerald Parsky, Director	—	—	—	—
Jack O. Peiffer, Director	0	30,900	$16.00	$339,900.00
Thomas A. Johnson, Director	13,224	23,838	$6.58	$756,890.36
J. Thomas Zusi, Director	5,816	27,265	$17.10	$327,610.00
Dale F. Frey, Director	18,013	19,838	$5.22	$824,394.78
Lawrence A. Bossidy, Director	18,013	19,838	$5.22	$824,394.78

Employment Agreements.   Each of Messrs. Schwartz, Charles, Kisner, Williams and Crampton are parties to employment agreements that contain provisions that may be triggered if their employment with K&F is terminated. The agreement with Mr. Schwartz has an initial term of 48 months commencing on November 18, 2004, after which it will remain effective for successive one-year periods until we give or are provided by Mr. Schwartz with 90 days notice of termination. The agreement with Mr. Charles has an initial term of 36 months commencing on November 9, 2004, after which it remains effective for successive one-year periods until we give or are provided by the executive 90 days notice or termination. Each of the other employment agreements has an initial term of 36 months commencing on November 18, 2004, after which it remains effective for successive one-year periods until we give or are provided by the executive with 90 days notice of termination. If we terminate the employment of Messrs. Schwartz, Charles or Kisner during the respective initial terms of their employment for any reason, except for cause, or the executive resigns because K&F fails to perform a material term of the employment agreement (i) the executive shall be allowed to exercise all vested stock options held by him for a period of 12 months after the termination date and (ii) K&F will be required to (A) pay the executive a severance payment equal to (x) the executive’s then-effective base salary for the greater of 18 months or the balance of his initial term and (y) a prorated portion of any bonuses that are earned in the year of termination under any bonus plans in which the executive participates and (B) extend the executive’s welfare benefits for the greater of 18 months or the balance of his initial term (or if the applicable welfare plans do not permit extended coverage, pay the executive the value of such extended welfare benefits). In addition, if Messrs. Schwartz or Kisner are terminated prior to age 62 other than for cause or by their own resignation (unless such resignation occurs because we fail to perform a material term of their employment agreement), either executive would be entitled to receive unreduced pension benefits as if he had remained employed by K&F through his 62nd birthday.

If Mr. Schwartz is terminated by us without cause, his employment agreement is not renewed or if he resigns because we fail to perform a material term of his employment agreement, in each case, within 24 months following a change of control of K&F, then (i) he shall be allowed to exercise all vested stock options held by him for a period of 12 months after the termination date and (ii) we will be required to (A) pay him a severance payment equal to (x) his then-effective base salary for 36 months and (y) three times the most recent annual bonus earned by him and (B) extend his welfare benefits for the greater of 18 months or the balance of his initial term (or if the applicable welfare plans do not permit extended coverage, pay him the value of such extended welfare benefits). If we terminate Mr. Williams or Mr. Crampton during the initial 36 month term of his employment for any reason, except for cause, or he resigns because we fail to perform a material term of the employment agreement (i) he shall be allowed to exercise all vested stock options held by him for a period of 12 months after the termination date and (ii) we will be required to (A) pay him a severance payment equal to (x) his then-effective base salary for the greater of 12 months or the balance of his initial term and (y) a prorated portion of his performance bonus and deferred bonus earned in the year of termination and (B) extend his welfare benefits for 12 months (or if the applicable welfare plans do not permit extended coverage, pay him the value of such extended welfare benefits). Each executive officer is also eligible for full accelerated vesting of stock options held by him upon a change of control. Each of the employment agreements contain a non-competition provision that prevents the executive officer from working for or investing in our competitors and a non-solicitation provision that prevents the executive officer from soliciting our employees, in each case for at least one year after termination of employment, and a perpetual nondisclosure provision.

K&F is controlled by Aurora.   Affiliates of Aurora and its co-investors acquired K&F in November 2004, prior to K&F’s initial public offering. Various investment funds affiliated with Aurora currently own 11,430,703 shares of K&F common stock. In connection with the acquisition, Aurora and its co-investors entered into a securityholders agreement pursuant to which these co-investors agreed to either grant Aurora a proxy to vote their shares of K&F common stock or agreed, generally, to vote their shares of K&F common stock in the same manner as Aurora on matters to be voted upon by our stockholders. By virtue of these agreements, Aurora controls a majority of the voting power of K&F common stock. If the merger is completed, Aurora will receive the merger consideration for its shares of K&F common stock and the securityholders agreement will be terminated. Gerald L. Parsky and John T. Mapes, members of our Board of Directors are affiliates of Aurora Capital Group. Additionally, Dale F. Frey and Lawrence Bossidy are members of the advisory committee of various funds affiliated with Aurora Capital Group. In connection with our entry into the merger agreement, Aurora agreed to waive any transaction fee payable under the management services agreement between Aurora and K&F. Aurora will be entitled, however, to the reimbursement of its expenses pursuant to the terms of such management services agreement.

Stockholders Agreements

In connection with the merger, the investment partnerships affiliated with Aurora that hold K&F common stock, which are controlled by Mr. Parsky and Mr. Mapes, entered into a stockholders agreement with K&F and Meggitt pursuant to which they agreed to vote or cause to be voted all of the shares of K&F common stock to which Aurora has an irrevocable proxy pursuant to the securityholders agreement described above in favor of the merger and the adoption of the merger agreement and against the adoption of any third party acquisition proposal. Aurora also agreed to use its commercially reasonable efforts to cause the stockholders who previously agreed pursuant to the securityholders agreement to vote their shares consistent with the vote of Aurora to vote (i) in favor of the merger and the adoption of the merger agreement and all actions contemplated and required in furtherance of the merger agreement and the Aurora stockholders agreement and (ii) against the adoption of any third party acquisition proposal. In connection therewith, Aurora provided Meggitt an irrevocable proxy with the power to vote all of the shares they own or control in favor of the merger and the adoption of the merger agreement and all required related actions and against the adoption of any acquisition proposal with a third party.

Furthermore, Aurora agreed not to amend, waive, cancel or terminate the securityholders agreement or enter into any agreement, arrangement or understanding with any person or entity and to refrain from taking any actions described which would violate the stockholders agreement.

Under the terms of this stockholders agreement, Aurora also agreed, (i) other than pursuant to the stockholders agreement, not to sell, transfer, encumber, assign or otherwise dispose of their owned shares to any third party; (ii) not to grant a proxy or enter into any other voting agreement with respect to their owned shares and shares subject to its proxy; (iii) not to seek, assert or perfect any appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the merger; (iv) to comply with the non-solicitation provisions of the merger agreement, which allowed us to solicit and encourage inquiries and proposals during the solicitation period (as described under “The Merger Agreement and Related Agreements—Covenants of K&F—Solicitation of Other Offers” and “The Merger Agreement and Related Agreements—Covenants of K&F—No Solicitation of Acquisition Proposals After the Solicitation Period); (v) to pay to Meggitt in immediately available funds fifty percent (50%) of any consideration received by Aurora for any transfer following the announcement of a competing acquisition proposal to the extent the value of such consideration exceeds the amount they would have received from Meggitt in the merger; and (vi) to release certain claims against us, Meggitt and our affiliates except for claims contemplated under the merger agreement or Aurora stockholders agreement and certain claims for indemnification.

Gerald L. Parsky, John T. Mapes, Kenneth M. Schwartz, Dirkson R. Charles and Ronald H. Kisner have also entered into a stockholders agreement with respect to the shares of K&F common stock they own, that is substantially similar to the Aurora stockholders agreement. However, because these parties have previously granted Aurora a proxy to vote all of their shares, and Aurora has agreed with Meggitt under the Aurora stockholders agreement to vote all of such shares in favor of the merger, there is no provision in their stockholders agreement requiring them to directly vote their shares in favor of the merger.

J. Thomas Zusi, Thomas A. Johnson and Jack O. Peiffer, K&F’s independent directors, have also entered into a stockholders agreement with K&F and Meggitt, the terms of which are identical to the stockholders agreement entered into by Messrs. Parsky, Mapes, Schwartz, Charles and Kisner, except these independent directors (constituting all of our independent directors) are not required to tender or pay to Meggitt fifty percent (50%) of any consideration received for any transfer following the announcement of a competing acquisition proposal.

If at any time during the term of the Aurora stockholders agreement and prior to the consummation of the merger, the stockholders agreements result in Meggitt or Parent becoming the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of more than 50% of the outstanding shares of K&F common stock, the number of voting shares subject to these stockholders agreements shall be deemed to be reduced (but only during the period where beneficial ownership above 50% shall exist) by such amount as shall be necessary to cause Meggitt to be the beneficial owner of 50% of the outstanding shares of K&F common stock.

All of the stockholders agreements (and the related proxy) terminate upon the earlier of (i) the effective time of the merger and (ii) other than with respect to the consideration owed if K&F terminates the merger agreement and a third party acquisition proposal has been announced, the termination of the merger agreement. However, in connection with the obligation of certain stockholders to pay to Meggitt fifty percent (50%) of the profits from certain third party acquisition proposals in the event the merger agreement is terminated, the restrictions against transfer of shares of common stock will apply after the announcement of a third party acquisition proposal, if any, and until withdrawal, of any such third party acquisition proposal. See “The Merger Agreement and Related Agreements—Stockholders Agreements” for additional disclosure regarding these stockholders agreements.

The Merger

This section of this proxy statement describes material aspects of the proposed merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement and incorporated into this proxy statement by reference. You should carefully read this entire proxy statement and the other documents we refer you to for a more complete understanding of the merger.

Effective Time of Merger

The merger will be completed and become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or any later time as we, Meggitt and Merger Sub agree upon and specify in the certificate of merger. The parties intend to complete the merger as soon as practicable following the adoption of the merger agreement by our stockholders and the satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement. The parties to the merger agreement expect to complete the merger in the second quarter of 2007. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined.

Payment of Merger Consideration and Surrender of Stock Certificates

At the effective time of the merger, Meggitt will be the sole stockholder of K&F, and you will be entitled to receive $27.00 in cash per share, without interest, less any required withholding taxes, for each share of K&F common stock that you own at the time the merger is completed (other than stockholders who have perfected their appraisal rights). Meggitt has designated Mellon Investor Services LLC as the paying agent to make the cash payments contemplated by the merger agreement. At or prior to the effective time of the merger, Meggitt or Merger Sub will deposit in trust with the paying agent funds in an aggregate amount equal to the merger consideration for all stockholders entitled to receive a cash payment in respect of their shares of K&F common stock. The paying agent will deliver to you your merger consideration according to the procedure summarized below.

At the effective time of the merger, we will close our stock ledger. After that time, if you present K&F common stock certificates to the surviving corporation, the surviving corporation will exchange them for cash as described in this section.

Promptly after the completion of the merger, the surviving corporation will send you, or cause to be sent to you, a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration.

The paying agent will promptly pay you your merger consideration after you have (i) surrendered your certificates to the paying agent and (ii) provided to the paying agent any other items specified by the letter of transmittal.

Interest will not be paid or accrue in respect of any cash payments of merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s satisfaction that the taxes have been paid or are not required to be paid.

You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

After the completion of the merger, other than stockholders who perfect their appraisal rights, you will cease to have any rights as a K&F stockholder.

Two hundred seventy (270) days after the merger occurs, the paying agent will return to the surviving corporation all funds in its possession, upon demand, and the paying agent’s duties will terminate. After that time, if you have not received payment of the merger consideration, you may look only to the surviving corporation, but only as general creditors thereof, for payment of the merger consideration, without interest, subject to applicable abandoned property, escheat and similar laws. If any certificate representing K&F common stock has not been surrendered prior to two years after the completion of the merger (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law), the payment with respect to such certificate will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims interest of any person previously entitled to any claims or interest.

Merger Financing

Rights Offering.   On March 6, 2007, Parent made an offering by way of rights of 218,187,729 ordinary shares of Parent (the “new shares”) at 200 pence per share (the “issue price”) to raise gross proceeds of approximately £436 million (which is equal to approximately $860.4 million as of the date of this proxy statement) (the “rights issue”). Each existing shareholder was given the right to buy one new share for every two existing shares of Parent and had until 11:00 am on March 17, 2007 to accept and pay for those shares to which they are entitled under the rights issue. On March 6, 2007, Parent entered into an underwriting agreement (the “underwriting agreement”) with NM Rothschild & Sons Limited and Merrill Lynch International (the “underwriters”), pursuant to which the underwriters have agreed, subject to certain terms and conditions, to underwrite the rights issue. Pursuant to the underwriting agreement the underwriters will use their reasonable endeavors to procure subscribers for any new shares not taken up under the rights issue by Parent’s existing shareholders and, failing this, the underwriters have agreed to subscribe themselves (or procure subscribers) for any such shares at the issue price.

The underwriting agreement contains customary warranties and indemnities for underwriting agreements of this nature given by Parent to the underwriters. The underwriting agreement was conditional on, amongst other things, the admission of Parent’s shares to the London Stock Exchange and the UK official list becoming effective by no later than 8:00 a.m. on March 28, 2007 (or such later time and/or date as the parties may agree). Parent’s shares in the rights issue were admitted to the London Stock Exchange and UK official list on March 28, 2007. Parent has informed us that it expects to receive the funds from the rights issue on April 24, 2007.

Facility Agreement.   On March 6, 2007 (UK time), contemporaneously with signing the merger agreement Parent entered into a facility agreement (the “facility agreement”) whereby Banc of America Securities Limited, Barclays Capital, BNP Paribas and Lloyds TSB Bank plc have provided to Parent a revolving credit facility. The facility agreement consists of a $1.17 billion Tranche A facility which will be used, partly to finance the merger and to refinance existing indebtedness of Parent and K&F, and the remaining $250 million will be available for general corporate purposes. The availability of the Tranche A facility is subject to completion of the merger and the rights issue. This facility agreement will remain available for drawing until the final maturity date, which in relation to Tranche A of the facility is the date falling 5 years from the signing of the facility agreement. The facility agreement is unsecured, unconditional except for completion of the merger and the rights issue and customary documentation conditions, and contains certain provisions customary for a facility of this nature including customary events of default and financial covenants.

Regulatory Matters

The HSR Act requires K&F, Meggitt and Parent to file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission (the “FTC”). The parties thereafter are required to observe a waiting period before completing the merger. The appropriate parties filed the necessary forms with the Department of Justice and the FTC on March 15, 2007.

Meggitt is required to make a mandatory filing in Germany under the Act Against Restrictions of Competition of 1957, restated in July 15, 2005 as amended from time to time. The merger cannot be completed until approval from the appropriate authority is received. Meggitt also submitted an Informal Submission in the United Kingdom under the Enterprise Act of 2002. Meggitt will also file a notice under the Brazilian Competition Law No 8.884/94 of 11 June 1994, as amended. The failure to provide this notice would not have the effect of suspending or delaying the completion of the merger. The time required for clearance to be issued typically varies from three to six months. These regulations are referred to in this proxy as the “international anti-competition laws.”

As Parent is not based in the U.S., the merger is subject to the Exon-Florio provision of the Defense Production Act (“Exon-Florio”), which provides for filings in certain cases. K&F, Meggitt and Parent notified the Committee on Foreign Investment in the United States (“CFIUS”) of the merger on March 19, 2007.

Material U.S. Federal Income Tax Consequences

Following is a summary of the material U.S. federal income tax consequences of the merger to our stockholders. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of K&F common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to our stockholders who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their K&F common stock as part of a hedge, straddle or conversion transaction, holders who acquired K&F common stock through the exercise of employee stock options or other compensatory arrangements, holders whose shares of K&F common stock constitute qualified small business stock within the meaning of Section 1202 of the Code, holders who are subject to the alternative minimum tax provisions of the Code, and holders who do not hold their shares of K&F common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the U.S. federal income tax consequences to any holder of K&F common stock who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust. Nor does it address the tax consequences of the merger under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of K&F common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of K&F Common Stock for Cash

A holder of K&F common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the K&F common stock surrendered. Any such gain or loss generally will be capital gain or loss if the K&F common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the K&F common stock for more than one year prior to the effective time of the merger. If the holder has held the K&F common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.

Backup Withholding

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of K&F common stock is entitled pursuant to the merger agreement unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required, and otherwise complies with such backup withholding rules. Each holder of K&F common stock should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the paying agent.

Appraisal Rights

Under Section 262 of the Delaware General Corporation Law, or the “DGCL,” any holder of K&F common stock who does not wish to accept the $27.00 in cash per share merger consideration may dissent from the merger and elect to exercise appraisal rights. Even if the merger agreement is adopted by the holders of the requisite number of shares of K&F common stock, you are entitled to exercise appraisal rights and obtain payment of the “fair value” for your shares, exclusive of any element of value arising from the expectation or accomplishment of the merger.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Appendix C.

In order to effectively exercise your appraisal rights, you must satisfy each of the following primary requirements:

(1)         You must hold shares of K&F common stock as of the date you make your demand for appraisal rights and continue to hold shares in K&F through the effective time of the merger.

(2)         You must deliver to K&F a written notice of your demand for appraisal of and payment of the fair value for your shares prior to the taking of the vote at the special meeting.

(3)         You must not have voted in favor of adoption of the merger agreement.

(4)         You must file a petition in the Delaware Court of Chancery, or the Delaware Court demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

If you fail to strictly comply with any of the above conditions or otherwise fail to strictly comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

The address for purposes of making an appraisal demand is:

Corporate Secretary
K&F Industries Holdings, inc.
50 Main Street
White Plains, New York 10606
Telephone: (914) 448-2700

Only a holder of record of shares of K&F common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of K&F common stock registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult promptly with the appropriate record holders as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares of K&F common stock as a nominee for others, may exercise appraisal rights with respect to the shares of K&F common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which the demand is made. Where no shares of K&F common stock are expressly mentioned, the demand will be presumed to cover all shares of K&F common stock held in the name of such record holder.

A demand for the appraisal of shares of K&F common stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

An appraisal demand may be withdrawn by a former stockholder within 60 days after the effective time of the merger, or thereafter only with the approval of K&F. Upon withdrawal of an appraisal demand, the former stockholder will be entitled to receive the $27.00 in cash per share payment referred to above, without interest.

If the merger is completed, the surviving corporation will give written notice of the completion of the merger within 10 days after the effective time of the merger to each of our former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the value of the shares of K&F common stock. Former stockholders who desire to have their shares appraised will need to initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any former stockholder who has strictly complied with the provisions of Section 262 of the DGCL to that point in time, may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which the surviving corporation has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the dissenting stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a hearing on the petition is held, the Delaware Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares. The Delaware Court may require dissenting stockholders to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their share certificates pending resolution of the appraisal proceedings.

After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court will appraise the shares held by such dissenting stockholders at their fair value as of the effective time of the merger. When the value is so determined, the Delaware Court will direct the payment by the surviving corporation of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders entitled to receive the same, upon surrender to the surviving corporation by such dissenting stockholders of the certificates representing such shares.

In determining fair value, the Delaware Court will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $27.00 in cash per share consideration.

The Delaware courts may also, on application (1) assess costs among the parties as the Delaware courts deem equitable and (2) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware courts are subject to appellate review by the Delaware Supreme Court.

No appraisal proceedings in the Delaware courts shall be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

From and after the effective time of the merger, former holders of K&F common stock are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares.

The foregoing description is not, and does not purport to be, a complete summary of the applicable provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the text of Section 262 of the DGCL which is set forth in its entirety in Appendix C hereto. Any stockholder considering demanding an appraisal is advised to consult legal counsel.

The Merger Agreement and Related Agreements

This section of the proxy statement summarizes some of the material provisions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement and incorporated into this proxy statement by reference. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this proxy statement. We urge you to read the merger agreement carefully and in its entirety.

The summary of the merger agreement in this proxy statement has been included to provide you with information regarding some of its material provisions. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

General; The Merger

The merger agreement provides for the merger of Merger Sub with and into K&F upon the terms, and subject to the conditions, set forth in the merger agreement. After the completion of the merger, K&F will continue as the surviving corporation and a wholly-owned subsidiary of Meggitt. If the merger is completed, K&F common stock will be delisted from the NYSE, deregistered under the Exchange Act and will no longer be publicly traded, and we will not file periodic reports with the SEC on account of K&F common stock. We will be a privately held corporation and our current stockholders will cease to have any ownership interest in us or rights as our stockholders. Therefore, our current stockholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time of the merger, K&F’s certificate of incorporation shall be amended to read as set forth in Exhibit A to the merger agreement and, as so amended, shall be the certificate of incorporation of the surviving corporation to the merger thereafter. At the effective time of merger, Merger Sub’s bylaws as in effect upon completion of the merger shall be the bylaws of the surviving corporation.

After the merger, the directors of Merger Sub shall be the directors of the surviving corporation, and the officers of K&F shall continue to be the officers of the surviving corporation.

Conversion of Securities

At the effective time of the merger, each share of issued and outstanding K&F common stock existing immediately prior to the merger shall, without any action on the part of the stockholder thereof, automatically be retired and cease to exist, and be converted into the right to receive, without interest, $27.00 in cash, other than the shares described below:

•       shares owned by Parent, Meggitt, Merger Sub or any other direct or indirect subsidiary of Parent or Meggitt;

•       shares held in the treasury of the Company; and

•       shares which are held by stockholders properly demanding and perfecting appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (referred to in this section of the proxy statement as “dissenting shares”).

After the merger is effective, each holder of a certificate representing any shares of K&F common stock (other than any holders of dissenting shares) will no longer have any rights with respect to such shares, except for the right to receive $27.00 in cash per share, without interest.

At or prior to the effective time of the merger, Meggitt or Merger Sub shall deposit with Mellon Investor Services LLC (the “paying agent”) cash sufficient to pay the merger consideration for each holder of shares of K&F common stock (other than shares owned by Meggitt or Merger Sub, shares held by K&F in treasury and dissenting shares). Promptly after the completion of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other former stockholders. The letter of transmittal and instructions will tell you how to surrender K&F common stock certificates in exchange for merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. The person requesting such payment will pay any transfer or other taxes required by reason of payment to a person other than the registered holder or establish to the satisfaction of the surviving corporation that such tax has been paid or is not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Meggitt and the surviving corporation will be entitled to deduct and withhold from the merger consideration payable to you such amounts as it is required to deduct and withhold with respect to the payment of such consideration under applicable tax laws and pay such withholding amounts to the appropriate taxing authorities. To the extent such withheld amounts are withheld, such withheld amounts will be treated for all purposes under the merger agreement as having been paid to the holder of K&F common stock.

Any portion of the merger consideration which remains unclaimed by stockholders 270 days after the completion of the merger shall be repaid to the surviving corporation, and any former stockholders who have not surrendered their shares in exchange for merger consideration shall thereafter look only to the surviving corporation for payment, without any interest. If any certificate representing K&F common stock has not been surrendered prior to two years after the completion of the merger (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law), the payment with respect to such certificate will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled to any claims or interest.

Treatment of Stock Options

Each option to purchase shares of K&F common stock granted under K&F’s equity compensation plans that is outstanding and unexercised as of the completion of the merger (whether vested or unvested) shall be canceled, and the holder of such options shall receive, in consideration for such cancellation, for each share of K&F common stock subject to such cancellation, the excess, if any, of $27.00 over the exercise price per share, less any required withholding taxes. To the extent that amounts are so deducted and withheld, such amounts will be treated as having been paid to the holder of the option.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Meggitt and Merger Sub and representations and warranties made by Meggitt and Merger Sub to us. The representations and warranties (1) have been qualified by disclosures made to the other parties in connection with the merger agreement, (2) will not survive the completion of the merger and (3) at closing, must only be true and correct subject to the standards contained in the merger agreement, which may differ from what may be viewed as material by stockholders. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Our representations and warranties in the merger agreement relate to, among other things:

•       our and our subsidiaries corporate organization, good standing and corporate power;

•       our authority to enter into and consummate the transactions contemplated by the merger agreement;

•       consents and approvals that need to be obtained in connection with the transactions contemplated by the merger agreement;

•       our capitalization;

•       our subsidiaries;

•       the accuracy of our previously filed SEC reports and financial statements;

•       the absence of undisclosed liabilities;

•       the absence of a “material adverse effect on the Company” and certain other changes since December 31, 2006;

•       tax matters;

•       our owned and leased real property;

•       our intellectual property;

•       our material contracts;

•       any outstanding litigation and our compliance with laws;

•       insurance;

•       our labor relations and ERISA compliance;

•       our compliance with environmental laws;

•       our brokers and brokers’ fees;

•       our related party transactions;

•       our compliance with our government contracts;

•       any product warranty or liability;

•       compliance with international trade and export controls, and the Foreign Corrupt Practices Act;

•       this proxy statement;

•       the opinion of our financial advisor;

•       the vote of our stockholders required to adopt the merger agreement;

•       state takeover statutes; and

•       information provided to Parent in connection with the Parent’s shareholders circular.

The merger agreement also contains various representations and warranties made by Meggitt and Merger Sub to us that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•       the corporate organization, good standing and corporate power of Meggitt and Merger Sub;

•       the authority of Meggitt and Merger Sub to enter into and consummate the transactions contemplated by the merger agreement;

•       consents and approvals that need to be obtained in connection with the transactions contemplated by the merger agreement;

•       Merger Sub being formed solely to engage in transactions contemplated by the merger agreement;

•       any outstanding litigation that will prohibit or materially delay the merger;

•       brokers and brokers’ fees;

•       the equity and debt financing of Parent;

•       the solvency of Parent, Meggitt, and the surviving corporation after the completion of the merger;

•       information provided to us by Meggitt in connection with this proxy statement; and

•       compliance with international trade and export controls.

Many of K&F’s representations and warranties are qualified by the absence of a “material adverse effect on the Company” which means, for purposes of the merger agreement, any event, development, condition in or effect on, as applicable, that, individually or in the aggregate, has been or is reasonably likely to be materially adverse to the business, operations, assets, condition (financial or otherwise) or operating results taken as a whole other than any change:

•       set forth in K&F’s reports filed with the SEC prior to the date of the merger agreement (excluding disclosures set forth in any risk factor section or section relating to forward looking statements, in each case, to the extent that they are cautionary and predictive or forward looking in nature and excluding any generic disclosures) or as set forth in the disclosure schedules to the merger agreement;

•       resulting from general economic, financial regulatory or market conditions, provided that such change shall not have affected K&F in a materially disproportionate manner as compared to other companies operating in K&F’s lines of business;

•       resulting from conditions or circumstances generally affecting the industries in which K&F operates, provided that such change shall not have affected K&F in a materially disproportionate manner as compared to other companies in the industry affected;

•       to the extent resulting directly from the announcement of the merger;

•       resulting from the taking of any action specifically required by the merger agreement;

•       any changes in applicable law or generally accepted accounting principles;

•       any outbreak or escalation of hostilities or war or any act of terrorism, provided that such change shall not have affected K&F in a materially disproportionate manner as compared to other companies operating in K&F’s lines of business; or

•       any weather-related or other force majeure event, provided that such change shall not have affected K&F in a materially disproportionate manner as compared to other companies operating in K&F’s lines of business.

Covenants of K&F

We have various obligations and responsibilities under the merger agreement from the date thereof until the effective time of the merger, including, but not limited to, the following:

Conduct of Business Pending the Merger.   The merger agreement provides that we must, unless Meggitt gives its prior consent, subject to specified conditions, conduct our business and our subsidiaries’ business in the ordinary course consistent in all material respects with past practices and not take any of the following actions:

•       amend any of our certificates of incorporation or bylaws;

•       issue any equity interests or sell, transfer or otherwise dispose of or encumber any equity interests other than issuing shares exercisable under K&F’s outstanding stock options;

•       except for borrowings in the ordinary course of business under our existing credit facilities (but in no event in excess of $10 million having an interest rate period that extends beyond the completion of the merger and subjects K&F to breakage costs):

•        create, incur or assume any long-term or short-term indebtedness (including capital leases);

•        assume, guarantee, endorse or otherwise become liable or responsible for any material obligations of any other person; or

•        make any loans, advances or capital contributions or investments except to wholly-owned subsidiaries, and advances by subsidiaries to their respective parents;

•       grant any raises to employees, except in the ordinary course of business consistent with past practices (other than to executive officers and directors), as required under employment agreements or as required under applicable law or our benefit plans;

•       enter into any new employment, severance, consulting or other compensation agreement with any existing director, officer or key employee;

•       commit to any new employee benefit plan, fund or similar arrangement, or amend any existing plans, funds or similar arrangements, except as required by law;

•       enter into any contract with any affiliate of K&F, other than any contract with any wholly-owned subsidiary entered into in the ordinary course of business;

•       declare, pay or set aside any dividend or make any distribution with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any stock of K&F or any subsidiary other than dividends or distributions from a wholly-owned subsidiary to its parent corporation, or otherwise make any change in the capital structure of K&F or any subsidiary;

•       convene any regular or special meeting of our stockholders, other than the special meeting referenced in this proxy statement and one annual meeting to elect directors and take other actions in the ordinary course or as required by law;

•       amend or modify, or terminate any material contract except in the ordinary course of business;

•       enter into any lease or contract that would be considered a material contract under the terms of the merger agreement, except for certain contracts in the ordinary course of business;

•       acquire any other business, whether by merger, consolidation, purchase of assets or stock or by any other manner;

•       make any capital expenditure or commitment in excess of $250,000 individually or $1 million in the aggregate other than, in the case of a catastrophic event, up to the amount of insurance proceeds received by the Company that are necessary to rebuild or repair the damaged assets;

•       write off as uncollectible any notes, accounts receivable or inventory, other than write-offs in the ordinary course of business consistent with past practice and charged to applicable reserves or which are in accordance with GAAP, which individually and in the aggregate are not material;

•       cancel or waive any claims of rights of substantial value;

•       compromise, settle or agree to compromise or settle any claims, suits, actions or investigations other than:

•        in the ordinary course of business and consistent with past practice; or

•        involving payment (whether or not in the ordinary course of business or consistent with past practices) of monetary damages not to exceed $2.5 million, individually, or $5 million, in the aggregate, in each case without the imposition of equitable relief on, or the admission of wrongdoing by, K&F or any of its subsidiaries or any of its officers or directors;

•       intentionally take any action, engage in any transaction, or enter into any contract, that would cause any of our representations set forth in the merger agreement to be materially inaccurate or untrue as of the completion of the merger;

•       plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of our employees (other than routine employee terminations in the ordinary course of business that, in any event, do not constitute a reduction in force, lay-off, early retirement, severance or other general program);

•       make any material increase in staffing levels other than in the ordinary course of business consistent with past practices; or

•       enter into any of the following contracts:

•        in respect of a particular aircraft program if such program, on the whole, is reasonably expected to result in a loss; or

•        that is reasonably expected to result in revenue to or expenditures greater than $25 million.

Solicitation of Other Offers.   The merger agreement provides that beginning on the date of the merger agreement and continuing until 11:59 am Eastern Standard Time on March 25, 2007 (we refer to this period, as the “solicitation period”) K&F and its subsidiaries and their respective officers, directors, employees, agents, advisors, affiliates and other representatives have the right to:

•       initiate, solicit and encourage acquisition proposals (which we define below) from third parties, including by providing such third parties access to non-public information, provided that we promptly provide Meggitt with any material non-public information concerning K&F or its subsidiaries that was provided to such third party to the extent it was not previously provided to Meggitt; and

•       enter into and maintain discussions or negotiations with respect to potential acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

As required by the merger agreement on the calendar day immediately following the end of the solicitation period, we notified Meggitt that no person made an acquisition proposal during the solicitation period (an “excluded party”).

An “acquisition proposal” is defined in the merger agreement to mean any offer or proposal, or any indication of interest in making an offer or proposal, made by a person or group at any time which is structured to permit such person or group to acquire beneficial ownership of at least 20% of the assets of, equity interests in, or businesses of, K&F and its subsidiaries, taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the merger.

A “superior proposal” is defined in the merger agreement to mean a bona fide acquisition proposal (except the references in that term to “20%” are replaced by “50%”) made in writing (i) that includes per share merger consideration greater than that described in the merger agreement and otherwise is on terms that our Board of Directors determines in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) are more favorable to our stockholders from a financial point of view than the merger agreement and (ii) with respect to which our Board of Directors has determined in good faith (after taking into account the foregoing factors) is reasonably likely to be consummated (if accepted).

No Solicitation of Acquisition Proposals After the Solicitation Period; Fiduciary Out.   Except with respect to an excluded party after the solicitation period, K&F may not, must cause its subsidiaries not to and must take commercially reasonable efforts to cause its representatives not to, directly or indirectly:

•       initiate, solicit or knowingly encourage (including by providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any acquisition proposal, or knowingly engage in any discussions or negotiations with respect to an acquisition proposal or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations; or

•       approve or recommend, or publicly propose to approve or recommend, an acquisition proposal or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to an acquisition proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions expressly contemplated by the merger agreement or breach our obligations under the merger agreement or agree to take any such actions.

Additionally, other than with respect to excluded parties, upon the expiration of the solicitation period, we must terminate, cause or subsidiaries to terminate and must take commercially reasonable efforts to cause our representatives to terminate, any solicitation, knowing encouragement, discussion or negotiation or knowing cooperation with or knowing assistance, participation, facilitation or encouragement to any persons with respect to any acquisition proposal, and request the return or destruction of all non-public information provided by K&F or its subsidiaries to such persons.

Notwithstanding the restrictions on solicitation described above, if prior to obtaining stockholder approval of the merger agreement:

•       we have received a written acquisition proposal from a third party that our Board of Directors believes in good faith to be bona fide;

•       this acquisition proposal did not result from a breach of the non-solicitation provisions described above;

•       our Board of Directors determines in good faith, after consultation with our financial advisor and outside counsel, that the acquisition proposal constitutes or could reasonably be expected to result in a superior proposal; and

•       after consultation with our outside counsel, our Board of Directors determines in good faith that such action is required to comply with its fiduciary duties under applicable law, then we may:

•        furnish public and non-public information with respect to K&F and its subsidiaries to the person making the acquisition proposal; and

•        participate in discussions or negotiations with that person and its counsel and financial advisor regarding the acquisition proposal.

We may not, however, and will not allow our subsidiaries, and will use commercially reasonable efforts to cause our representatives not to, disclose any material non-public information concerning K&F to such person without first entering into a confidentially agreement with such person that is no less favorable than the confidentiality agreement we entered into with Meggitt. We must also promptly provide to Parent and Meggitt any material non-public information concerning K&F that we provide to that person that was not previously made available to Parent, Meggitt or their respective representatives.

From and after the day after the expiration of the solicitation period, we must promptly (and within 48 hours) notify Meggitt in the event that we or any of our subsidiaries receive (i) any acquisition proposal or written indication by any person that it is considering making an acquisition proposal, (ii) any request by any person for non-public information relating to K&F or any of our subsidiaries other than requests for information in the ordinary course of business and which we reasonably believe are unrelated to an acquisition proposal or (iii) any inquiry or request for discussions or negotiations regarding an acquisition proposal. During this time we must also keep Meggitt reasonably informed on a current basis of the status of any acquisition proposal (other than those received from an excluded party), indication, inquiry or request (including the material terms thereof and of any material modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any material written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.

Additionally, we may not terminate, waive, amend or modify any standstill agreements or confidentiality agreements to which we are a party. We may, however, permit a proposal to be made under a standstill agreement if we determine in good faith, after consultation with outside counsel, that such actions are necessary for our Board of Directors to comply with its fiduciary duties under applicable law.

Actions Permitted With Respect to Superior Proposals.   Notwithstanding the restrictions described above, if we have received a superior proposal, our Board of Directors may, prior to the time our stockholders vote in favor of the adoption of the merger agreement:

•       withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, Meggitt or Merger Sub, its recommendation in favor of the merger agreement;

•       approve or recommend such superior proposal; and/or

•       terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal.

In order to terminate the merger agreement in accordance with the previous bullet point, we must, in advance of or concurrently with such termination, pay to Meggitt a break-up fee equal to $15 million, as well as Meggitt’s reasonably documented expenses up to $35 million (these fees and expenses are explained in further detail under “—Effect of Termination; Fees and Expenses”). Additionally, our Board of Directors may not withdraw, modify or amend its recommendation in favor of the merger agreement in a manner adverse to Parent, Meggitt or Merger Sub, or approve or recommend a superior proposal, or terminate the merger agreement pursuant to the foregoing, unless:

•       such superior proposal did not result from our breach of the non-solicitation provisions of the merger agreement;

•       we have provided prior written notice to Parent and Meggitt, at least 5 business days in advance of taking any of the actions listed above, including the identity of the person making the superior proposal, specifying the terms and conditions of, such superior proposal, and providing a copy of the relevant proposed transaction agreements;

•       we provide Meggitt the opportunity to submit an amended written proposal or to make a new written proposal to our Board of Directors during this 5 business day period, and negotiate with Meggitt in good faith (to the extent Meggitt desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that the applicable acquisition proposal ceases to be a superior proposal (other than with respect to a termination of the merger agreement to enter into a definitive agreement with respect to a superior proposal during the solicitation period); and

•       our Board of Directors concludes in good faith, after consultation with outside counsel and our financial advisor, that the applicable acquisition proposal constitutes a superior proposal (after giving Meggitt the opportunity to make adjustments described in the previous bullet point, if applicable).

The non-solicitation provisions described above do not prohibit our Board of Directors from taking any of the following actions:

•       taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 under the Exchange Act; or

•       disclosing the fact that our Board of Directors has received an acquisition proposal and the terms thereof, if our Board of Directors determines, after consultation with outside counsel, that it is required to make such disclosure in accordance with its fiduciary duties or to comply with obligations under the federal securities laws or New York Stock Exchange (“NYSE”) or other applicable securities exchange rules.

Stockholder Approval; Proxy Statement.   The merger agreement requires us to prepare and file this proxy statement, and call the special meeting to be held as soon as reasonably practicable for the purpose of purpose of voting upon the merger agreement. Pursuant to the terms of the merger agreement, we have given Parent, Meggitt and Merger Sub, and their counsel, an opportunity to review and comment on this proxy statement. We have also agreed with Meggitt and Merger Sub to use commercially reasonable efforts to respond as promptly as reasonably practicable to SEC comments and to notify the other parties upon the receipt of such comments. We, Meggitt and Merger Sub have agreed to take certain actions with respect to updating or supplementing this proxy statement. We have also agreed that this proxy statement will include the recommendation of our Board of Directors with respect to the merger agreement and the merger.

We have also agreed, unless our Board of Directors changes its recommendation in favor of the merger agreement, to:

•       include in this proxy statement the recommendation of our Board of Directors in favor of the merger agreement;

•       have our Board of Directors use its commercially reasonable efforts to have our stockholders vote in favor of the adoption of the merger agreement; and

•       have our Board of Directors publicly reaffirm its recommendation in favor of the merger agreement within 24 hours of a request by Meggitt or Merger Sub.

Even if our Board of Directors changes its recommendations in favor of the merger agreement, we must hold the special meeting to allow the stockholders to vote on the merger unless the merger agreement has been terminated in accordance with its terms.

K&F Subsidiary Debt.   Pursuant to the merger agreement, if we receive a written request from Meggitt to do so, we must cause K&F Industries to commence a consent solicitation for its 7¾% Senior Subordinated Notes due 2014 to waive compliance with, amend and eliminate all such sections in the indenture governing such notes as may be reasonably specified by Meggitt or are otherwise customary.

Additionally, if we receive a written request to do so, we must commence a debt tender offer for such notes. Meggitt must provide us with all assistance reasonably requested in connection with such debt tender offer. As part of the debt tender offer, we must also commence a consent solicitation as described above. The parties to the merger agreement agreed that they would, if requested by Meggitt to do so, use their commercially reasonable efforts to cause the debt tender offer to close concurrently with the merger.

Regardless of whether the merger is consummated, Meggitt and Merger Sub must promptly reimburse us for all reasonable and documented out-of-pocket costs, fees (including consent solicitation fees) and expenses incurred by us in connection with the foregoing.

Termination of Affiliate Transactions.   At the closing, K&F and its subsidiaries will release and be released from any and all rights, privileges, obligations and liabilities, with the exception of the indemnification obligations, arising under the management services agreement with affiliates of Aurora. All indemnification obligations arising under the Aurora management services agreement will survive the closing and remain in effect in accordance with the terms of the management services agreement.

Covenants of Parent, Meggitt and/or Merger Sub

Financing.   On March 6, 2007, Parent posted the Parent shareholder circular and prospectus to its shareholders calling for an extraordinary general meeting to be held and included in the Parent shareholder circular and prospectus the recommendation of Parent’s Board of Directors to (a) approve the merger; (b) increase the authorized share capital of Parent and (c) enable Parent to allot new shares to be used in connection with the rights issue. The extraordinary general meeting was held on March 27, 2007 and Parent obtained the approval of its shareholders for the merger and rights issue. The merger agreement provides that if certain termination events occurred prior to the extraordinary general meeting but the underwriting agreement had not yet been terminated and Meggitt reasonably believed such termination events were capable of being favorably resolved or waived using commercially reasonable efforts, Parent would postpone the extraordinary general meeting for a period of up to 29 days and use its commercially reasonable efforts to favorably resolve or obtain the waiver of such termination events and postpone the rights issue. These efforts are referred to in this proxy statement as the “financing efforts.”

Meggitt has also agreed to cause Parent to use commercially reasonable efforts to ensure that Parent (i) satisfies all the conditions set forth in, and obtains the amounts set forth in, and to be provided pursuant to, the underwriting agreement and the facility agreement and completes the Tranche A facility portion of the facility agreement on or prior to the closing date of the merger, (ii) conducts the rights issue in accordance with the Parent shareholder circular and prospectus and (iii) causes the equity financing to be completed, all subscription amounts thereunder to be paid and causes the underwriters to purchase any shares of Parent capital stock not properly subscribed and paid for in the rights issue in accordance with the terms of the underwriting agreement, in each case by April 27, 2007. If the extraordinary general meeting had been postponed pursuant to the prior paragraph, however, this date would have been postponed by an equivalent number of days as the extraordinary general meeting had been extended (this date is referred to in this proxy statement as the “equity financing date”).

Prior to the effective time of the merger, Meggitt will cause Parent to make such funds available to Merger Sub to permit Meggitt and Merger Sub to pay the $27.00 in cash per share merger consideration to our stockholders and to make all other required payments, subject to the terms and conditions of the merger agreement.

Notwithstanding the foregoing obligations, prior to Parent’s shareholders approval of the merger and the rights issue, Parent’s Board of Directors could change its recommendation in favor of the merger if it determines in good faith, after consultation with legal counsel, that such action is required by its fiduciary duties and the underwriting agreement has been terminated in accordance with its terms, so long as Meggitt pays to us those fees as further described in “—Effect of Terminations; Fees and Expenses.”

Indemnification and Insurance.   Meggitt has agreed to cause the surviving corporation and its subsidiaries to establish and maintain for a period of not less than six years after the completion of the merger the provisions in their respective certificates of organization, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the former and current officers, directors, employees and agents of K&F and any of its subsidiaries that are no less favorable to those persons than the provisions of the organizational documents of K&F and its subsidiaries as in effect on March 5, 2007, and not to amend such provisions in any respect adverse to such former and current officers, directors, employees and agents, except as required by applicable law.

In addition, after the completion of the merger , subject to certain exceptions, for a period of six years, Meggitt has agreed to indemnify and hold harmless each present and former director, officer and employee of K&F or any of its subsidiaries against any costs, expenses (including attorneys’ fees) or losses arising out of, or pertaining to acts or omissions (other than illegal acts or fraud), by them in their capacities as such, whether commenced, asserted or claimed before or after the consummation of the merger.

Meggitt has also agreed that the surviving corporation in the merger shall maintain in effect, without any lapse in coverage for a period of six years after completion of the merger and with insurance carriers believed to be financially sound and reputable, tail policies to the directors’ and officers’ liability insurance in effect as of March 5, 2007, which tail policies shall not have aggregate premiums in excess of 250% of the existing policies..

Certain Covenants of Each Party

Access to Information; Confidentiality.   We have agreed to, and to cause each of our subsidiaries to, provide Meggitt and its affiliates and their authorized representatives and financing sources, with all information (financial and otherwise) concerning us and our subsidiaries to the extent it is reasonably requested. However, we are not required to provide any information which is contrary to applicable law or otherwise requires the provision of material commercially sensitive data. However, we will negotiate in good faith to provide such information in a manner consistent with applicable law. Any information obtained in this way shall not be publicly disclosed without our prior written consent, except as required by applicable law to be included in the Parent’s shareholders circular or as otherwise permitted to be disclosed by the confidentiality agreement previously entered into by Meggitt and K&F.

Filings and Authorizations.   The parties to the merger agreement agreed to use their commercially reasonable efforts to take all actions:

•       under applicable law (including, without limitation, the HSR Act, applicable export control laws, Exon-Florio, International Traffic in Arms Regulations (“ITAR”) and international anti-competition laws) to complete the merger and the other transactions contemplated by the merger agreement;

•       to obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions by the outside date (as that term is defined under “—Termination”;

•       to prevent the entry or enactment of any threatened or pending law, injunction or order that could restrain, prevent, delay or make illegal the merger or otherwise materially adversely affect the ability of the parties to the merger agreement to complete the merger or the other transactions contemplated by the merger agreement.

Additionally, the parties explicitly agreed to make the following filings and take appropriate actions with respect to such filings:

•       a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division of the U.S. Department of Justice;

•       those required under the international anti-competition laws;

•       a joint voluntary notice with CFIUS under Exon-Florio;

•       notifications under ITAR by Meggitt as a U.S. Person with the United States Department of State Directorate of Defense Trade Controls;

•       to the extent required, K&F shall prepare and submit to the United States Department of Defense Security Service (“DSS”) a notification under the National Industrial Security Program Operating Manual (“NISPOM”). If applicable, K&F shall take all commercially reasonable steps to obtain favorable National Interest Determinations in accordance with the NISPOM for continued performance of the Company’s existing U.S. government contracts; and

•       all other registrations, filings and submissions in respect of the merger or the other transactions contemplated by the merger agreement.

Employee Matters.   Prior to the completion of the merger, K&F has agreed to, and after the completion of the merger, the surviving corporation has agreed to, honor, in accordance with their terms, all existing employment and severance agreements between K&F or any of its subsidiaries and any of their officers, directors or employees.

Additionally, for one year after the merger, subject to certain exceptions including the requirements of applicable law, the surviving corporation shall maintain compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits maintained for and provided to our current employees (other than those covered under collective bargaining agreements) under our compensation and benefit plans (other than equity incentive plans) as a group immediately prior to the completion of the merger.

After the completion of the merger, service rendered by our current employees prior to the completion of the merger will be taken into account for vesting and eligibility purposes but not for accrual purposes, except for vacation and severance, if applicable (without duplication of benefits) under the employee benefit plans of Meggitt, the surviving corporation and their respective subsidiaries in which such employees participate, to the same extent as such service was taken into account under our corresponding compensation and benefit plan for those purposes. These employees will also receive credit under such plans for co-payments made and deductibles satisfied prior to consummation of the merger.

Notification of Certain Matters.   The parties to the merger agreement agreed to notify the other of any representation or warranty contained in the merger agreement becoming untrue, or the failure by a party to comply with a covenant, condition or agreement contained in the merger agreement.

Press Releases.   The parties to the merger agreement agreed that no public release or announcement concerning the merger would be issued by any party without the prior written consent of the parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by law or any applicable securities exchange or regulatory or governmental body.

Further Assurances.   The parties have also agreed not to intentionally and in bad faith perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of the merger agreement by any party to the merger agreement. Additionally, K&F and Meggitt have agreed that from time to time after the completion of the merger, they will take such actions as are reasonably necessary to carry out the purposes and intents of the merger agreement.

Conditions to the Completion of the Merger

Conditions to the obligations of each of the parties to complete the merger include:

•       the termination or expiration of all applicable waiting periods under antitrust laws, including the HSR Act and applicable international anti-competition laws;

•       CFIUS advising Parent and Meggitt that clearance under Exon-Florio has occurred;

•       no notice having been received or in effect from the Directorate of Defense Trade Controls pursuant to ITAR;

•       our stockholders holding a majority of the outstanding shares of K&F common stock having voted in favor of the adoption of the merger agreement;

•       the receipt by Parent of the approval of its shareholders (which occurred March 27, 2007) and admission of Parent’s shares in the rights issue to the London Stock Exchange and UK official list (which occurred March 28, 2007);

•       no injunctions or other restraints preventing the completion of the merger; and

•       no pending action or proceeding by a governmental entity seeking to restrain, enjoin or otherwise prohibit the completion of the merger being outstanding.

Conditions to Meggitt’s obligations to complete the merger include:

•       our representations being true and correct when made and as of the closing (subject to certain qualifications);

•       our performing in all material respects all of our obligations under the merger agreement;

•       our having provided Meggitt with a notification letter and a form of notice to the U.S. Internal Revenue Service pursuant to the Foreign Investment in Real Property Tax Act;

•       the amount of shares exercising appraisal rights not exceeding 10%;

•       our receipt of all consents, approvals, orders and waivers from the applicable persons and governmental entities;

•       no material adverse effect on us having occurred; and

•       the absence of any action or proceeding by a governmental entity seeking to restrain, enjoin or otherwise prohibit the merger or prohibiting Meggitt from effectively acquiring K&F.

Conditions to K&F’s obligations to complete the merger include:

•       Meggitt’s representations being true and correct when made and as of closing (subject to certain qualifications);

•       Meggitt’s performing in all material respects all of its obligations under the merger agreement; and

•       concurrently with the completion of the merger, Meggitt paying off all principal and interest outstanding indebtedness under K&F’s outstanding credit agreement and the debt tender offer for the subordinated notes being completed if commenced and required to be consummated at the completion of the merger.

Termination

The Agreement may be terminated at any time prior to the completion of the merger :

•       by mutual written consent of both the Meggitt and K&F;

•       by either Meggitt or K&F if:

•        the merger has not been completed by the outside date. The “outside date” is defined in the merger agreement to be July 15, 2007 unless the failure to complete the merger is due to the failure of the party seeking to terminate to comply with the merger agreement. The “outside date” is also subject to extension if all the conditions to closing were or were capable of being satisfied on July 15, 2007 other than the conditions described in the first three bullet points under “—Conditions to the Completion of the Merger”;

•        any law is enacted that makes the merger illegal or otherwise prohibited, or the merger is enjoined;

•        the special meeting is convened, and a vote is taken, but our stockholders holding a majority of our outstanding shares of common stock do not vote in favor of the adoption of the merger agreement;

•        either of the following events had occurred:

•       the extraordinary general meeting was convened, but Parent’s shareholders did not vote in favor of

•       approving the merger,

•       increasing the authorized share capital of Parent, and

•       enabling Parent to allot new shares to be used in connection with the rights issue; or

•       prior to the admission of Parent’s shares to the London Stock Exchange and UK official list, the underwriting agreement had been terminated because either (a “terminable event”):

•       the disclosure in the Parent shareholder circular and prospectus that was provided by the Company explicitly for that purpose was inaccurate; or

•       a material adverse change in the financial markets generally or to Parent had occurred (so long as Parent complied with the financing efforts); or

•        prior to the extraordinary general meeting, the following events had occurred:

•       Parent’s Board of Directors changed its recommendation if it had determined in good faith after consultation with outside counsel that such action was required to comply with its fiduciary duties to its shareholders under applicable law; and

•       the underwriting agreement had been terminated by the underwriters (other than as a result of a terminable event).

•       by Meggitt if:

•        we have breached any of our representations, warranties, covenants or agreements in the merger agreement that, if occurring at the effective time of the merger, would result in the conditions not being satisfied and the breach cannot be cured by the earlier of the outside date and 30 days after written notice;

•        any of the following occurs prior to our stockholders voting in favor of the adoption of the merger agreement:

•       a change in the recommendation of our Board of Directors has occurred;

•       our Board of Directors approves, adopts or recommends an acquisition proposal or approves, recommends or enters into a letter of intent, agreement in principle or definitive agreement for an acquisition proposal;

•       within 5 business days after the date an acquisition proposal or material modification to an acquisition proposal is first published, sent or given to our stockholders, we fail to issue a press release expressly reaffirming the recommendation of our Board of Directors in favor of the merger;

•       we publicly announce a neutral position in a Schedule 14D-9 in response to an acquisition proposal;

•       we fail to include in this proxy statement the recommendation that our stockholders approve the merger agreement, the merger and the other transactions contemplated by the merger agreement; or

•       we willfully violate our covenants relating to non-solicitation of acquisition proposals or obtaining the approval of our stockholders in any material respect;

•        upon a failure of the litigation condition described in the last bullet point regarding conditions to Meggitt’s under “—Conditions to the Completion of the Merger” that is not the result of a material breach by Meggitt of its obligations relating to litigation and governmental orders. Meggitt would not be permitted to terminate pursuant to this provision prior to the date that was three days after the equity financing date if Meggitt’s equity financing is not completed as of the proposed termination date (other than as a result of (a) there being a material adverse effect on the Company prior to the extraordinary general meeting or (b) the underwriting agreement being terminated because of a terminable event; or

•        prior to the extraordinary general meeting, a material adverse effect on the Company had occurred that could not be reasonably cured by the outside date without limiting the closing condition requiring that there be no material adverse change on the Company at the time of closing.

•       by K&F if:

•        Meggitt or Merger Sub has breached any of its representations, warranties, covenants or agreements in the merger agreement that, if occurring at the effective time of the merger, would result in the conditions not being satisfied and the breach cannot be cured by the earlier of the outside date and 30 days after written notice;

•        Parent has not received at least £400 million (which is equal to approximately $789.3 million as of the date of this proxy statement) of equity financing by the equity financing date (other than in circumstances described in third sub-bullet point under the heading “by either Meggitt or K&F if” under “—Termination” or the last sub-bullet point under the heading “by Meggitt if” under “—Termination”); or

•        K&F has properly exercised its “fiduciary out” in compliance with the merger agreement, including entering into a definitive agreement for a superior proposal and concurrently paying the break-up fee and the Meggitt expenses.

Effect of Termination; Fees and Expenses

As a general matter, all costs and expenses incurred in connection with the merger agreement and the transactions expressly contemplated by the merger agreement must be paid by the party incurring such costs and expenses. In the event the merger is not completed, each of Meggitt and Merger Sub, on the one hand, and K&F, on the other hand, will be responsible for payment of and shall indemnify the other party for, any brokerage fees and expenses, commissions and finders’ fees and expenses. However, we have agreed to pay to Meggitt a “break-up fee” of $15 million and/or reimburse Meggitt for the reasonably documented expenses of Parent, Meggitt or Merger Sub in an amount not to exceed $35 million (this maximum reimbursement amount is referred to in this proxy statement as the “Meggitt expenses” in certain circumstances, and Meggitt has agreed to pay to K&F a “reverse break-up fee” of £14.1 million (which is equal to approximately $27.8 million as of the date of this proxy statement) or the reasonably documented expenses of K&F in an amount not to exceed $10 million (this maximum reimbursement amount is referred to in this proxy statement as the “K&F expenses”), in certain other circumstances, in each case as described in further detail below. Meggitt has informed us that the actual expenses it has incurred are in excess of the Meggitt expenses.

Fees Paid to Meggitt:

•       If any of the following series of events occur:

•        (i) either Meggitt or K&F terminates the merger agreement because the approval of our stockholders was not obtained at the special meeting, (ii) prior to the special meeting an acquisition proposal was publicly disclosed or otherwise became known to the public and has not been withdrawn or terminated and (iii) within 12 months after such termination, K&F enters into an agreement in respect of or consummates an acquisition proposal (whether or not it was the same acquisition proposal made prior to termination);

•        (i) Meggitt terminates the merger agreement because there has been a breach by K&F that would result in the failure of certain conditions by the earlier of the outside date and thirty days after written notice to us, (ii) prior to the breach an acquisition proposal was publicly disclosed or otherwise became known to the public or communicated to K&F’s senior management or our Board of Directors and has not been withdrawn or terminated and (iii) within 12 months after such termination, K&F enters into an agreement in respect of or consummates an acquisition proposal (whether or not it was the same acquisition proposal made prior to termination); or

•        (i) our stockholders have not yet voted in favor of the merger, (ii) the outside date has occurred and prior to a termination in respect of the outside date occurring an acquisition proposal was publicly disclosed or otherwise became known to the public or communicated to K&F’s senior management or our Board of Directors and has not been withdrawn or terminated and (iii) within 12 months after such termination, K&F enters into an agreement in respect of or consummates an acquisition proposal (whether or not it was the same acquisition proposal made prior to termination), then K&F must pay to Meggitt the break-up fee. For purposes of these provisions, all references to 20% of the definition of acquisition proposal are raised to 50%.

•       If either Meggitt or K&F terminate the merger agreement because the special meeting is convened, and a vote is taken, but our stockholders do not vote in favor of the adoption of the merger agreement, K&F must pay to Meggitt, within 5 business days of such termination, the Meggitt expenses.

•       If Meggitt terminates the merger agreement because any of the events listed in the second bullet point under the heading “by Meggitt if” under “—Termination” occurs, K&F must pay to Meggitt the break-up fee and the Meggitt expenses.

•       If K&F terminates the merger agreement by properly exercising its “fiduciary out,” including entering into a definitive for a superior proposal and concurrently K&F paying to Meggitt the break-up fee plus the Meggitt expenses.

Fees Paid to K&F:

•       If either Meggitt or K&F had terminated the merger agreement because:

•        the extraordinary general meeting had been convened, and a vote had been taken, but Parent’s shareholders did not vote in favor of (i) approving the merger (ii) increasing the authorized share capital of Parent and (iii) enabling Parent to allot new shares to be used in connection with the rights issue; or

•        prior to the admission of Parent’s shares to the London Stock Exchange and UK official list, the underwriting agreement had been terminated because a material adverse change in the financial markets generally or to Parent had occurred (so long as Parent complied with the financing efforts);

then Meggitt would have had to pay to K&F the K&F expenses.

•       If either Meggitt or K&F had terminated the merger agreement because, prior to the extraordinary general meeting, Parent’s Board of Directors changed its recommendation for approval of the merger and the merger agreement had been terminated other than as a result of a terminable event, Meggitt would have had to pay to K&F the reverse break-up fee.

•       If K&F terminates the merger agreement because Parent hasn’t received at least £400 million (which is equal to approximately $789.3 million as of the date of this proxy statement) of equity financing by the equity financing date (other than in circumstances described in third sub-bullet point under the heading “by either Meggitt or K&F if” under “—Termination” or the last sub bullet point under the heading “by Meggitt if” under “—Termination”), Meggitt must pay to K&F the reverse break-up fee.

No Break-Up Fees or Expense Reimbursement:

•       If the merger agreement is terminated by the mutual agreement of the parties, no break-up fees need to be paid, and no expenses need to be reimbursed.

Additional Payment Mechanics:

Generally, the break-up fee, reverse break-up fees and expense reimbursements are payable upon termination or within 5 business days thereof. In respect of the first bullet point under “—Fees Paid to Meggitt,” the break-up fee is due upon the earlier of the execution of the definitive agreement or the completion of the contemplated transaction. If we properly exercise our “fiduciary out” we must pay the break up fee and the Meggitt expenses in advance or concurrently with such termination.

Pursuant to the merger, agreement, if a party becomes obligated to pay a break-up fee, reverse break-up fee or expense reimbursement amount, that payment is the sole remedy of the other party with respect to the facts and circumstances giving rise to such payment obligation. other than for willful breach of the merger agreement by such party The merger agreement also provides that break-up fees and expense reimbursements need only be paid once.

Additionally, under the Aurora stockholders agreement described in “—Stockholders Agreements—Stockholders Agreement with Aurora,” Aurora has agreed to pay Meggitt an amount equal to the break-up fee plus the Meggitt expenses in the event the Aurora stockholders agreement is breached by Aurora and the merger agreement is terminated (to the extent such amounts are not otherwise paid by us). The parties to the merger agreement have similarly agreed that our obligation to pay the break-up fee or the Meggitt expenses shall be reduced to the extent Aurora has paid any amounts equal to such break-up fee or Meggitt expenses under the Aurora stockholders agreement.

Guaranty

Set forth below is a summary of some of the material provisions of the Guaranty and Undertakings Agreement dated as of March 5, 2007 in favor of and for the benefit of K&F.  The Guaranty and Undertakings Agreement is referred to herein as the "guaranty."  This section summarizes some of the material provisions of the guaranty, but is not intended to be an exhaustive discussion of the guaranty.  The rights and obligations of the parties are governed by the express terms and conditions of the guaranty and not the summary set forth in this section or any other information contained in this proxy statement. Parent entered into the guaranty as a condition and inducement for K&F to enter into the merger agreement.

Under the guaranty, Parent agreed to irrevocably and unconditionally guarantee and perform the obligations of Meggitt and Merger Sub arising under, pursuant to or in connection with the merger, the merger agreement and the other transactions expressly contemplated by the merger agreement, as well as the obligations that Meggitt and/or Merger Sub have agreed to cause Parent and its affiliates to perform in connection with the merger agreement. Parent also agreed to comply with all obligations imposed upon it or purported to be imposed upon it or any of its affiliates under the merger agreement to the same extent as if it were a party to the merger agreement. The guaranty is attached to this proxy as Appendix B.

Stockholders Agreements

Set forth below is a summary of some of the material terms of the stockholders agreements entered into in connection with the merger agreement.  This section summarizes some of the material provisions of these stockholders agreements, but is not intended to be an exhaustive discussion of the stockholders agreements.  The rights and obligations of the parties are governed by the express terms and conditions of the stockholders agreements and not the summary set forth in this section or any other information contained in this proxy statement.

Concurrently with the execution and delivery of the merger agreement, on March 5, 2007, K&F’s principal stockholders (holders representing approximately 36% of the outstanding shares of K&F common stock and having the power generally to direct the vote of an additional 15% of the outstanding shares of K&F common stock), K&F and Meggitt entered into various forms of stockholder voting agreements (each of which are referred to in this proxy statement as a “stockholders agreement”). These stockholders agreements are described in further detail below.

Stockholders Agreements with Aurora.   Aurora entered into a stockholders agreement with Meggitt and K&F pursuant to which Aurora agreed to vote or cause to be voted (i) all shares of K&F common stock to which they have an irrevocable proxy pursuant to a previously executed securityholders agreement (“proxy shares”) and (ii) all its outstanding shares of K&F common stock (“owned shares”), in favor of the adoption of the merger agreement and all actions contemplated and required in furtherance of the merger. Aurora also agreed to use its commercially reasonable efforts to cause the stockholders who previously agreed (subject to certain exceptions) pursuant to the securityholders agreement to vote their shares (“voting shares”) consistent with the vote of Aurora to vote (i) in favor of the merger and the adoption of the merger agreement and all actions contemplated and required in furtherance of the merger agreement and the Aurora stockholders agreement and (ii) against the adoption of any third party acquisition proposal. The proxy shares, voting shares and owned shares represent approximately 51% of the outstanding shares of K&F common stock. In connection therewith, Aurora executed and delivered an irrevocable proxy to Meggitt appointing Meggitt and any of its authorized representatives with the power to vote, at any meeting of our stockholders, or in any other circumstance upon which a vote or approval of stockholders is sought, all of Aurora’s owned shares and proxy shares in favor of the merger and all actions contemplated and required in furtherance of the merger. Furthermore, Aurora agreed not to amend, waive, cancel or terminate the securityholders agreement or enter into any agreement, arrangement or understanding with any person or entity and to refrain from taking any actions with respect to owned shares or proxy shares that would violate the Aurora stockholders agreement. Pursuant to the securityholders agreement, Aurora generally has the contractual right to cause to be voted consistent with the vote of Aurora, the voting shares.

Pursuant to the Aurora stockholders agreement, Aurora entities also agreed (i) other than pursuant to the stockholders agreement, not to sell, transfer, encumber, assign or otherwise dispose owned shares or proxy shares to a third party; (ii) not to grant a proxy or enter into any other voting agreement with respect to owned shares or proxy shares; (iii) not to seek, assert, or perfect any appraisal rights under Delaware law; (iv) to comply with the non-solicitation provisions of the merger agreement, which allowed us to solicit and encourage inquiries and proposals during the solicitation period; (v) tender or pay to Meggitt in immediately available funds fifty percent (50%) of any consideration received by Aurora for any transfer following the announcement of a competing acquisition proposal to the extent such consideration exceeds the amount they would have received from Meggitt in the merger; and (vi) to release certain claims against us, Meggitt and our affiliates except for claims contemplated under the merger agreement or Aurora stockholders agreement and certain claims for indemnification.

Aurora also agreed to pay to Meggitt an amount equal to the break-up fee plus the Meggitt expenses in the event the Aurora stockholders agreement is breached by Aurora and the merger agreement is terminated (to the extent such amounts are not otherwise paid by K&F). Those other parties also executing a form of stockholders agreement are not, however, responsible for a breach by Aurora of its stockholders agreement, and K&F has not agreed to indemnify Aurora in respect of any such breach.

Stockholders Agreements with Other Stockholders.   Certain of our stockholders who are subject to Section 7.1 of the securityholders agreement entered into a stockholders agreement that is substantially similar to the stockholders agreement entered into by Aurora. However, because these parties have previously granted Aurora a proxy to vote all of their shares, and Aurora has agreed with Meggitt under the Aurora stockholders agreement to vote all of such shares in favor of the merger, there is no provision in their stockholders agreement requiring them to directly vote their shares in favor of the merger. Aurora has agreed to vote these shares in favor of the merger agreement.

Independent Director Stockholders Agreement.   Our independent directors also entered into a stockholders agreement with Meggitt and K&F. The terms of this stockholders agreement are identical to the stockholders agreement described in the previous paragraph, except the independent directors are not required to tender or pay to Meggitt fifty percent (50%) of the consideration received under an acquisition proposal to the extent such consideration exceeds the amount they would have received from Meggitt in the merger.

GE Stockholders Agreement.   General Electric Pension Trust and General Electric Insurance Plan Trust (collectively “GE”) also entered into a stockholders agreement with Meggitt and K&F. This stockholders agreement is substantially identical to that described in “—Stockholders Agreement with Aurora.” However, instead of imposing a direct obligation on GE to vote their shares in favor of the merger, this stockholders agreement provides that at any meeting of our stockholders, or in any other circumstance upon which a vote or approval of our stockholders is sought, it would vote or cause to be voted all of its outstanding shares of K&F common stock in accordance with Section 7.2 of the securityholders agreement. Section 7.2 of the securityholders agreement generally requires GE to vote its shares in the same manner as the Aurora entities. Thus, GE in essence committed itself to voting in favor of the merger.

All of the stockholders agreements (and the related proxy) described above terminate upon the earlier of the completion of the merger agreement or the termination the merger agreement. However, in connection with the obligation of Aurora and certain stockholders and executives to pay to Meggitt half of the profits from certain third party acquisition proposals, in the event the merger agreement is terminated, the restrictions against transfer of shares of common stock will apply after the announcement of a third party acquisition proposal, if any, and until withdrawal, of any such third party acquisition proposal. In connection with the execution and delivery of the stockholders agreements on March 5, 2007 described above, Aurora filed a Schedule 13D with the SEC disclosing the beneficial ownership of such stockholders in K&F common stock. As this beneficial ownership may change over time prior to the completion of the merger, stockholders are urged to review amendments to this Schedule 13D as they are filed from time to time.

Additionally, the Aurora stockholders agreement provides that if at any time during its term and prior to the consummation of the merger, the stockholders agreements would otherwise result in Meggitt or Parent becoming the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of more than 50% of the outstanding shares of K&F common stock, the number of voting shares subject to the Aurora stockholders agreement (other than voting shares held by GE and its affiliates and subject to the GE stockholders agreement) shall be deemed to be reduced (but only during the period where beneficial ownership above 50% exists) by such amount as shall be necessary to cause Meggitt to be the beneficial owner of only 50% of the outstanding shares of K&F common stock.

Selected Financial Data

K&F is a holding company that conducts its operations exclusively through its indirect wholly owned subsidiary K&F Industries. K&F acquired K&F Industries on November 18, 2004. All periods prior to November 18, 2004 are referred to as “Predecessor.”

The following table presents our selected historical consolidated financial and other data. The consolidated statement of operations data set forth below for the years ended December 31, 2006 and 2005, for the periods November 18, 2004 through December 31, 2004 and January 1, 2004 through November 17, 2004 and for the years ended December 31, 2003 and 2002 and the consolidated balance sheet data as of December 31, 2006, 2005, 2004, 2003 and 2002 are derived from our audited consolidated financial statements. Per share data has not been provided for the Predecessor period because K&F was privately held and our capital structure was not representative of our current capital structure. Management believes this information is not meaningful.

This data should be read in conjunction with the audited financial statements and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2006, including the notes thereto. See “Where Stockholders Can Find More Information” on page 76.

	Year Ended December 31,		November 18, 2004 through December 31,	January 1, 2004 through November 17	Year Ended December 31,
	2006(a)	2005(a)	2004(a)	2004	2003	2002
				(Predecessor)	(Predecessor)	(Predecessor)
	(In thousands, except per share data)
Statement of Operations Data:
Net Sales	$424,134	$384,630	$53,448	$299,868	$342,818	$348,649
Cost of sales(b)	228,244	215,710	33,315	174,223	197,812	204,819
Gross profit	195,890	168,920	20,133	125,645	145,006	143,830
Independent research and development	16,067	15,974	1,770	12,048	14,936	14,600
Selling, general and administrative expenses(c)(d)	36,340	37,621	4,519	27,650	30,499	40,238
Amortization of intangible assets	5,615	10,753	1,440	4,196	4,264	3,935
Acquisition expenses(e)	—	—	5,350	101,533	—	—
Operation income (loss)	137,868	104,572	7,054	(19,782)	95,307	85,057
Interest expense, net(f)(g)	57,240	68,107	8,197	34,287	44,186	26,194
Income (loss) before income taxes	80,628	36,465	(1,143)	(54,069)	51,121	58,863
Income tax (provision) benefit	(26,290)	(12,847)	862	25,082	(10,488)	(16,730)
Net income (loss)	54,338	23,618	(281)	$(28,987)	$40,633	$42,133
Preferred stock dividends	—	(8,931)	(1,497)
Net income (loss) applicable to common stockholders	$54,338	$14,687	$(1,778)
Basic earnings (loss) per share	$1.37	$0.58	$(0.13)
Basic weighed average common shares	39,629	25,439	13,300
Diluted earnings (loss) per share	$1.35	$0.56	$(0.13)
Diluted weighted average common shares	40,231	26,215	13,300
Other Date (for the period):
Capital expenditures	$21,181	$12,826	$1,810	$2,902	$5,468	$4,084
Depreciation and amortization	29,236	25,532	2,190	10,467	12,200	12,012
Cash flows from (used for):
Operating activities	67,023	67,476	(3,487)	55,623	47,197	80,816
Investing activities	(37,197)	(27,599)	(695,902)	(2,902)	(5,468)	(4,084)
Financing activities	(48,287)	(20,070)	637,213	—	(40,000)	(59,133)
EBITDA(h)	167,104	130,104	9,964	(9,315)	107,507	97,069
Non-recurring and certain other items included in EBIDTA(i)	1,174	17,084	12,934	129,213	26,828	33,374

	As of December 31,
	2006	2005	2004	2003	2002
				(Predecessor)	(Predecessor)
	(In thousands)
Balance Sheet Data:
Working capital	$81,809	$63,889	$39,356	$50,077	$35,547
Total assets	1,422,924	1,382,113	1,355,155	419,585	422,045
Long term debt (includes current maturities)(d)	707,000	766,577	790,577	395,000	435,000
Note payable	3,000	—	14,773	—	—
Capital lease obligation	10,997	—	—	—	—
Stockholders’ equity (deficiency)(d)	396,588	344,441	222,288	(186,971)	(227,656)

(a)              Our consolidated financial statements for all periods after November 17, 2004: (i) utilize a different accounting treatment for Program Participation Costs than that used in the periods prior to the Acquisition and (ii) reflect the fair value adjustments made to our assets and liabilities in recording the Acquisition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Program Participation Costs” and Notes 1 and 2 to our audited consolidated financial statements included elsewhere in the Annual Report.

(b)             Cost of sales includes inventory purchase accounting charges of $1.2 million, $12.1 million and $6.7 million during the years ended December 31, 2006 and 2005 and for the period November 18, 2004 through December 31, 2004, respectively. Cost of sales for the period January 1, 2004 through November 17, 2004 and the years ended December 31, 2003 and 2002 include Program Participation Costs, previously expensed in the Predecessor period, of $21.9 million, $17.2 million and $15.0 million, respectively.

(c)              We amended our management services agreement with Aurora Management Partners LLC. The amendment eliminated the $1.0 million annual fee payable over the 10 year term of the agreement in exchange for a $5.0 million fee that was charged to selling, general and administrative expenses during the year ended December 31, 2005.

(d)             On December 20, 2002, K&F Industries completed a recapitalization that included the issuance of $250.0 million of 9 5/8% senior subordinated notes due 2010. The net proceeds of those notes were used to pay a $200.0 million dividend to the then stockholders of K&F Industries, pay off the former credit facility of K&F Industries, pay transaction fees of $8.5 million and pay $9.4 million to the holders of common stock options of K&F Industries. As a result of the recapitalization, K&F Industries recorded a $9.4 million charge to selling, general and administrative expenses during the year ended December 31, 2002 for the payment to the holders of common stock options and it capitalized $8.5 million for the transaction fees.

(e)              Our results of operations for the period from January 1, 2004 through November 17, 2004 and from November 18, 2004 through December 31, 2004 include one-time charges of $101.5 million and $5.4 million, respectively. These charges were a result of the Acquisition, and are as follows:

	November 18, 2004 through December 31, 2004	January 1, 2004 through November 17, 2004
		(Predecessor)
	(In thousands)
Compensation costs recognized for the cancellation of stock options	$—	$46,156
Premiums paid to redeem 9 5/8% senior subordinated notes due 2010 and 9 1/4% senior subordinated notes due 2007	—	45,282
Write-off of debt issuance costs associated with the redemption of 9 5/8% senior subordinated notes due 2010 and 9 1/4% senior subordinated notes due 2007	—	6,551
Professional fees and other expenses	—	3,544
Write-off of interim loan facility commitment fee and other fees and expenses	5,350	—
	$5,350	$101,533

(f)               As a result of our initial public offering of common stock and private equity offerings, during the year ended December 31, 2005, we redeemed $55 million of our Senior PIK Notes and all of our Senior Preferred Stock. The interest expense, redemption costs and write-off of unamortized debt issuance costs during the year ended December 31, 2005, related to these debt instruments, was approximately $14.9 million.

(g)              During the years ended December 31, 2006 and 2003, the Company charged to interest expense $1.5 million and $1.6 million, respectively, related to the write-off of unamortized debt issuance costs associated with the prepayment of indebtedness.

(h)             “EBITDA” represents net income before interest expense, income tax provision and depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States of America, or “GAAP” and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. We present EBITDA because we believe it is a useful indicator of our profitability. Our management uses EBITDA principally as a measure of our operating performance and believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in industries similar to ours. We also believe EBITDA is useful to our management and investors as a measure of comparative operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Our management also uses EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections.

EBITDA does not represent and should not be considered as an alternative to results of operations under GAAP and has significant limitations as an analytical tool. Although we use EBITDA as a measure to assess the performance of our business, the use of EBITDA is limited because it excludes certain material costs. For example, it does not include interest expense, which is a necessary element of our costs and ability to generate revenue, because we have borrowed money in order to finance our operations. Because we use capital assets, depreciation expense is a necessary element of our costs and ability to generate revenue. In addition, the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of this measure. EBITDA also does not include the payment of taxes, which is also a necessary element of our operations. Because EBITDA does not account for these expenses, its utility as a measure of our operating performance has material limitations. Because of these limitations, management does not view EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income, sales, bookings and operating profit, to measure operating performance.

The following is a reconciliation of EBITDA to net income (loss):

	Year Ended December 31,		November 18, 2004 through December 31,	January 1, 2004 through November 17,	Year Ended December 31,
	2006	2005	2004	2004	2003	2002
				(Predecessor)	(Predecessor)	(Predecessor)
	(In thousands)
Net income (loss)	$54,338	$23,618	$(281)	$(28,987)	$40,633	$42,133
Interest expense, net	57,240	68,107	8,197	34,287	44,186	26,194
Income tax provision (benefit)	26,290	12,847	(862)	(25,082)	10,488	16,730
Depreciation and amortization	29,236	25,532	2,910	10,467	12,200	12,012
EBITDA	$167,104	$130,104	$9,964	$(9,315)	$107,507	$97,069

(i)                The following table shows certain non-recurring and certain other items, which are included in EBITDA. These include: non-recurring Acquisition expenses, non-recurring inventory purchase accounting adjustments, non-recurring management services termination fee, non-recurring salary and benefit expense, headcount reduction, non-recurring non-cash charge (income), payment to optionholders and capitalization of Program Participation Costs. This table does not represent and should not be considered as an alternative to net income or cash flows from operations, as determined in accordance with GAAP and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. We believe this table, when reviewed in connection with our presentation of EBITDA provides another useful tool to investors and our management for measuring comparative operating performance between time periods and among companies as it is further reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. In addition to EBITDA, our management assesses the adjustments presented in this table when preparing our annual operating budget and financial projections. Specifically, because this table excludes non-recurring salary and benefit expense, non-recurring non-cash charge (income) and payment to optionholders, we believe that this table allows our investors to assess our operating performance during the periods these charges were incurred on a consistent basis with the periods during which these unusual charges were not incurred. Further, because of the significant changes in our capital structure resulting from the Acquisition, including the post-Acquisition capitalization of our Program Participation Costs, we believe that the presentation of the adjustments relating to non-recurring Acquisition expenses, non-recurring inventory purchase accounting adjustments and capitalization of Program Participation Costs enables our management and investors to assess the impact of the Acquisition on our operating performance and provides a consistent measure of our operating performance for periods subsequent to the Acquisition as compared to the Predecessor periods.

This table is not intended to comply with GAAP and has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results of operations under GAAP. Although we use this table as a financial measure to assess the performance of our business, the use of this table is limited because, in addition to the costs excluded in our presentation of EBITDA, it excludes certain material costs that we have incurred over the periods presented. Because this table does not account for these expenses, its utility as a measure of our operating performance has material limitations.

EBITDA, as defined above, was (increased) reduced by the following non-recurring and certain other items, each of which is further discussed below:

	Year Ended December 31,		November 18, 2004 through December 31,	January 1, 2004 through November 17,	Year Ended December 31,
	2006	2005	2004	2004	2003	2002
				(Predecessor)	(Predecessor)	(Predecessor)
	(In thousands)
Non-recurring Acquisition expenses (1)	$—	$—	$5,350	$101,533	$—	$—
Inventory purchase accounting charges(2)	1,174	12,084	6,748	—	—	—
Non-recurring management services termination fee(3)	—	5,000	—	—	—	—
Non-recurring salary and benefit expense(4)	—	—	836	8,180	6,197	7,500
Headcount reduction(5)	—	—	—	—	1,099	1,465
Non-recurring non-cash charge (income)(6)	—	—	—	(2,350)	2,350	—
Payment to optionholders(7)	—	—	—	—	9,405	—
Program Participation Costs previously expensed(8)	—	—	—	21,850	17,182	15,004
	$1,174	$17,084	$12,934	$129,213	$26,828	$33,374

(1)             See Note (e).

(2)             Represents charges resulting from inventory purchase accounting adjustments related to the acquisition of NASCO in 2006 and the Acquisition.

(3)             Represents a non-recurring charge for a one-time payment of management services fees in connection with the amendment of our management services agreement with Aurora Management Partners LLC.

(4)             Non-recurring salary and benefit expense of Mr. Bernard Schwartz (the Chairman of the Board and a principal stockholder of K&F Industries prior to the Acquisition), whose prior employment and other related agreements were terminated upon consummation of the Acquisition. Gives effect to compensation ($100,000) due to Mr. B. Schwartz under a one-year employment agreement that was entered into at the closing of the Acquisition.

(5)             Represents the pro forma effect on prior periods of a headcount reduction in September 2003.

(6)             Amounts represent estimated non-recurring, non-cash contract charges.

(7)             Represents a non-recurring payment to holders of our common stock options in connection with a recapitalization undertaken in 2002.

(8)             Represents the Program Participation Costs expensed in the Predecessor periods that would have been capitalized under the accounting treatment for Program Participation Costs used by us after November 17, 2004. See Note (a).

Markets and Market Price

Shares of K&F common stock are listed and traded on the NYSE under the symbol “KFI.” The following table shows, for the periods indicated, the reported high and low sale prices per share on the NYSE for K&F common stock.

	High	Low
Year Ended December 31, 2005
Third Quarter (commencing on August 9, 2005)	18.45	16.17
Fourth Quarter	17.44	14.75
Year Ended December 31, 2006
First Quarter	17.99	15.06
Second Quarter	20.05	15.92
Third Quarter	19.10	15.41
Fourth Quarter	23.65	17.65
Year Ended December 31, 2007
First Quarter	27.76	21.62
Second Quarter (through April 5, 2007)	26.96	26.75

On April 5, 2007, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for K&F common stock as reported on the NYSE were $26.83 and $26.75 per share, respectively, and the closing sale price on that date was $26.78. Our stockholders should obtain a current market quotation for K&F common stock before making any decision with respect to the merger. On April 5, 2007, there were approximately 34 holders of record of K&F common stock.

We do not plan to pay any cash dividends on K&F common stock in the foreseeable future. Loan covenants contained in our bank facilities and subordinated notes indenture limits our ability to pay dividends on K&F common stock. In addition, under the merger agreement, we have agreed not to pay any dividends on K&F common stock before the closing of the merger.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of April 5, 2007, with respect to the beneficial ownership (as defined by Rule 13d-3 under the Exchange Act) of K&F common stock by:

•       Each of our directors and named executive officers;

•       All of our current executive officers and directors as a group; and

•       Each person or “group” of persons (as defined under Section 13(d)(3) of the Exchange Act) known by us to own beneficially more than 5% of the outstanding shares or voting power of K&F common stock.

Unless otherwise indicated, shares are owned directly or indirectly with sole voting and investment power.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner	Shares	Percent of Class(1)
Affiliates of Aurora Capital Group(2)(3)	20,747,150	51.61%
GE Asset Management Incorporated(4)	2,229,922	5.62%
California Public Employees Retirement System(5)	2,064,824	5.21%
Kenneth M. Schwartz(6)	228,807	*
Dirkson R. Charles(7)	41,770	*
Ronald H. Kisner(8)	41,770	*
Frank P. Crampton(9)	29,056	*
James J. Williams (10)	30,256	*
Lawrence A. Bossidy(11)	61,091	*
Dale F. Frey(12)	57,858	*
Thomas A. Johnson(13)	16,024	*
John T. Mapes(2)(14)	20,747,150	51.61%
Gerald L. Parsky(2)(15)	20,747,150	51.61%
Jack O. Peiffer (16)	3,000	*
J. Thomas Zusi(17)	8,616	*
All directors and executive officers (14 persons)(18)	20,747,150	51.61%

                 * Less than 1%.

       (1) Based upon 40,203,755 shares outstanding as of April 5, 2007, as noted (inclusive of stock options exercisable within 60 days of the date hereof).

       (2) Includes an aggregate of 11,430,703 shares of K&F common stock held of record by the Aurora entities and 8,755,603 Aurora Voting Shares (as defined below). The Aurora entities include: (a) Aurora Equity Partners III L.P., a Delaware limited partnership, the general partner of which is Aurora Capital Partners III L.P., a Delaware limited partnership whose general partner is Aurora Advisors III LLC, a Delaware limited liability company (“AA3”); (b) Aurora Overseas Equity Partners III, L.P., is a Cayman Islands general partnership, the general partner of which is Aurora Overseas Capital Partners III, L.P., a Cayman Islands general partnership whose general partner is Aurora Overseas Advisors III, LDC, a Caymans Islands exempt limited duration company, whose stockholders are AA3 and Aurora Advisors II LLC (“AA2”); (c) Aurora Equity Partners II L.P., a Delaware limited partnership, the general partner of which is Aurora Capital Partners II L.P., a Delaware limited partnership whose general partner is AA2 and (d) Aurora Overseas Equity Partners II, L.P., a Cayman Islands limited partnership, the general partner of which is Aurora Overseas Capital Partners II, L.P., a Cayman Islands limited partnership whose general partner is Aurora Overseas Advisors II LDC, a Cayman Islands exempt limited duration company whose stockholders are Aurora Advisors, Inc. (“AA1”) and AA2. AA1, AA2 and AA3 are collectively referred to as the “AA Entities.” Messrs. Parsky and Mapes, and Mr. Richard K. Roeder (each of whom is a managing director of Aurora Capital Group) collectively own substantially all of the equity securities of the AA Entities and thus may be deemed to beneficially share ownership of the securities beneficially owned by the Aurora entities. Messrs. Parsky, Mapes,and Roeder expressly disclaim beneficial ownership of all such shares. The address of each of the Aurora entities and of Messrs. Parsky, Mapes, and Roeder is 10877 Wilshire Boulevard, Suite 2100, Los Angeles, CA 90024.

As described below under “Certain Relationships and Related Transactions—Securityholders Agreement,” each of Aurora Equity Partners III L.P., Aurora Overseas Equity Partners III, L.P., Aurora Equity Partners II L.P. and Aurora Overseas Equity Partners II, L.P. (collectively, the “Aurora entities”) has been granted a proxy by certain holders of outstanding shares of K&F common stock subject to certain limitations. With certain exceptions, other holders of outstanding shares of K&F common stock have agreed to vote their shares of K&F common stock in the same manner as the Aurora entities vote their shares. As a result of these proxies and voting agreements, which in the aggregate relate to 8,755,603 outstanding shares, the Aurora entities may be deemed to be the beneficial owner of 8,755,603 shares of K&F common stock covered by such arrangements (the “Aurora Voting Shares”). See Footnote (3) for information on options subject to such proxies and voting agreements.

       (3) Includes options exercisable within 60 days of April 5, 2007 to purchase a total of 560,844 shares of K&F common stock. Such options are held by our employees and advisors to Aurora Capital Group (including options covering 18,013 shares held by each of Mr. Bossidy and Mr. Frey). The shares issuable upon exercise of these options are subject to the proxies granted to the Aurora Entities as described in Footnote 2 (all such shares, whether or not the relevant options are exercisable within 60 days, the “Aurora Option Voting Shares”).

       (4) Includes 1,982,202 shares held by General Electric Pension Trust (“GEPT”), and 247,720 shares held by General Electric Insurance Plan Trust (“GEIPT”), a New York common law welfare plan trust for the benefit of the employees of General Electric Company, a New York corporation (“GE”) and its subsidiaries. GE Asset Management Incorporated, a Delaware corporation and wholly-owned subsidiary of GE (“GEAM”), is a registered investment adviser and acts as Investment Manager for GEPT and GEIPT. GEAM may be deemed to beneficially share ownership of the shares owned by GEPT and GEIPT. GE expressly disclaims beneficial ownership of all shares owned by GEPT and GEIPT. All of such shares constitute Aurora Voting Shares. Each of GEPT’s and GEIPT’s address is 3001 Summer Street, P.O. Box 7900, Stamford, CT 06904.

       (5) All of such shares constitute Aurora Voting Shares. CalPERS’ address is Lincoln Plaza, Investment Office, 400 P Street, Sacramento, CA 95814.

       (6) Includes 1,100 shares held by Mr. Schwartz individually, all of which constitute Aurora Voting Shares, and 227,707 shares issuable under options exercisable within 60 days of April 5, 2007, all of which constitute Aurora Option Voting Shares. Excludes options to acquire an aggregate of 351,562 shares of K&F common stock not exercisable within 60 days of April 5, 2007. Excludes 66,156.8 shares of K&F common stock held by K&F Equity Partners, L.P., as to which Mr. Schwartz has been allocated a limited partner interest. The general partner of K&F Equity is AA3, and Mr. Schwartz has neither voting nor investment power over such shares. Also excludes 500 shares owned by Mr. Schwartz’s wife, 500 shares owned by Mr. Schwartz’s son and 500 shares owned by Mr. Schwartz’s daughter, all of which he disclaims beneficial ownership of. Mr. Schwartz’s address is 50 Main Street, 4th floor, White Plains, New York 10606.

       (7) Includes 21,885 shares issuable under options exercisable within 60 days. All of such shares constitute Aurora Voting Shares. Excludes options to acquire an aggregate of 67,656 shares of K&F common stock not exercisable within 60 days of April 5, 2007, all of which constitute Aurora Option Voting Shares. Excludes 29,403.1 shares of K&F common stock held by K&F Equity Partners, L.P., as to which Mr. Charles has been allocated a limited partner interest. The general partner of K&F Equity is AA3, and Mr. Charles has neither voting nor investment power over such shares. Mr. Charles’ address is 50 Main Street, 4th floor, White Plains, New York 10606.

       (8) Includes 21,885 shares issuable under options exercisable within 60 days. All of such shares constitute Aurora Voting Shares. Excludes options to acquire an aggregate of 67,656 shares of K&F common stock not exercisable within 60 days of April 5, 2007, all of which constitute Aurora Option Voting Shares. Also excludes 16,171.6 shares of K&F common stock held by K&F Equity Partners, L.P., as to which Mr. Kisner has been allocated a limited partner interest. The general partner of K&F Equity is AA3, and Mr. Kisner has neither voting nor investment power over such shares. Also excludes 3,000 shares held by Mr. Kisner’s wife and 2,200 shares held by Mr. Kisner’s daughter, all of which he disclaims beneficial ownership of. Mr. Kisner’s address is 50 Main Street, 4th floor, White Plains, New York 10606.

       (9) Includes 29,056 shares issuable under options exercisable within 60 days of April 5, 2007, all of which constitute Aurora Option Voting Shares. Excludes options to acquire an aggregate of 69,085 shares of K&F common stock not exercisable within 60 days of April 5, 2007. Also excludes 2,940.3 shares of K&F common stock held by K&F Equity Partners, L.P., as to which Mr. Crampton has been allocated a limited partner interest. The general partner of K&F Equity is AA3, and Mr. Crampton has neither voting nor investment power over such shares. Mr. Crampton’s address is 1204 Massillon Road, Akron, OH 44306.

(10) Includes 30,256 shares issuable under options exercisable within 60 days of April 5, 2007, all of which constitute Aurora Option Voting Shares. Excludes options to acquire an aggregate of 73,885 shares of K&F common stock not exercisable within 60 days of April 5, 2007. Also excludes 14,701.5 shares of K&F common stock held by K&F Equity Partners, L.P., as to which Mr. Williams has been allocated a limited partner interest. The general partner of K&F Equity is AA3, and Mr. Williams has neither voting nor investment power over such shares. Mr. Williams’ address is 1204 Massillon Road, Akron, OH 44306.

(11) Includes 43,078 shares held by Mr. Bossidy individually, all of which constitute Aurora Voting Shares, and 18,013 shares issuable under options exercisable within 60 days of April 5, 2007, all of which constitute Aurora Option Voting Shares. Excludes options to acquire an aggregate of 19,838 shares of K&F common stock not exercisable within 60 days of April 5, 2007, all of which constitute Aurora Option Voting Shares. Mr. Bossidy’s address is 104 West Mountain Road, Ridgefield, CT 06887.

(12) Includes 11,614 shares held by Mr. Frey individually, 5,000 shares owned jointly with his wife, 21,231 shares of K&F common stock held by a limited partnership controlled by Mr. Frey, 1,000 shares held by a trust, for which Mr. Frey serves as trustee, for the benefit of a grandson and as to which he disclaims beneficial ownership, and 1,000 shares held by a trust, for which Mr. Frey serves as trustee, for the benefit of a granddaughter, and as to which he disclaims beneficial ownership. All of such shares constitute Aurora Voting Shares. Also includes 18,013 shares issuable under options exercisable within 60 days of April 5, 2007, all of which constitute Aurora Option Voting Shares. Excludes options to acquire an aggregate of 19,838 shares of K&F common stock not exercisable within 60 days of March 31, 2007, all of which constitute Aurora Option Voting Shares. Mr. Frey’s address is 1 Aspectuck Hill Lane, Weston CT 06883.

(13) Includes 2,000 shares held by Mr. Johnson individually, all of which constitute Aurora Voting Shares. Also includes 14,024 shares issuable under options exercisable within 60 days of April 5, 2007, all of which constitute Aurora Option Voting Shares. Also excludes 1,617.2 shares of K&F common stock held by K&F Equity Partners, L.P., as to which Mr. Johnson has been allocated a limited partner interest. The general partner of K&F Equity is AA3, and Mr. Johnson has neither voting nor investment power over such shares. Excludes options to acquire an aggregate of 23,038 shares of K&F common stock not exercisable within 60 days of April 5, 2007, all of which constitute Aurora Option Voting Shares. Mr. Johnson’s address is 5320 North 26th Street, Phoenix, AZ 85016.

(14) Mr. Mapes is a controlling person of certain of the AA Entities and may be deemed to share beneficial ownership of the shares of K&F common stock controlled by the Aurora Entities. Mr. Mapes expressly disclaims beneficial ownership of all such shares. Includes 9,262 shares of K&F common stock held by an investment retirement account for Mr. Mapes, all of which constitute Aurora Voting Shares. Mr. Mapes’ address is care of Aurora Capital Group, 10877 Wilshire Boulevard, Suite 2100, Los Angeles, CA 90024.

(15) Mr. Parsky is a controlling person of the AA Entities and may be deemed to share beneficial ownership of the shares of K&F common stock controlled by the Aurora Entities. Mr. Parsky expressly disclaims beneficial ownership of all such shares. Includes 42,340 shares of K&F common stock held by a limited partnership controlled by Mr. Parsky, 25,434 shares of K&F common stock held by an investment retirement account for Mr. Parsky and 19,847 shares held in a family trust established by Mr. Parsky, all of which constitute Aurora Voting Shares. Mr. Parsky’s address is care of Aurora Capital Group, 10877 Wilshire Boulevard, Suite 2100, Los Angeles, CA 90024.

(16) All of such shares constitute Aurora Voting Shares. Excludes 30,900 shares covered by options not exercisable within 60 days of April 5, 2007. Also excludes 4,998.5 shares of K&F common stock held by K&F Equity Partners, L.P., as to which Mr. Peiffer has been allocated a limited partner interest. The general partner of K&F Equity is AA3, and Mr. Peiffer has neither voting nor investment power over such shares. Mr. Peiffer’s address is 4348 Sunbury Road, Galena, Ohio 43021.

(17) Includes 6,616 shares issuable under options exercisable within 60 days of April 5, 2007, all of which constitute Aurora Voting Shares. Excludes 26,465 shares covered by options not exercisable within 60 days of April 5, 2007. Mr. Zusi’s address is 29 San Clemente Drive, Rancho Pales Verdes, CA 90275.

(18) Includes 560,844 shares covered by options exercisable by directors and executive officers within 60 days of April 5, 2007 and excludes 1,115,569 shares not exercisable within 60 days of April 5, 2007. Shares set forth herein include shares held by the directors and executive officers listed above as well as John Skubina, President of Engineered Fabrics Corporation and Richard Johnson, Senior Vice President of Finance and Administration at Aircraft Braking Systems Corporation.

Future Stockholder Proposals

If the merger is completed, there will be no public participation in any future meetings of K&F’s stockholders. If the merger is not completed, however, K&F’s stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. If the merger is not completed, K&F will inform its stockholders, by press release or other means determined reasonable by K&F, of the date by which shareholder proposals must be received by K&F for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

Delivery of Documents to Stockholders Sharing an Address

Stockholders who share a single address will receive only one proxy statement at that address unless we have received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (if applicable), he or she may contact K&F Industries Holdings, Inc., 50 Main Street, White Plains, New York 10606, Attention: Corporate Secretary. We will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a stockholder of record receiving multiple copies of this proxy statement, you can request householding by contacting us in the same manner. If you own your shares of K&F common stock through a bank, broker or other stockholder of record, you can request additional copies of this proxy statement or request householding by contacting the stockholder of record.

Where Stockholders Can Find More Information

K&F is subject to the informational requirements of the Exchange Act. K&F files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

Requests for copies of K&F filings may also be made to K&F and should be directed to K&F Industries Holdings, Inc, 50 Main Street, White Plains, New York 10606, Attention: Corporate Secretary. Document requests from K&F should be made by April 23, 2007 in order to receive them before the special meeting.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of K&F since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. K&F has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated April 6, 2007. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact K&F Industries Holdings, Inc., 50 Main Street, White Plains, New York 10606, Attention: Corporate Secretary. You may call our proxy solicitor MacKenzie Partners toll-free at 1-800-322-2885.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among

K & F INDUSTRIES HOLDINGS, INC.,

FERNDOWN ACQUISITION CORP.,

MEGGITT-USA, INC.

Dated as of March 5, 2007

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of March 5, 2007, among K & F Industries Holdings, Inc., a Delaware corporation (the “Company”), Meggitt-USA, Inc., a Delaware corporation (“Purchaser”), and Ferndown Acquisition Corp., a Delaware corporation (“Merger Sub”), the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations.”

RECITALS

WHEREAS, the Company desires that Merger Sub merge with and into the Company, all upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the merger of the Company and Merger Sub;

WHEREAS, the Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company;

WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the acquisition of the Company by Purchaser, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby;

WHEREAS, the respective boards of directors of each of Purchaser, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Purchaser and Merger Sub to enter into this Agreement, certain holders (the “Principal Stockholders”), of the Company’s outstanding common stock, par value $0.01 per share (the “Common Stock”), the Company and the Purchaser are entering into one or more agreements (collectively, the “Stockholders’ Agreements”) pursuant to which each of the Principal Stockholders agrees, among other things, to take certain actions in furtherance of the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the Company to enter into this Agreement, Meggitt PLC, a public limited company organized under the laws of England and Wales (“Parent”) has agreed pursuant to a Guaranty and Undertakings Agreement, dated as of the date hereof (the “Guaranty”), to fully and unconditionally guaranty the performance by Purchaser and Merger Sub of their respective obligations under this Agreement and to take certain actions relating to the Merger, as more fully described and set forth in the Guaranty; and

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the Company to enter into this Agreement, Parent is entering into the Facility Agreement and the Underwriting Agreement (as defined below), the net proceeds of which will be used, among other things, to pay the Per Share Consideration and to consummate the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

ARTICLE I.
THE MERGER

Section 1.1   The Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).

Section 1.2   Closing.   The closing of the Merger (the “Closing”) shall take place at the offices of Kaye Scholer LLP, 1999 Avenue of the Stars, Los Angeles, California 90067. The Closing shall take place as soon as practicable but in no event later than the third Business Day after the satisfaction or waiver (to the extent the same may be waived) of the conditions set forth in ARTICLE VII (excluding conditions that cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing) (the “Closing Date”).

Section 1.3   Effective Time.   As soon as practicable following fulfillment or waiver of the conditions specified in ARTICLE VI hereof, and provided that this Agreement has not been terminated or abandoned pursuant to ARTICLE VII hereof, the Company and the Purchaser will cause a certificate of merger conforming to the requirements of Section 251 of the DGCL (the “Certificate of Merger”) to be duly prepared, executed and acknowledged by the Company and to be filed with the Secretary of State of Delaware, as provided in the DGCL. The Merger shall become effective at the time of such filing or at such later time as may be agreed by the parties hereto and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

Section 1.4   Subsequent Actions.   If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.5   Charter.   The Charter of the Company in effect at the Effective Time shall be amended in the Merger to read as set forth on Exhibit A and, as so amended, shall be the Charter of the Surviving Corporation.

Section 1.6   The Bylaws.   The Bylaws of the Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation.

Section 1.7   Officers and Directors.   The parties shall take all actions that may be required so that the directors of Merger Sub and the officers of the Company at the Effective Time shall, from and after the Effective Time, continue as the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Charter and Bylaws.

ARTICLE II.
CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

Section 2.1   Conversion or Cancellation of Shares.   The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

(a)        At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share (a “Share”) of the Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Purchaser, Merger Sub or any other direct or indirect subsidiary of Parent or Purchaser (collectively, the “Purchaser Companies”) or in the treasury of the Company, and (ii) Shares which are held by stockholders properly demanding and perfecting (and not having effectively withdrawn) appraisal rights with respect to such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, $27.00 (the “Per Share Consideration”). Each such Share, by virtue of the Merger and without any action on the part of the holder thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Share shall thereafter cease to have any rights with respect to such Share, except the right to receive the Per Share Consideration for such Share upon the surrender of such certificate in accordance with Section 2.3 or the right, if any, in the case of holders of Dissenting Shares, to receive payment from the Surviving Corporation of such amount as may be determined in accordance with the applicable provisions of the DGCL.

(b)        At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Share issued and outstanding at the Effective Time and owned by any of the Purchaser Companies, and each Share issued and held in the Company’s treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and be retired without payment of any consideration therefor and cease to exist.

(c)        At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.2   Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, the Dissenting Shares shall not be converted into or be exchangeable for the right to receive the Per Share Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Per Share Consideration without any interest thereon. The Company shall give Purchaser and Merger Sub (a) prompt written notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Purchaser, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.3   Payment for Shares in the Merger.   The manner of making payment for Shares in the Merger shall be as follows:

(a)        At or prior to the Effective Time, Purchaser or Merger Sub shall deposit in trust for the benefit of the holders of Shares with a bank or trust company designated by Purchaser and approved by the Company (the “Paying Agent”), cash in United States dollars in an aggregate amount equal to the sum of the product of (A) the number of Shares issued and outstanding at the Effective Time (other than Shares owned by the Purchaser Companies, Shares held by the Company in treasury and Dissenting Shares) and (B) the Per Share Consideration (such amount being hereinafter referred to as the “Payment Fund”). The Paying Agent shall make the payments provided for in Section 2.1 of this Agreement out of the Payment Fund.

(b)        Promptly after the Effective Time, but no later than three (3) Business Days after the Effective Time, the Paying Agent shall mail or otherwise make available to each record holder (other than the Purchaser Companies, the Company and holders of Dissenting Shares), as of the Effective Time, of an outstanding certificate or certificates, which immediately prior to the Effective Time, represented Shares (the “Certificates”) a form letter of transmittal, which shall be in customary form, and instructions for use in effecting the surrender of the Certificates for payments therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (i) the number of Shares represented by such Certificate and (ii) the Per Share Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it may be a condition of payment that the Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or that such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, each Certificate (other than Certificates representing Dissenting Shares or Shares owned by any of the Purchaser Companies or the Company ) shall represent, for all purposes, only the right to receive the Per Share Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon. Notwithstanding anything to the contrary in this Section 2.3, (x) Purchaser shall, as promptly as is reasonably practicable after the date hereof (and in no event later than ten (10) Business Days prior to the Closing), deliver to the Principal Stockholders such letter of transmittal and instructions for use as would be required of holders of Certificates pursuant to the first sentence of this Section 2.3(b) and (y) so long as the Principal Stockholders complete such transmittal materials and deliver them to Purchaser at or prior to the Closing (it being understood and agreed that if Purchaser shall fail to deliver such transmittal materials to the Principal Stockholders no later than ten (10) Business Days prior to the Closing then in such event such letter of transmittal shall not be required to be completed by the Principal Stockholders), Purchaser shall pay and deduct from the Payment Fund, or cause the Paying Agent to pay, to the Principal Stockholders immediately after the Effective Time by wire transfer of immediately available funds, the Per Share Consideration payable with respect to the Shares owned beneficially and of record by the Principal Stockholders upon surrender of the Certificates representing such Shares.

(c)        Any portion of the Payment Fund which remains unclaimed by the stockholders of the Company following the date which is two hundred seventy (270) days after the Effective Time shall be repaid to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with Section 2.3(b) shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof, for payment of their claim for the Per Share Consideration for Shares, without any interest thereon. Neither Purchaser nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law), any unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. The Paying Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation (or the Purchaser, if applicable) in securities issued or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $500,000,000 and the Surviving Corporation (or the Purchaser, if applicable) shall receive the interest earned thereon or money market funds which are invested in the foregoing; provided, however, that no such investment, or any loss realized with respect to any such investment, will relieve Purchaser or Surviving Corporation, as applicable, from paying in full the Per Share Consideration, in accordance with the terms hereof, to each holder of Shares who complies with the terms hereof.

(d)        Purchaser or the Surviving Corporation, if applicable, shall be entitled to deduct and withhold, or cause to be deducted or withheld, from (i) the consideration otherwise payable pursuant to this Agreement to any holder of Shares or (ii) any other payment made pursuant to this ARTICLE II, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) paid by the Surviving Corporation to the applicable tax authorities when due and (ii) treated for all purposes of this Agreement as having been paid to such Persons in respect of which such deduction and withholding was made.

Section 2.4   Treatment of Equity-Based Awards.

(a)        The Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”) granted under the Company Compensation and Benefit Plans set forth on Schedule 2.4(a) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled, and the holder of such Options (to the extent listed on Schedule 2.4(a) and then outstanding and unexercised, whether vested or becoming vested prior to or upon the Effective Time) shall receive, at the Effective Time or as soon as practicable after (but in no event later than five (5) days after the Effective Time) from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such Option and (B) the excess, if any, of the Per Share Consideration over the exercise price per Share previously subject to such Option, less any required withholding taxes. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) paid by the Surviving Corporation to the applicable tax authorities when due and (ii) treated for all purposes of this Agreement as having been paid to such Persons in respect of which such deduction and withholding was made.

(b)        The Company shall take any actions reasonably necessary to effectuate the cancellation of the Options to be effective as of the Effective Time (but without derogation of the rights of the holders of Options to receive the amounts specified in Section 2.4(a)); it being understood that the intention of the parties is that following the Effective Time no holder of an Option or any participant in any Company Compensation and Benefit Plan or other employee benefit arrangement of the Company shall have any right thereunder to acquire any capital stock (including any “phantom” stock or stock appreciation rights) or derivative securities of the Company, any Company Subsidiary or the Surviving Corporation. Prior to the Effective Time, the Company, to the extent required under the Company Compensation and Benefit

Plans, shall deliver to the holders of the Options appropriate notices, in form and substance reasonably acceptable to Purchaser, setting forth such holders’ rights pursuant to this Agreement

Section 2.5   Lost Certificates.   If any Certificate is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will, subject to the applicable terms and conditions of this Agreement, issue in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.6   No Further Rights of Transfer.   At and after the Effective Time, each holder of Shares shall cease to have any rights as a stockholder of the Company, except as otherwise required by applicable Law and except for, in the case of a holder of a Certificate (other than Shares to be canceled pursuant to Section 2.1 hereof or Dissenting Shares), the right to surrender his or her Certificate in exchange for payment of the Per Share Consideration, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for cash as provided in this ARTICLE II, subject to applicable Law in the case of Dissenting Shares. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to Shares shall be closed.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company Reports filed or furnished with the SEC prior to the date hereof (other than with respect to Section 3.4 and Section 3.6, and excluding any disclosures set forth in any risk factor section thereof, or in any section relating to forward looking statements, and any other disclosures therein, in each case, to the extent that they are cautionary, predictive or forward looking in nature, and excluding any generic disclosures), and (b) as set forth in the Disclosure Schedules delivered by the Company to Parent, Purchaser and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedules”) that specifically relate to, or are reasonably apparent on their face to relate to, such corresponding Section of ARTICLE III below, the Company hereby represents and warrants to Purchaser and Merger Sub as of the date hereof as follows:

Section 3.1   Organization, Power, Authority and Good Standing.

(a)        Each of the Company and each of its Subsidiaries is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted, except where it would not have a Material Adverse Effect on the Company.

(b)        Each of the Company and each of its Subsidiaries is duly qualified and in good standing to transact business as a foreign Person in those jurisdictions set forth opposite its name on Schedule 3.1(b), which constitute all the jurisdictions in which it owns, leases, or operates property or the nature of the business or activities currently conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Company.

(c)        Purchaser has been furnished with true, correct and complete copies of each Organizational Document of the Company and each of its Subsidiaries.

Section 3.2   Authorization, Execution and Enforceability.

(a)        The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other instruments and agreements to be executed and delivered by the Company as expressly contemplated hereby and to consummate the transactions expressly contemplated hereby and thereby, but in the case of the completion of the Merger and the transactions subject thereto, subject to the adoption of this Agreement by the Requisite Stockholder Vote prior to the consummation of the Merger. The execution and delivery by the Company of this Agreement and the other instruments and agreements to be executed and delivered by the Company as expressly contemplated hereby and the performance by the Company of its obligations hereunder and thereunder have been duly and validly authorized by all requisite action on the part of the Company, other than, with respect to completion of the Merger, the adoption of this Agreement by the Requisite Stockholder Vote prior to the consummation of the Merger. This Agreement has been, and the other instruments and agreements to be executed and delivered by the Company as expressly contemplated hereby, and when delivered in accordance with the terms hereof, shall have been, duly and validly executed and delivered by the Company, and this Agreement constitutes, and the other instruments and agreements to be executed and delivered by the Company as expressly contemplated hereby, when delivered in accordance with the terms hereof, shall constitute, in each case, assuming the due and valid execution and delivery hereof and thereof by the other parties hereto and thereto, valid and binding obligations of the Company enforceable against the Company in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general principles of equity. Except as set forth on Schedule 3.2, none of the execution and delivery by the Company of this Agreement and the other instruments and agreements to be executed and delivered by the Company as expressly contemplated hereby and the performance by the Company of its obligations under this Agreement and the other instruments and agreements to be executed and delivered by the Company as expressly contemplated hereby, or the consummation of the transactions expressly contemplated hereby, does or will (i) conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligations contained in, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or the loss of any benefit under (A) any term, condition or provision of any Contract to which the Company is a party, or by which the Company or its assets or properties may be bound, (B) any provision of any Organizational Document of the Company or (ii) violate any Law applicable to the Company, except, in the case of (i)(A) or (ii) only, where it would not have a Material Adverse Effect on the Company.

(b)        The Company’s Board of Directors (at a meeting or meetings duly called and held) has unanimously (i) determined that this Agreement and the transactions expressly contemplated hereby, including the Merger and the Guaranty, are advisable and fair to and in the best interests of, the stockholders of the Company, (ii) approved this Agreement, the Guaranty and the Stockholders’ Agreements, and the transactions expressly contemplated hereby and thereby, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend the approval and adoption of this Agreement and the transactions expressly contemplated hereby, including the Merger, by the stockholders of the Company (the “Company Board Recommendation”), (iv) irrevocably taken all necessary steps to render Section 203 of the DGCL inapplicable to the execution and delivery of this Agreement and the transactions expressly contemplated hereby, including the Merger and the Stockholders’ Agreements, and (v) irrevocably resolved to elect, to the extent permitted by applicable Law, for the Company not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the transactions expressly contemplated hereby.

Section 3.3   Consents.   The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions expressly contemplated hereby do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person except (i) the pre-merger notification requirements under the HSR Act or applicable foreign antitrust or competition Laws (“International Competition Laws”), (ii) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) compliance with the notification provisions of Exon-Florio, (v) compliance with the Export Control Laws or NISPOM, (vi) the consents and approvals set forth on Schedule 3.3 and (vii) any such additional consents, approvals, authorizations, permits, filings or notifications, the failure of which to make or obtain, under this clause (vii) (A) would not prevent or materially delay the Company from performing its obligations under this Agreement or (B) would not have a Material Adverse Effect on the Company.

Section 3.4   Capitalization.

(a)        The authorized capital stock of the Company consists of 250,000,000 Shares and 20,000 shares of preferred stock of the Company, par value $0.01 per share (the “Preferred Shares”). As of the close of business on the day immediately preceding the date of this Agreement, 39,642,911 Shares and no Preferred Shares were issued and outstanding, no Shares and no Preferred Shares were held in the Company’s treasury, and 2,442,956 Shares and no Preferred Shares were reserved for issuance under the Company Compensation and Benefit Plans. In addition, as of such date, there were outstanding Options to purchase an aggregate of 1,671,441 Shares and no Preferred Shares. Since such date, the Company has not issued any Shares or Preferred Shares other than the issuance of Shares upon the exercise of Options outstanding on such date, has not granted any options, restricted stock, warrants or rights or entered into any other agreements or commitments to issue any Shares or Preferred Shares, and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Schedule 3.4(a) contains a true, correct and complete list, as of the date of this Agreement, of each Option, the number of Shares issuable thereunder, the expiration date and exercise price related thereto and, if applicable, the Company Compensation and Benefit Plan pursuant to which each such Option was granted. Except for the Options set forth on Schedule 3.4(a) and the outstanding Shares listed above, there are no outstanding (i) securities of the Company or any other Person convertible into or exchangeable for Equity Interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any Equity Interests in the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Equity Interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the Shares or Preferred Shares. Neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no outstanding obligations or commitments, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. Except as set forth in the Securityholders Agreement and the Stockholders’ Agreements, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. There are no Contracts to which the Company is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company or (ii) other than the Securityholders Agreement, vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company.

(b)        There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by the Company or its Subsidiaries other than those imposed by applicable Law or the Indenture or the credit facilities listed on Schedule 3.4(b).

Section 3.5   Subsidiaries; Investments.   Schedule 3.5 contains a true, correct and complete list of all of the Company’s Subsidiaries. The Company or one or more of its Subsidiaries is the record and beneficial owner of all the Equity Interests of each Subsidiary of the Company, free and clear of any Encumbrance (other than Permitted Encumbrances), including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Equity Interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Equity Interests in (or securities convertible into or exchangeable for Equity Interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the value of any shares of capital stock of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.

Section 3.6   Company Reports; Financial Statements.

(a)        The Company has filed or furnished all reports, schedules, certifications, forms and statements required to be filed or furnished by the Company (since August 4, 2005) or any of its Subsidiaries of the Company (since December 31, 2004) with the SEC. As of their respective dates (or, if amended, as of the date of such amendment prior to the date hereof), the Company Reports complied (and any Company Reports filed or furnished with or to the SEC subsequent to the date hereof will comply) in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules), as amended or supplemented prior to the date hereof, fairly presents, in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income, of cash flow and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules), as amended or supplemented prior to the date hereof, fairly presents, or will fairly present, in all material respects, the results of operations, cash flows, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved and the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

(b)        K & F Subsidiary is not required to file periodic reports with the SEC pursuant to the Exchange Act, but voluntarily files periodic reports pursuant to a covenant in the Indenture.

(c)        Other than K & F Subsidiary, none of the Subsidiaries is, or has at any time, since December 31, 2001, been, subject to (whether or not on a voluntary basis) the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(d)        The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has delivered to the Company’s outside auditors and the audit committee of the Company’s Board of Directors the results of its most recent evaluation prior to the date of this Agreement, including (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a 15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material (unless clearly inconsequential), that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. A true, correct and complete copy of such report has been provided to Purchaser. Since December 31, 2004, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Report has been so disclosed.

(e)        As of the date of this Agreement, the Company has not received written or oral notice from the SEC staff indicating that the SEC staff has identified any outstanding or unresolved comments in comment letters received by the Company from the SEC staff with respect to the Company Reports. To the Knowledge of the Company, as of the date of this Agreement none of the Company Reports is the subject of pending SEC review or outstanding SEC comment.

(f)         The Company has delivered or made available to Purchaser true, correct and complete copies or transcriptions of each written notification or report received since December 31, 2004 of a “material weakness” or “significant deficiency” in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “material weakness” and “significant deficiency” shall have the meanings assigned to them in the Public Company Accounting Oversight Board’s Auditing Standard 2, as in effect on the date hereof.

(g)        Since August 4, 2005, the Company has not received written or oral notice, from the New York Stock Exchange, that it is not in compliance with the applicable listing standards and corporate governance rules of the New York Stock Exchange.

(h)        Neither the Company nor, to the Company’s Knowledge, any of the Company’s Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers prohibited by Section 402 of SOX as applicable to the Company.

Section 3.7   Absence of Undisclosed Liabilities.   The Company does not have any Liabilities, except (i) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2006, (ii) executory Liabilities required to be performed after the date hereof under any Contract described in Section 3.12 or arising under or contemplated to be incurred by reason of this Agreement, the Guaranty or the Stockholders’ Agreements or (iii) as would not have a Material Adverse Effect on the Company.

Section 3.8   Absence of Changes.

(a)        Since December 31, 2006, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice in all material respects, except with respect to the transactions expressly contemplated hereby, and neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Purchaser, would constitute a breach of Section 5.2.

(b)        Since December 31, 2006, the Company has not suffered any Material Adverse Effect.

Section 3.9   Tax Matters.

(a)        Except as would not have a Material Adverse Effect, each of the Company and its Subsidiaries has timely filed all Tax Returns required to have been filed by it for all taxable periods ending on or prior to the Closing Date, either separately or as a combined, consolidated or unitary group.

(b)        All Taxes of the Company and its Subsidiaries (whether payable by the Company or any of its Affiliates), whether asserted, unasserted, contingent or otherwise, for all taxable periods through the date of the most recent consolidated balance sheet contained in the Company Reports have been timely paid or have been adequately reserved for on the most recent balance sheet set forth in the Company Reports. Except as may be noted therein, the most recent consolidated balance sheet contained in the Company Reports reflects reserves for all Taxes payable by the Company and each of its Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such balance sheet all in accordance with GAAP, consistently applied during the periods involved and the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Tax Returns filed were or will be true, complete and correct, in all material respects, when filed. The Company has not requested any extensions of time within which to file Tax Returns that are pending as of the date hereof.

(c)        No transaction has occurred or will occur prior to the Effective Time which required or will require a disclosure statement under Section 6662 of the Code (or any predecessor statute) or any similar provision of state, local or foreign law.

(d)        Neither the Company nor any Subsidiary has received notice that the IRS or any other Tax Authority has asserted against the Company or any Subsidiary any deficiency or claim for a material amount of additional Taxes.

(e)        The Company has made available in the data room to Purchaser or to Purchaser’s Representatives all Tax Returns, either separate, combined or consolidated, filed for the past three years.

(f)         All Tax deficiencies asserted or assessed against the Company or any Subsidiary have been paid or finally settled or have been adequately reserved for on the most recent balance sheet set forth in the Company Reports.

(g)        There is no pending action, audit or proceeding, or, to the Knowledge of the Company, threatened, action, audit, proceeding, or investigation with respect to (i) the assessment or collection of Taxes against the Company or any Subsidiary with respect to Taxes relating to the business or operations of the Company and its Subsidiaries or (ii) a claim for refund made by the Company or a Subsidiary with respect to Taxes previously paid relating to the business or operations of the Company and its Subsidiaries. Schedule 3.9(g) contains a complete and accurate list of all completed Tax actions, examinations, audits, or proceedings or, to the Knowledge of the Company, investigations, with respect to taxable periods that are not closed as a result of the expiration of all statutes of limitation. No material issues relating to Taxes were raised by any relevant Tax Authority in any such action, examination, audit, investigation or proceeding that can reasonably be expected to recur in a later Tax period.

(h)        There is no pending, or, to the Knowledge of the Company, threatened, claim by any Tax Authority in any jurisdiction in which the Company currently does not pay Tax or file Tax Returns that the Company or a Subsidiary is required to pay Taxes or file Tax Returns.

(i)         The Company and its Subsidiaries (i) have complied with all applicable legal requirements relating to information reporting and other applicable requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 1445 of the Code or similar provisions under any foreign Laws, and Federal Insurance Contribution Act and Federal Unemployment Tax Act) and timely paid over to the proper Tax Authorities all amounts required to be so withheld and paid over for all periods in the manner required by applicable Law, (ii) has timely withheld from employee wages and other payments and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over for all periods pursuant to all applicable legal requirements, and (iii) has duly collected and remitted any sales, use, value-added and similar Taxes required to be collected and remitted except for any items described in (i), (ii) or (iii) that are not yet due to be paid or remitted in which case such amount has been accrued or reserved for, to the extent required by GAAP, on the most recent balance sheet contained in the Company Reports.

(j)         Neither the Company nor any or its Subsidiaries has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations in connection with Taxes relating to the business or operations of the Company and its Subsidiaries for which any of them may be liable.

(k)        Neither the Company nor any of its Subsidiaries has taken any action not in accordance with past practice that would have the effect of deferring any material Tax liability of the Company or any of its Subsidiaries from any taxable period ending on or before the Closing Date to any taxable period ending after the Closing Date.

(l)         No consent has been filed under Section 341(f) of the Code with respect to the Company or any of its Subsidiaries.

(m)      There is no Encumbrance on the assets, income or operation of the Company or any of its Subsidiaries with respect to any Tax, except for Taxes not yet due and payable.

(n)        Neither the Company nor any of its Subsidiaries is currently required to make any adjustments pursuant to Section 481(a) or Section 263A of the Code (or similar provisions of state, local or foreign law or regulations) nor, to the Knowledge of the Company, has the IRS (or other Taxing Authority) proposed, or is considering, any such change in accounting method.

(o)        Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that would result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(p)        Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that is subject to the provisions of Section 162(m) of the Code.

(q)        None of the assets of the Company nor any of its Subsidiaries is property that is required to be treated as owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the assets of the Company or any of its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(r)        None of the assets of the Company or any of its Subsidiaries secures any debt the interest on which is tax exempt under Section 103 of the Code.

(s)        The Company has never been an “S corporation”, as that term is defined in Section 1361(a) of the Code, for federal or state income tax purposes.

(t)         There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity or assumption obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority) to which the Company is a party, subject, obligated or bound in any manner.

(u)        Neither the Company nor any of its Subsidiaries is a United States real property holding corporation within the meaning of Code Section 897(c)(2).

(v)        Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other agreement that is treated as a partnership for U.S. federal income tax purposes with any Person.

(w)       Neither the Company nor any of its Subsidiaries has participated in any transactions described in Section 355 or Section 367 of the Code.

(x)        Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, the percentage of completion method of accounting or any other method of accounting.

Section 3.10   Real Property-Owned or Leased.

(a)        Schedule 3.10(a) contains a true, correct and complete list of all real property owned by the Company and each of its Subsidiaries and the full name of the title holder of such real property (the “Owned Real Property”). Each of the Company and its Subsidiaries has good and marketable title to its Owned Real Property or a good and valid leasehold interest in each Leased Real Property (as defined below), in each case free and clear of all Encumbrances other than Permitted Encumbrances. Schedule 3.10(a) contains a true, correct and complete list of all of the real property leased by the Company or any of its Subsidiaries pursuant to one or more leases (“Leased Real Property” and, together with the Owned Real Property, the “Real Property”). The Real Property constitutes all real property currently leased, used or occupied by the Company.

(b)        With respect to the Real Property: (i) to the Knowledge of the Company, no portion thereof is subject to any pending condemnation Proceeding or any Proceeding by any public or quasi-public authority and there is no threatened condemnation or Proceeding with respect thereto; (ii) the physical condition of the Real Property is sufficient in all material respects to permit the continued conduct of the Subject Business as currently conducted subject to the provision of normal, usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction; and (iii) there are no Contracts, written or oral, to which the Company or any of its Subsidiaries is a party, granting to any party or parties the right of use or occupancy of any portion of the parcels of the Real Property other than Permitted Encumbrances.

(c)        With respect to the Leased Real Property, each of the Company and its Subsidiaries is the owner and holder of all the leasehold estates described and granted by each lease to which it is a party. (i) To the Knowledge of the Company, each lease set forth on Schedule 3.10(a) (or required to be set forth on Schedule 3.10(a)) is in full force and effect; (ii) all rents and additional rents due to date on each such lease are not materially late; (iii) to the Knowledge of the Company, in each case, the lessee is in peaceable possession of the real property subject to such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and (iv) there exists no default or event, occurrence, condition or act, which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease by the Company or such Subsidiary or, to the Knowledge of the Company, any other party thereto. The Company and its Subsidiaries and, to the Company’s Knowledge, each of the other parties thereto in each case has performed in all respects all obligations required to be performed by it under each such lease, except where the failure to do so would not have a Material Adverse Effect on the Company.

Section 3.11   Intellectual Property.

(a)        Schedule 3.11(a) contains a complete and accurate list of all of the following that are owned by the Company and its Subsidiaries: (i) issued patents and pending patent applications, (ii) registrations and applications for registration of any Marks, (iii) registered copyrights and applications therefor, and (iv) internet domain names (collectively, whether or not registration has issued with respect thereto, the “Company Intellectual Property”). Schedule 3.11(a) also sets forth any material software that is incorporated into any material products marketed by Company that was authored by employees of Company or its Subsidiaries in the course and scope of their employment or commissioned by Company or its Subsidiaries from third parties. All such third parties are subject to agreements providing that Company or such Subsidiary owns the Intellectual Property Rights in such software (collectively, “Company Software”).

(b)        Except as specified on Schedule 3.11(b), the Company and its Subsidiaries own the Company Intellectual Property and the Intellectual Property Rights in the Company Software (the “Software Rights”) free and clear of all Encumbrances (other than Permitted Encumbrances, and other than any licenses or similar rights granted by the Company or any Subsidiary in the ordinary course of business with respect to the Company Intellectual Property or the Software Rights or under any licenses that are not material or that are listed on Schedule 3.11(d)), except where it would not have a Material Adverse Effect on the Company. To the Knowledge of the Company, (i) the conduct of the business of the Company and its Subsidiaries is not currently operated in a manner that infringes, misuses or misappropriates any Intellectual Property Rights of any third parties in any material respect and (ii) Company’s or its Subsidiaries’ manufacture and sale of material new products that the Company currently expects to commercially release within one hundred eighty (180) days after the date hereof (if any) will not infringe, misuse or misappropriate any Intellectual Property Right of any third parties in any material respect.

(c)        Schedule 3.11(c) identifies each material agreement, other than “off-the-shelf” and “shrink wrap” licenses, pursuant to which the Company and its Subsidiaries obtained a material license to Intellectual Property Rights owned by any third party, used or contemplated to be used within one hundred eighty (180) days after the date hereof in the operation of the business of the Company and its Subsidiaries as it is currently conducted or as currently expected by the Company to be conducted within such one hundred eighty (180) day period. The Company has delivered to Purchaser correct and complete copies of all such agreements. To the Company’s Knowledge, all such agreements are in full force and effect and, except where it would not have a Material Adverse Effect on the Company, neither the Company and its Subsidiaries nor, to the Company’s Knowledge, the other party or parties thereto is in default of its obligations thereunder.

(d)        Schedule 3.11(d) sets forth all material licenses from the Company or any Subsidiary thereof to any third party of Company Intellectual Property or Software Rights. To the Company’s Knowledge, all licenses referred to in Schedule 3.11(d) are in full force and effect and neither the Company and its Subsidiaries nor, to the Company’s Knowledge, the other party or parties thereto is in default in any material respect of its obligations thereunder, except where it would not have a Material Adverse Effect on the Company.

(e)        Except as set forth on Schedule 3.11(e) or where it would not have a Material Adverse Effect on the Company (i) there are no claims or actions against the Company or any of its Subsidiaries that are presently pending, and to the Company’s Knowledge, no claims or actions have been threatened, that contest the validity, right to use, ownership or enforceability of any Company Intellectual Property; and (ii) to the Company’s Knowledge, no third party is infringing or misappropriating any Company Intellectual Property.

(f)         To the Company’s Knowledge, (i) all of the registrations of the Company Intellectual Property that is registered are valid, enforceable and subsisting in good standing and (ii) except as provided in Schedule 3.11(f), all such registrations and all applications for registration are recorded or filed in the name of the Company or one of its Subsidiaries.

(g)        To the Company’s Knowledge, no Open Source Software is incorporated into any Company Software.

(h)        Except where it would not have a Material Adverse Effect on the Company: (i) the Company and its Subsidiaries have taken reasonable precautions to maintain the confidentiality of its trade secrets, including methods, techniques, processes and know how; and (ii) the Company has implemented and substantially follows the programs (if any) relating to invention disclosures and trademark usage that are specified on Schedule 3.11(h).

Section 3.12   Agreements, No Defaults, Etc.

(a)        The Company has made available (x) to PricewaterhouseCoopers LLP (subject to and in accordance with a Nondisclosure Agreement dated February 24, 2007) true, correct and complete copies of certain commercially sensitive data requested by Purchaser and (y) (except with respect to such commercially sensitive data) true, correct and complete copies of, all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (in the case of this clause (y), such availability has been either (A) in the Company Reports filed prior to the date hereof, (B) in the electronic data room set up by the Company, or (C) in hard copy, provided that a schedule of such contracts, agreements, commitments, arrangements, leases and other instruments provided in hard copy has been included in the electronic data room set up by the Company), in each case, that:

(i)         would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company or K & F Subsidiary on a Current Report on Form 8-K;

(ii)       contain covenants that limit the right of the Company or any of its Subsidiaries (or which, following the consummation of the transactions expressly contemplated hereby, could restrict the right of the Surviving Corporation or any of its Subsidiaries) to compete in any business or with any person or in any geographic area, or to purchase, sell, supply or distribute any service or product, except any such contract, agreement, commitment, arrangement, lease (including with respect to personal property) and other instrument that may be cancelled without any material penalty or liability to the Company or any of its Subsidiaries upon notice of sixty (60) days or less;

(iii)      relates to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iv)       represents or relates to any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and indices;

(v)        relates to (A) indebtedness for borrowed money or the deferred purchase price of property and having an outstanding principal amount under any such contract in excess of $5,000,000 or (B) conditional sale arrangements or the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $5,000,000;

(vi)       were entered into after December 31, 2006 or are not yet consummated, and involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $1,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);

(vii)     by its terms (A) is reasonably expected to lead to the aggregate payment or receipt by the Company and its Subsidiaries under such contract of more than $10,000,000 over the remaining term of such contract, (B) contains scheduled price reductions in excess of 5% per annum or an aggregate decrease in excess of $1,000,000 in the Contract’s anticipated net profit over the term of such contract and has a remaining term of more than five years, (C) individually or as part of a series of related contracts requires the Company or any of its Subsidiaries to pay program participation costs exceeding $5,000,000, whether as free or discounted original equipment, cash contributions or otherwise over the remaining term of the contract, or (D) will give rise to any right of termination, acceleration, cancellation or amendment of such Contract as a result of the transactions expressly contemplated by this Agreement and involves future receipts exceeding $5,000,000;

(viii)    with respect to any acquisition pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that could reasonably be expected to result in payments by the Company and its Subsidiaries in excess of $1,000,000;

(ix)       obligates the Company or any of its Subsidiaries to (A) provide a guarantee in excess of $2,500,000 or (B) make any capital commitment or expenditure (other than program participation costs, which are subject only to clause (vii) above, and including pursuant to any development project or joint venture) in excess of $2,500,000; and

(x)        provide for any confidentiality or standstill arrangements in connection with any Acquisition Proposal.

Each contract of the type described in clauses (i) through (x) is referred to herein as a “Material Contract.”

(b)        Except where it would not have a Material Adverse Effect on the Company: (i) each Material Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect; (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any other party.

Section 3.13   Litigation, Etc.   Except as disclosed on Schedule 3.13(a), there are no (i) material Proceedings pending or, to the Knowledge of the Company, threatened against or investigations into the Company or any of its Subsidiaries, whether at law or in equity, whether civil or criminal in nature or before or by any Governmental Entity or arbitrator, (ii) material Orders of any Governmental Entity or arbitrator with respect to, involving or against the Company or any of its Subsidiaries that remain in effect or (iii) to the Knowledge of the Company, outstanding material complaints filed against the Company or any of its Subsidiaries with any trade or industry organization of which the Company or any of its Subsidiaries is a member.

(b)        Schedule 3.13(b) contains a true and complete list of all claimants who have brought (i) Non-Employee Asbestos Proceedings, (ii) Employee Asbestos Proceedings and (iii) Nasco Asbestos Proceedings filed against the Company or any of its Subsidiaries.

(c)        The Company or a Subsidiary of the Company has tendered all Non-Employee Asbestos Proceedings disclosed on Schedule 3.13(b) for defense and indemnity to The Goodyear Tire & Rubber Company (“Goodyear”). Goodyear has paid all defense and indemnity costs, and the Company has not received written notice from Goodyear stating that it would not provide such defense and indemnity for Non-Employee Asbestos Proceedings;

(d)        To the Knowledge of the Company, no Nasco Asbestos Proceeding is pending, as of the date hereof, alleging injury to any employee or former employee of Nasco Aviation Corporation, any of its Subsidiaries or any of their respective predecessors.

Section 3.14   Compliance with Laws.   Except as would not have a Material Adverse Effect on the Company, (a) each of the Company and each Subsidiary of the Company (i) has complied in all respects with, and is in compliance in all respects with, all Laws, Orders and Permits applicable to the Company or such Subsidiary and the Subject Business and (ii) has all Permits used or reasonably necessary in the conduct of the Subject Business, (b) all of such Permits are in full force and effect, (c) no violations with respect to any such Permit have occurred, and (d) no Proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any such Permit. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any Subsidiary is pending or threatened, nor has any Governmental Entity notified the Company or any Subsidiary of its intention to conduct the same. Schedule 3.14 contains a true, correct and complete list of the material Permits of the Company and its Subsidiaries.

Section 3.15   Insurance.

(a)        Schedule 3.15 contains a true and complete list of all material policies of liability, theft, fidelity, business interruption, life, fire, product liability, worker’s compensation, employees, health and other material forms of insurance held by the Company and its Subsidiaries currently in effect (specifying the insurer, amount of coverage and type of insurance). The Company and its Subsidiaries have maintained such or similar types of insurance coverage at all times during the last three years. The insurance policies in effect as of the date hereof with respect to the Company and its Subsidiaries are customary, in all material respects, in terms and coverage amounts, for Persons conducting similar businesses and operating similar properties in the localities where the Subject Business is currently conducted and the properties of the Company or any of its Subsidiaries are located.

(b)        With respect to each policy of insurance listed on Schedule 3.15, except as would not have a Material Adverse Effect on the Company: (i) all premiums invoiced and due through the date of this Agreement with respect thereto have been paid, and neither the Company nor any of its Subsidiaries is in default with respect to its obligations under such policy; (ii) there are no outstanding claims currently pending under such policy as of the date of this Agreement that would be reasonably expected to cause an increase in the insurance rates of the Company and its Subsidiaries; and (iii) neither the Company nor any of its Subsidiaries has received any notice that such policy has been or shall be canceled or terminated or will not be renewed on substantially the same terms as are now in effect or the premium on such policy shall be increased on the renewal thereof.

Section 3.16   Labor Relations; Employees.

(a)        Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any labor union contract, nor, to the Knowledge of the Company, are there any employees of the Company or any of its Subsidiaries represented by a works’ council or a labor organization in relation to their employment by the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, are there any activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any labor union or labor organization, in each case that is or could reasonably be material to the Company. There is no pending or, to the Knowledge of the Company, threatened (i) labor strike or (ii) material dispute, walkout, work stoppage, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election, governmental investigation or lockout with respect to employees of the Company or any of its Subsidiaries, and no such (i) labor strike or (ii) material dispute, walkout, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election, governmental investigation, or lockout has occurred since December 31, 2004. No material grievance or arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or has been threatened against the Company or its Subsidiaries that could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(b)        Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any material consent decree with, or citation by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices.

(c)        Neither the Company nor any of its Subsidiaries has incurred any material liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act or any state or local Laws regarding the termination or layoff of employees or notice thereof.

(d)        Schedule 3.16(d) contains a true and complete list of (i) any material written claim by any past or present employee of the Company or any of its Subsidiaries or any labor organization on behalf of any employee that such employee or union member was subject to any wrongful discharge or any employment discrimination by the Company or any of its Subsidiaries or its management; or (ii) any written notice of any material Proceeding by any Government Entity of any alleged wrongful employment or labor practice by the Company or any of its Subsidiaries, in each case under clause (i) or (ii), since January 1, 2004.

Section 3.17   ERISA Compliance

(a)        Each benefit and compensation plan, contract, policy or arrangement covering current or former employees of the Company and its Subsidiaries (for purposes of this Section 3.17, the “Employees”) and current or former directors of the Company and its Subsidiaries, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, and incentive and bonus, deferred compensation, stock purchase, restricted stock, stock option, stock appreciation rights or stock based plan (the “Company Compensation and Benefit Plans”), other than Company Compensation and Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Company Non U.S. Compensation and Benefit Plans”), are listed on Schedule 3.17(a). True and complete copies of all Company Compensation and Benefit Plans, including any trust agreement or insurance contract forming a part of any Company Compensation and Benefit Plans, all amendments thereto and the financial statements and summary plan descriptions related thereto have been made available to Purchaser.

(b)        All Company Compensation and Benefit Plans other than Company Non-U.S. Compensation and Benefit Plans (collectively, “Company U.S. Compensation and Benefit Plans”) are in substantial compliance with their terms, ERISA, the Code, and other applicable Laws. Each Company U.S.

Compensation and Benefit Plan that is subject to ERISA (the “ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination letter from the IRS and the Company has no Knowledge of anything that is likely to result in the revocation of any such favorable determination letter. As of the date hereof, there is no pending or, to the knowledge of the Company, material threatened suit, claim or other litigation relating to the Company U.S. Compensation and Benefit Plans (other than routine claims for benefits). Neither the Company nor any of its ERISA Affiliates has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)        Other than K & F Subsidiary Retirement Plan for Salaried Employees and the ABSC/EFC Retirement Plan for Bargaining Unit Employees, no Company Pension Plan is, or has in the five years preceding this year been, subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate thereof has contributed or been obligated to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”).

(d)        All material contributions required to be made under the terms of any Company Compensation and Benefit Plan as of the date hereof have been made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports filed or furnished prior to the date hereof.

(e)        Except as set forth on Schedule 3.17(e), neither the Company nor any entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) has any obligations to provide health or other non-pension benefits to retirees or other former employees under any ERISA Plan, except as required by Section 4980 of the Code or Part 6 of Title I of ERISA.

(f)         All Company Non-U.S. Compensation and Benefit Plans comply in all material respects with applicable local Law (including any local regulatory or tax approval requirements). All Company Non-U.S. Compensation and Benefit Plans are listed on Schedule 3.17(f). True and complete copies of all Company Non-U.S. Compensation and Benefit Plans listed on Schedule 3.17(f), and all amendments thereto, have been made available to Purchaser. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened material litigation relating to the Company Non-U.S. Compensation and Benefit Plans. None of the Company Non-U.S. Compensation and Benefit Plans is a defined benefit plan within the meaning of any applicable Law. Each Company Non-U.S. Compensation and Benefit Plan required to be registered under the Laws of any jurisdiction has been registered and has been maintained in good standing with applicable regulatory authorities and has been approved by any applicable Taxing Authority to the extent such Approval is required.

(g)        The execution of this Agreement and the consummation of the transactions expressly contemplated hereby do not constitute a triggering event under any Employee Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), constituting a “parachute payment” (as such term is defined in Section 280G of the Code).

(h)        Except as set forth on Schedule 3.17(h), no employee or former employee or director of the Company or any Subsidiary of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefit under any company U.S. Compensation and Benefit Plan as a result of the transactions expressly contemplated by this Agreement.

(i)         No filing, application or other matter is pending with the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Entity.

(j)         All of the Company U.S. Compensation and Benefit Plans are in material compliance with the applicable terms of ERISA, the Code and any other applicable Laws.

(k)        Each Company U.S. Compensation and Benefit Plan has been operated in all material respects in good faith compliance with the applicable requirements of Section 409A of the Code since January 1, 2005.

(l)         As of January 1, 2006, the most recently completed actuarial valuation date, the “current liability” of the K & F Subsidiary Retirement Plan for Salaried Employees and the ABSC/EFC Retirement Plan for Bargaining Unit Employees did not exceed the fair market value of the assets of such plans (as defined in Section 302(a)(7) of ERISA) by more than $40,000,000 in the aggregate, and, to the Company’s Knowledge, no event has occurred since the date of such last valuation which would materially and adversely affect such funded status, other than changes to mortality tables to be used as defined in Treasury Regulation 1.412(1)(7)-1.

Section 3.18   Environmental Matters.

(a)        Except as set forth on Schedule 3.18(a):

(i)         Since January 1, 1997, the Company and its Subsidiaries have complied in all material respects, and, as of the date of this Agreement, are in compliance with all Environmental Laws, including filing all notifications and obtaining, maintaining and timely applying for renewal or amendment for all Permits required thereunder, except for any noncompliance that would not reasonably be expected to give rise to any Liabilities for the Company or its Subsidiaries under Environmental Laws in excess of $2,000,000 individually or $10,000,000 in the aggregate;

(ii)       Neither the Company nor any of its Subsidiaries (A) has received as of the date hereof any written notice regarding any actual or alleged violation of any Environmental Laws, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to the Subject Business or the Real Property or any real property formerly owned, leased or operated by the Company or any of its Subsidiaries, or at any other location; or (B) has entered into or assumed by Contract or operation of Law or otherwise any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Law, except where the foregoing would not reasonably be expected to have any Liabilities for the Company or its Subsidiaries under Environmental Laws in excess of $2,000,000 individually or $10,000,000 in the aggregate.

(iii)      There are not now nor, to the Knowledge of the Company, have there been any hazardous waste treatment, storage or disposal facilities that require a permit under the Environmental Laws, and there are not now nor, to the Knowledge of the Company, have there been any underground storage tanks, landfills, waste piles or surface impoundments on or at the Real Property that require investigation or other response action under Environmental Law, except where any of the foregoing would not reasonably be expected to give rise to any Liabilities for the Company or its Subsidiaries under Environmental Laws in excess of $2,000,000 individually or $10,000,000 in the aggregate;;

(iv)       Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for the disposal of, transported, handled or released any hazardous substance on the Real Property or at any other location in a manner that has given or could reasonably be expected to give rise to Liabilities under any Environmental Laws (including any Liability for response costs, corrective action costs, personal injury, property, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations pursuant to any Environmental Laws) that would reasonably be expected to give rise to Liabilities for the Company or its Subsidiaries under Environmental Laws in excess of $2,000,000 individually or $10,000,000 in the aggregate; and

(v)        The Company and its Subsidiaries have been and are currently in material compliance with all applicable requirements of the State of California’s Proposition 65 (California Health & Safety Code sec. 125249.5, et seq.).

(b)        The Company and its Subsidiaries have provided Purchaser with, or given Purchaser access to, copies of all material environmental assessments, reports and studies within the possession of the Company dated within 10 years of the date hereof with respect to past or present environmental conditions at any of the Real Properties or other real property formerly owned, leased or operated by the Company and its Subsidiaries.

(c)        There are no facts, circumstances or conditions relating to the past or present business or operations of the Company or any Subsidiary, or to any past or present property owned, leased, licensed or occupied by the Company or any of its Subsidiaries or any of its predecessors that would give rise to Liability under Environmental Laws that would have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d)        To the Knowledge of the Company, the Indemnity Agreements and the Environmental Insurance Policy are in full force and effect as of the date hereof and are valid and enforceable by the Company or a Subsidiary of the Company against the other parties thereto.

Section 3.19   Brokers.   Other than Goldman, Sachs & Co. (the “Company Financial Advisor”), whose fees and expenses will be paid at or prior to Closing, neither the Company nor any of its Subsidiaries has (a) employed or engaged any broker or finder or (b) incurred any Liability for any brokerage fees, commissions or finders’ fees or expenses, payable by the Company or any of its Subsidiaries in connection with the transactions expressly contemplated hereby which will not be paid or satisfied prior to the Closing. A true, correct and complete copy of the Company Financial Advisor’s Contract has been provided to Purchaser. Any fees under the Amended and Restated Management Services Agreement dated as of August 12, 2005 by and among the Company, K & F Subsidiary and Aurora Management Partners LLC that may arise or result from this Agreement, the Merger or the transactions contemplated in this Agreement have been waived.

Section 3.20   Related Transactions.   Except as set forth on Schedule 3.20, there are no transactions, or series of related transactions, agreements, arrangements or understandings, between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries or any of the Affiliates of the foregoing, on the other hand, that would be required to be disclosed under Item 404 promulgated under the Securities Act that has not been disclosed.

Section 3.21   Government Contracts.

(a)        To the Knowledge of the Company, with respect to each executory Government Contract or outstanding Bid to which the Company or any of its Subsidiaries is a party: (i) the Company and each of its Subsidiaries has complied in all material respects with all terms and conditions of such Government Contract or Bid; (ii) the Company and each of its Subsidiaries has complied in all material respects with all requirements of statute, rule, regulation, order or agreement with the U.S. Government pertaining to such Government Contract or Bid; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Bid were current, accurate and complete as of their effective date, and the Company and each of its Subsidiaries has complied in all material respects with all such representations and certifications; (iv) neither the U.S. Government, nor any prime contractor, subcontractor or other Person, has notified the Company or any of its Subsidiaries, in writing, that the Company or any of its Subsidiaries has breached or violated any statute, rule, regulation, certification, representation, clause, provision or requirement; and (v) no termination for default has been issued, and no cure notice or show cause notice has been issued and not resolved or cured. For purposes of this Section 3.21, “executory Government Contract” means a Government Contract that has not been closed by the U.S. Government, prime contractor or subcontractor, as appropriate.

(b)        To the Knowledge of the Company: (i) neither the Company nor any of its Subsidiaries nor any of the Company’s or its Subsidiaries’ directors, officers or employees is (or for the last three years has been) under administrative, civil or criminal investigation, indictment or information, or audit (other than routine contract audits) or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid of the Company or any of its Subsidiaries; or (ii) neither the Company nor any of its Subsidiaries nor any of the Company’s or its Subsidiaries’ directors, officers or employees has made a Voluntary Disclosure pursuant to the Department of Defense Fraud Voluntary Disclosure Program with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid of the Company or any of its Subsidiaries that has led or could reasonably be expected to lead, either before or after the Closing Date, to any of the consequences set forth in subsection (i) above or any other material damages, assessment of penalties, recoupment of payment or disallowance of cost.

(c)        Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers or employees is (or at any time during the last five years has been) suspended or debarred from doing business with the U.S. Government or declared nonresponsible or ineligible for U.S. Government contracting. To the Knowledge of the Company, there are no matters pending that are believed reasonably likely to lead to the institution of suspension or debarment proceedings against the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has, within the past five years, been terminated for default under any Government Contract.

Section 3.22   Product Warranty and Liability.   To the Company’s Knowledge, the products designed, manufactured, sold or leased, and the services performed, by the Company and its Subsidiaries have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company and its Subsidiaries have no material liability, and there is no basis for any present or future action, suit or other proceeding giving rise to any material liability not covered by insurance, (a) for replacement or repair of any such product or other damages in connection therewith, other than product warranty expenses of a type and amount consistent with the past custom and practice of the Company and its Subsidiaries, or (b) arising out of any injury to persons or property as a result of any such product or any services performed by the Company or any of its Subsidiaries. To the Company’s Knowledge, since December 31, 2004, neither the Company nor any Subsidiary has received any written or oral notice that an action, suit or proceeding has been, or in the future may be, made alleging that products or services of the Company or any Subsidiary are or were defective in any material respect.

Section 3.23   International Trade and Export Controls.

(a)        (i) The Company is in material compliance with all Laws concerning the exportation of any products, technology, technical data and services (“Export Control Laws”), including those administered by, without limitation, the United States Department of Commerce, the United States Department of State, and the United States Department of the Treasury; (ii) the Company is in material compliance with United States and international economic and trade sanctions, including those administered by the Office of Foreign Assets Control (“OFAC”) within the United States Department of Treasury; and (iii) the Company is in material compliance with the antiboycott regulations administered by the United States Department of Commerce, the Foreign Corrupt Practices Act, and all laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security.

(b)        To the Knowledge of the Company, no director, officer or employee of the Company or any of its Subsidiaries is identified on any of the following documents: (i) the OFAC list of “Specially Designated Nationals and Blocked Persons” (“SDNs”); (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; (iv) the Financial Sanctions Unit of the Bank of England “Consolidated List”; (v) the Solicitor General of Canada’s “Anti-Terrorism Act Listed Entities”; (vi) the Australian Department of Foreign Affairs and Trade “Charter of the United Nationals (Anti-terrorism—Persons and Entities) List”; (vii) the United Nations Security Council Counter-Terrorism Committee “Consolidated List”; or (viii) European Union Commission Regulation No. 1996/2001 of October 11, 2001. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is involved in business arrangements or otherwise engages in transactions with or involving countries subject to economic or trade sanctions imposed by the United States Government, or with or involving SDNs, in violation of the regulations maintained by OFAC.

Section 3.24   Questionable Payments.   To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective directors, executives, representatives, agents or employees for or on behalf of the Company or any Subsidiary (a) has made, authorized or offered or is making any illegal contributions, gifts, entertainment or payments of other expenses relating to political activity, (b) has made, authorized or offered or is making any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other similar Law of any non-U.S. jurisdiction, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.25   Proxy Statement; Other Filings.   The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided in accordance with this Agreement to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time the Proxy Statement is first mailed and at the time of the Special Meeting, and any Other Filings filed or furnished by the Company with the SEC in connection with the Merger, at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Purchaser, Merger Sub or any Affiliate of Parent, Purchaser or Merger Sub expressly for inclusion therein. The Proxy Statement and the Other Filings filed or furnished by the Company with the SEC will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 3.26   Opinion.   Prior to the execution of this Agreement, the Company Financial Advisor has delivered to the Board of Directors of the Company its opinion that, as of the date thereof and based upon and subject to the matters set forth therein, the Per Share Consideration was fair, from a financial point of view, to the holders of Common Stock. The Company will promptly after receipt deliver to Purchaser a true, correct and complete copy of the written opinion for information purposes.

Section 3.27   Required Vote of Company Stockholders.   The only vote of the holders of outstanding securities of the Company required by its Organizational Documents, by Law or otherwise to complete the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares. The vote required by the previous sentence is referred to as the “Requisite Stockholder Vote.”

Section 3.28.   State Takeover Statutes; Certificate of Incorporation.   The Board of Directors of the Company has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL shall be inapplicable to the execution, delivery or performance of this Agreement and the Stockholders’ Agreements and the consummation of the Merger and the other transactions expressly contemplated by this Agreement. To the Knowledge of the Company, no other Takeover Law is applicable to the execution, delivery or performance of this Agreement or the Stockholders’ Agreements or the consummation of the Merger or the other transactions expressly contemplated by this Agreement.

Section 3.29   Parent Shareholders Circular, etc.   The information provided or to be provided, or confirmed or to be confirmed, by the Company or any Company Subsidiary expressly for inclusion in the Parent Shareholders Circular, the Financing Agreements or any other documents published by Parent in connection with the Financing (all of such information, as of the date hereof, being identified on Schedule 3.29) will not, in the case of the Parent Shareholders Circular, at the time the Parent Shareholders Circular is first mailed or posted or at the time of the EGM or, in the case of any such other document, at the time it is first published, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.30   No Other Representations or Warranties.

(a)        Except for the representations and warranties contained in this Agreement or the Stockholders’ Agreements, each of Purchaser and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company has made or is making any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries or their respective businesses, or with respect to any other information provided to Parent, Purchaser or Merger Sub or any of their Representatives. Except with respect to information provided or confirmed by the Company or any Company Subsidiary expressly for inclusion in the Parent Shareholders Circular in accordance with Section 3.29, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Purchaser or Merger Sub or, insofar as the parties are concerned, any other Person resulting from the distribution to Parent, Purchaser or Merger Sub of, or use by Parent, Purchaser or Merger Sub of, any such information, including without limitation any information, documents, projections, forecasts or other material made available to Parent, Purchaser or Merger Sub or any of their Representatives in a “data room” or “virtual data room”, confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement or otherwise, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Agreement, in the Company Disclosure Schedules or in a certificate delivered by the Company in connection with the Closing or in the Stockholders’ Agreements.

(b)        In connection with the investigation by Purchaser and Merger Sub of the Company and its Subsidiaries, Parent, Purchaser and Merger Sub and their respective Representatives have received or may receive from the Company and/or its Subsidiaries or their respective Representatives certain projections, forward looking statements and other forecasts and certain business plan information. Each of Purchaser and Merger Sub acknowledges that neither the Company nor any other Person is making any representation or warranty with respect to such estimates, projections, forecasts or plans. Purchaser and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of Parent, Purchaser and Merger Sub is familiar with such uncertainties, that each of Parent, Purchaser and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), that none of Parent, Purchaser or Merger Sub shall have any claim against any Person with respect thereto and that the Company has made available to Parent, Purchaser or Merger Sub or their respective Representatives the opportunity to ask questions and receive answers concerning the Company and its Subsidiaries and their respective businesses and to obtain additional information as may be necessary to verify the accuracy of information furnished to Parent, Purchaser and Merger Sub and their respective Representatives. Nothing in this Section 3.30 shall be in derogation of or shall be deemed to modify the specific representations and warranties made by the Company in this Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
OF PURCHASER AND MERGER SUB

Except as set forth in the Disclosure Schedules delivered by Purchaser and Merger Sub to the Company concurrently with the execution of this Agreement (the “Purchaser Disclosure Schedules”) that specifically relate to, or are reasonably apparent on their face to relate to, such corresponding Section of ARTICLE IV below, Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to the Company as of the date hereof as follows:

Section 4.1   Organization and Good Standing.   Each of Purchaser and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. The Company has been furnished with true, correct and complete copies of each Organizational Document of Purchaser and Merger Sub.

Section 4.2   Authorization; Execution; Enforceability.

(a)        Each of Purchaser and Merger Sub has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions expressly contemplated hereby, subject to the approval, prior to the consummation of the Merger and the Rights Issue, of the resolutions set forth in the Parent Shareholders Circular by the holders of Parent’s ordinary shares, present in person or by proxy who are entitled to vote at the EGM to approve the Merger, to increase the authorized share capital of Parent and to authorize the Board of Directors of Parent to allot share capital of Parent (the “Parent Shareholder Approval”). The only vote of the holders of outstanding securities of Parent required by its Organizational Documents, by Law or otherwise to complete the Merger, the Rights Issue or to consummate the transactions expressly contemplated hereby, is the approval of the resolutions set forth in the Parent Shareholders Circular by the affirmative vote of the holders of not less than a majority of the outstanding shares of Parent present in person or by proxy who are entitled to vote at the EGM.

(b)        The execution and delivery by each of Purchaser and Merger Sub of this Agreement and the other instruments and agreements to be executed and delivered by such party as contemplated hereby, the consummation of the transactions expressly contemplated hereby and thereby to be consummated by Purchaser or Merger Sub (other than consummation of the Merger), and the performance by such party of its obligations hereunder and thereunder have been duly and validly authorized by all requisite action on the part of such party. The consummation of the Merger has been duly and validly authorized by all requisite corporate action on the part of Purchaser and Merger Sub, subject to obtaining Parent Shareholder Approval. This Agreement and the other instruments and agreements to be executed and delivered by either Purchaser or Merger Sub as contemplated hereby have been duly and validly executed and delivered by each such party and constitute, assuming the due and valid execution and delivery thereof by the other parties thereto (other than Purchaser or Merger Sub or any of their respective Affiliates), valid and binding obligations of each such party enforceable against it in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general principles of equity.

(c)        The Rights Issue has been duly and validly authorized by all requisite corporate action on the part of Parent, except for the Parent Shareholder Approval.

(d)        The Board of Directors of Parent has approved the Guaranty Agreement and the transactions contemplated by this Agreement in accordance with applicable Law and has unanimously resolved (subject to Section 5.10(d)) to recommend approval of the Merger by its shareholders (such recommendation, the “Parent Board Recommendation”).

Section 4.3   Consents.   The execution, delivery and performance of this Agreement by Purchaser and Merger Sub and the consummation of the transactions expressly contemplated hereby by Purchaser and Merger Sub do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person except (i) compliance with the pre-merger notification requirements under the HSR Act or applicable International Competition Laws set forth on Schedule 4.3 of the Purchaser Disclosure Schedules, (ii) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of the Certificate of Merger with the Delaware Secretary, (iv) the notification provisions of Exon-Florio, (v) under any Export Control Laws or NISPOM, (vi) compliance with any applicable requirements of the U.K. Financial Services Authority after the date hereof and (vii) any such consents, approvals, authorizations, permits, filings or notifications, the failure of which to make or obtain under this clause (vii) would not prevent or materially delay Purchaser or Merger Sub from performing their respective obligations under this Agreement and the other instruments and agreements to be executed and delivered by such party as contemplated hereby or the consummation of the Merger or the other transactions expressly contemplated hereby.

Section 4.4   Ownership of Merger Sub; No Prior Activities.   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub (i) has not conducted, and will not prior to the Effective Time conduct, any business (ii) has no, and prior to the Effective Time will have no, assets or liabilities except in connection with the transactions contemplated by this Agreement. None of Parent, Purchaser or Merger Sub or any of Parent’s Subsidiaries owns (beneficially or of record) any Shares, and none of Parent, Purchaser or Merger Sub or any of Parent’s Subsidiaries is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares, except this Agreement and the Stockholders’ Agreements.

Section 4.5   Litigation.   As of the date hereof, there is no Proceeding, at law or in equity, by any Person pending or, to the Knowledge of Purchaser and Merger Sub, threatened, which would prevent Purchaser or Merger Sub from performing or materially delaying their respective obligations under this Agreement and the other instruments and agreements to be executed and delivered by such party as contemplated hereby or the consummation of the Merger or the other transactions expressly contemplated hereby.

Section 4.6   No Brokers.   Other than N M Rothschild & Sons Limited and Merrill Lynch International or in connection with the Financing Agreements, neither Parent, Purchaser nor Merger Sub nor any of Parent’s Subsidiaries has (i) employed or engaged any broker, investment banker, agent or finder or (ii) incurred any Liability for any brokerage fees or expenses, commissions or finders’ fees or expenses, payable by Parent, Purchaser or Merger Sub or any Subsidiary thereof in connection with the transactions expressly contemplated hereby.

Section 4.7   Financing.

(a)        Facility Agreement.   The Purchaser has provided to the Company true, complete and correct executed copies of the Revolving Facilities Agreement listed on Schedule 4.7(a) (the “Facility Agreement”) to which Parent or any of its Subsidiaries is a party, and the portion referenced therein as the Tranche A portion of the Facility Agreement (the “Tranche A Facility”) will constitute the debt financing required for consummation of the Merger and payment of the other amounts payable at or prior to the Closing by Parent, Purchaser, Merger Sub or the Surviving Corporation to consummate the transactions expressly contemplated hereby or pursuant to the Guaranty, as applicable. Pursuant to the Tranche A Facility, the parties referred to in the Facility Agreement as the “Banks” (the “Lenders”) have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided a maximum principal amount of $1,170,000,000 to Parent in connection with the transactions expressly contemplated hereby. Neither of Purchaser or Merger Sub shall, without the prior written consent of the Company, agree to, or permit any of its Affiliates to agree to, any amendment or modification of the Tranche A Facility that (i) reduces the aggregate commitments of the Lenders thereunder to an aggregate amount below an amount, when combined with other amounts available to Purchaser, required for consummation of the Merger and payment of the other amounts payable at or prior to the Closing by Parent, Purchaser, Merger Sub or the Surviving Corporation to consummate the Merger and the transactions expressly contemplated hereby to be effected at the Closing (which amounts shall be deemed to include for purposes of this Agreement amounts due under Section 2.4(a)), or pay the other amounts payable by the Parent, Purchaser, Merger Sub or the Surviving Corporation in connection with the transactions expressly contemplated hereby or pursuant to the Guaranty, as applicable, (ii) amends or modifies any of the conditions precedent to the availability of the commitments provided by the Lenders in a manner that is more onerous or burdensome to Parent, Purchaser or Merger Sub to obtain the Tranche A Facility provided for in the Facility Agreement, (iii) changes the identity of any of the Lenders (except as provided in the Facility Agreement), or (iv) materially and adversely affects the ability of Parent, Purchaser or Merger Sub to receive the portion of the Tranche A Facility required to consummate the Merger and the transactions expressly contemplated hereby to be effected at the Closing or pay the other amounts payable at or prior to the Closing by the Parent, Purchaser, Merger Sub or the Surviving Corporation in connection with the transactions expressly contemplated hereby or pursuant to the Guaranty, as applicable.

(b)        Equity Agreements.   The Purchaser has provided to the Company a true, complete and correct copy of the underwriting agreement listed in Schedule 4.7(b) (the “Underwriting Agreement” and together with the Facility Agreement, the “Financing Agreements”) to which Parent is a party and which will be used in connection with the equity financing required for consummation of the Merger and payment of the other amounts payable by Parent, Purchaser, Merger Sub or the Surviving Corporation to consummate the transactions expressly contemplated hereby or pursuant to the Guaranty, as applicable. Pursuant to the Underwriting Agreement, the underwriters thereto (the “Underwriters”) have agreed to procure subscribers for non-accepted shares of Parent in the Rights Issue on the terms and subject to the conditions set forth in the Underwriting Agreement, which Rights Issue (together with any amounts paid to Parent by the Underwriters) will provide, subject to such terms and conditions, aggregate net proceeds of approximately £400,000,000 to Parent (the “Equity Financing” and together with the portion of the Tranche A Facility required to consummate the closing of the Merger and the other transactions expressly contemplated hereby to be effected at the Closing, the “Parent Financing”). Purchaser shall cause Parent not to, without the prior written consent of the Company, agree to any amendment or modification of the Underwriting Agreement that (i) amends or modifies any of the conditions precedent to the Rights Issue, (ii) reduces the Equity Financing or the aggregate commitments of the Underwriters thereunder to an aggregate amount below an amount, when combined with other amounts available to Purchaser, required for consummation of the Merger and payment of the other amounts payable at or prior to the Closing by Parent, Purchaser, Merger Sub or the Surviving Corporation to consummate the Merger and the other transactions expressly contemplated hereby to be effected at the Closing, or pay the other amounts payable at or prior to the Closing by the Parent, Purchaser, Merger Sub or the Surviving Corporation in connection with the transactions expressly contemplated hereby or pursuant to the Guaranty, as applicable, (iii) changes the identity of any of the Underwriters (except as provided in the Underwriting Agreement) or (iv) materially and adversely affects the ability of Purchaser or Merger Sub to receive the Equity Financing required to consummate the Merger and the other transactions expressly contemplated hereby to be effected at the Closing.

(c)        Financing Agreements.   The Financing Agreements are in full force and effect, are legal, valid and binding obligations of Parent and its Subsidiaries that are a party thereto and, to the Knowledge of

Purchaser, the other parties thereto subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general principles of equity, are not subject to any conditions or contingencies other than those contained therein, and constitute the entire agreement between the parties with respect to the subject matter thereof (and there are no side letters or other agreements, contracts or arrangements (except for reasonable and customary fee letters and engagement letters that do not materially and adversely affect the obligations of the providers of the debt and equity financing set forth in the Financing Agreements) relating to the funding or investing, as applicable, of the full amount of the Parent Financing, other than as expressly set forth in or contemplated by, the Financing Agreements). None of the Financing Agreements have been modified or amended, no event has occurred which, with or without notice, lapse of time, or both, would constitute a breach by Parent, Purchaser or Merger Sub under any term or condition of any of the Financing Agreements and to the Knowledge of Purchaser or Merger Sub, the commitments and/or agreements contained in the Financing Agreements have not been withdrawn or rescinded in any material respect. Subject to the terms and conditions of this Agreement and the Financing Agreements, none of Parent, Purchaser or Merger Sub (w) are aware of any fact or occurrence that makes any of the assumptions in any of the Financing Agreements inaccurate, (x) have any reason to believe they will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by any of them contained in any of the Financing Agreements, or (y) have any reason to believe that (i) the Equity Financing (when cumulated with the Tranche A Facility) required to consummate the Merger or pay the other amounts payable at or prior to the Closing by the Parent, Purchaser, Merger Sub or the Surviving Corporation in connection with the transactions expressly contemplated hereby or pursuant to the Guaranty, as applicable, will not be made available to Parent not later than April 27, 2007 (the “Equity Financing Date”) and (ii) the Tranche A Facility (when cumulated with the Equity Financing) required to consummate the Merger or pay the other amounts payable at or prior to the Closing by the Parent, Purchaser, Merger Sub or the Surviving Corporation in connection with the transactions expressly contemplated hereby or pursuant to the Guaranty, as applicable will not be made available to Parent at or prior to the Effective Time. Each of Purchaser and Merger Sub on behalf of themselves and on behalf of Parent acknowledge that their respective obligations under this Agreement and the Parent’s obligations under the Guaranty are not conditioned upon or subject to receipt by any of them of the proceeds made available under the Financing Agreements or any other financing, in each case subject to and without limiting the provisions of Section 7.2(d) or 7.2(e) hereof. Assuming satisfaction of all applicable conditions set forth in the Financing Agreements, at the Closing, the proceeds contemplated by the Financing Agreements will be sufficient to enable Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated hereby to be effected at the Closing, and to pay all fees and expenses in connection therewith (including, without limitation, the payment of the Payment Funds, the fees and expenses payable at or prior to such time related to the Parent Financing, and the principal amount and unpaid interest outstanding under the Company’s Credit Agreement, subject to the Company’s compliance with Section 5.2(a)(iii) with respect to the Credit Agreement, the satisfaction of the Company’s obligations, if any, under the Debt Tender Offer, if any, and the satisfaction of the Company’s obligations at or prior to the Closing under the Offer to Purchase and Consent Solicitation, if the same shall be commenced prior to or at the Effective Time).

Section 4.8   Solvency.   Immediately following the Closing, each of Parent, Purchaser and the Surviving Corporation will be Solvent (assuming for the purposes of this representation that the Company and each of its Subsidiaries was Solvent immediately prior to the Closing).

Section 4.9   Proxy Statement Information; Other Filings.   The information provided by Purchaser or Merger Sub relating to Purchaser, Merger Sub, Parent or any Subsidiary of Parent expressly for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Any such information that is to be so provided or so confirmed shall be specifically identified and agreed upon in writing, in advance, by the Company, Purchaser and Merger Sub. No Other Filing made by Parent, Purchaser or Merger Sub with the SEC will, at the time of filing thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.10   Export Controls.   To the Knowledge of Purchaser, no director, officer or employee of the Purchaser or any of its Subsidiaries appears on (i) the List of SDNs maintained by OFAC; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; or (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties.” To the Knowledge of Purchaser, neither the Purchaser nor any of its Subsidiaries is involved in business arrangements or transactions with or involving countries subject to economic or trade sanctions imposed by the United States Government, or with or involving SDNs in violation of the regulations maintained by OFAC.

Section 4.11   No Other Representations or Warranties.   Except for the representations and warranties contained in this Article IV, the Stockholders’ Agreements and the Guaranty, the Company acknowledges that none of Purchaser, Merger Sub nor any other Person on behalf of the Purchaser or Merger Sub has made or is making any other express or implied representation or warranty with respect to Parent, Purchaser, Merger Sub, any of Parent’s Subsidiaries or their respective businesses, or with respect to any other information provided to the Company. Except with respect to information provided by Purchaser or Merger Sub relating to Purchaser, Merger Sub, Parent or any Subsidiary of Parent expressly for inclusion in the Proxy Statement, none of Parent, Purchaser, Merger Sub nor any other Person will have or be subject to any liability or indemnification obligation to the Company or, insofar as the parties are concerned, any other Person resulting from the distribution to the Company, or use by the Company of, any such information, including without limitation any information, documents or other material made available to the Company, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Agreement, in the Purchaser Disclosure Schedules or in a certificate delivered by the Purchaser in connection with the Closing.

ARTICLE V.
COVENANTS

Section 5.1   Access to Information; Confidentiality.

(a)        Subject to the applicable limitations (if any) in Sections 5.1 and 5.4, between the date hereof and the Closing Date, the Company will, and will cause each of its Subsidiaries to, and will use commercially reasonable efforts to cause their respective officers, employees and representatives to, provide Purchaser and its Affiliates and their authorized representatives and Purchaser’s financing sources with all information (financial and otherwise) concerning the Company and its Subsidiaries as reasonably requested from time to time by Purchaser or Parent, including but not limited to all information reasonably necessary for inclusion in the prospectus and shareholder circular to be delivered by Parent to its shareholders in connection with the Merger and the Rights Issue (the “Parent Shareholders Circular”) in connection with Parent’s convening of an extraordinary general meeting (including any postponement or adjournment thereof, the “EGM”) in order to solicit the Parent Shareholder Approval. Subject to the applicable limitations (if any) in Sections 5.1 and 5.4, the Company will, will cause each of its Subsidiaries to, and will use commercially reasonable efforts to cause their respective directors, officers, employees and representatives to, provide all cooperation reasonably necessary in connection with the EGM of shareholders of Parent to approve the transactions expressly contemplated by this Agreement, including (i) reasonably cooperating in the preparation of the Parent Shareholders Circular (as required to be amended from time to time) such that the information relating to the Company and its Subsidiaries does not contain any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) reasonably cooperating in Parent’s and Purchaser’s preparation of the Parent Shareholders Circular and audited and other financial statements complying with the requirements of applicable Law and the rules and regulations of the U.K. Financial Services Authority with respect to the Parent Shareholders Circular, and (iii) taking such other actions as are reasonably necessary to be taken by the Company and its Subsidiaries in connection with the EGM.

(b)        Any information obtained by Parent, Purchaser, Merger Sub or any of their Subsidiaries or any of their respective directors, officers, employees or representatives pursuant to paragraph (a) above or pursuant to any other Section of this Agreement shall be subject to that certain Mutual Nondisclosure Agreement, dated January 9, 2007 between Purchaser and the Company, the terms of which are incorporated herein by reference (the “Confidentiality Agreement”) and none of Parent, Purchaser, Merger Sub or any of their Subsidiaries or any of their respective directors, officers, employees or representatives shall publicly disclose any such information without the prior written consent of the Company, except as required by applicable Law to be included in the Parent Shareholders Circular or as otherwise permitted to be disclosed by the Confidentiality Agreement. Effective upon, and only upon, the Closing, Purchaser’s obligations under the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(c)        Notwithstanding anything in this Agreement to the contrary, in no event will any provision hereof obligate the Company or any of its Subsidiaries, or any of their respective directors, officers, employees or representatives to provide Parent, Purchaser or Merger Sub or any of Parent’s Subsidiaries or any of their respective directors, officers, employees or representatives with any information if the provision of such information is contrary to applicable Law or otherwise requires the provision of material commercially sensitive data, in which case (and subject to the obligation) the parties and such other Persons will negotiate in good faith with respect to the provision of such information, directly or indirectly, in a manner consistent with applicable Law.

Section 5.2   Conduct of Business.

(a)        Except either (w) with the written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned in the case of clauses (viii), (ix), (xi), (xii), (xiv) or (xvi) below), (x) as set forth on Schedule 5.2, (y) as otherwise contemplated or expressly permitted by the terms of this Agreement, or (z) as required by Law, from the date hereof to the earlier of the Closing and termination of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent in all material respects with past practices and shall not take any of the following actions:

(i)         amend its Organizational Documents;

(ii)       issue or agree to issue any of its Equity Interests or issue or enter into or agree to issue any Equity Interests or sell transfer or otherwise dispose of or encumber any shares of Equity Interests other than the issuance of shares of Common Stock upon exercise of Options outstanding at the date hereof;

(iii)      except for borrowings in the ordinary course of business under the credit facilities listed on Schedule 5.2(a)(iii) of this Agreement (but in no event in excess of $10,000,000 outstanding having an interest rate period that extends beyond the Closing Date and that subjects the Company to breakage costs) , (x) create, incur or assume any long-term or short-term Indebtedness (including obligations in respect of capital leases), (y) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person or (z) make any loans, advances or capital contributions to or investments in any Person other than loans, advances or capital contributions by the Company to any wholly-owned Subsidiary, advances by Subsidiaries to their respective parents and loans to wholly-owned Subsidiaries;

(iv)       (A) grant any increase in the compensation of employees of the Company, except for increases (x) in the compensation of employees other than executive officers or directors in the ordinary course of business consistent with past practices (y) in the compensation of any employee (including executive officers or directors) required under employment agreements in effect on December 31, 2006 or (z) as required by applicable Law from time to time in effect or by any Employee Benefit Plan, (B) enter into any new employment, severance, consulting or other compensation agreement with any existing director, officer or key employee, (C) commit to any new Employee Benefit Plan, fund or similar arrangement, or amend in any material respect any existing plans, funds or similar arrangements, except as such amendment may be required by Law;

(v)        enter into any Contract with any Affiliate of the Company or its Subsidiaries other than any Contract with any wholly-owned Subsidiary or between any wholly-owned Subsidiary entered into in the ordinary course of business;

(vi)       declare, pay or set aside any dividend or make any distribution with respect to, or splitting, combining, redeeming, reclassifying, purchasing or otherwise acquiring, directly or indirectly, any Equity Interests of the Company or any Subsidiary other than dividends or distribution from a wholly-owned Subsidiary to its parent corporation, or otherwise make any change in the capital structure of the Company or any Subsidiary;

(vii)     convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting and other than one annual meeting to elect directors and take other actions in the ordinary course or as required by Law;

(viii)    amend or modify, or terminate any Contract described in Section 3.12 other than in the ordinary course of business;

(ix)       enter into any (A) lease, (B) Contract that, if entered into prior to the date hereof, would fall within the definitions set forth in Sections 3.12(a)(ii), (iii), (iv), (v), (vi), (viii) or (ix) (whether or not in the ordinary course of business), or (C) other Contract other than in the ordinary course of business;

(x)        acquire any business or Person, whether by merger, consolidation, purchase of assets or Equity Interests or by any other manner, in a single transaction or a series of related transactions;

(xi)       make any capital expenditure or commitment therefor, in excess of $250,000 individually or $1,000,000 in the aggregate other than, in the case of a catastrophic event, up to the amount of insurance proceeds received by the Company that are necessary to rebuild or repair the damaged assets;

(xii)     write off as uncollectible any notes, accounts receivable or inventory, other than write-offs in the ordinary course of business consistent with past practice and charged to applicable reserves or which are in accordance with GAAP, which individually and in the aggregate are not material to the Company;

(xiii)    cancel or waive any claims of rights of substantial value;

(xiv)     compromise, settle or agree to compromise or settle any claims, suits, action, Proceedings or investigations other than compromises, settlements or agreements in the ordinary course of business and consistent with past practice or, whether or not in the ordinary course of business or consistent with past practice, involve the payment of monetary damages not to exceed $2,500,000, individually, or $5,000,000, in the aggregate, in each case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of its officers or directors;

(xv)      intentionally take any action, engage in any transaction, or enter into any Contract, that would cause any of the representations set forth in ARTICLE III to be materially inaccurate or untrue as of the Closing;

(xvi)     plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of its Subsidiaries (other than routine employee terminations in the ordinary course of business that, in any event, do not constitute a reduction in force, lay-off, early retirement, severance or other general program);

(xvii)   make any material increase in staffing levels at the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices;

(xviii)  enter into any Contract (A) in respect of a particular aircraft program if such program, on the whole, is reasonably expected by the Company (such expectation to be determined in a manner consistent with the Company’s historical practices) to result in a loss to the Company and its Subsidiaries (or, after the Merger, Parent and its Subsidiaries); in each case without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned unless, but only to the extent that, withholding such consent would be a violation of applicable Law or (B) other than with respect to Contracts covered by clause (A) hereof, that is reasonably expected by the Company to result in revenue to or expenditures by the Company and its Subsidiaries (or, after the Merger, Parent and its Subsidiaries) greater than $25,000,000; or

(xix)     agree, whether in writing or otherwise, to do any of the foregoing.

(b)        During the period from the date of this Agreement to the Closing Date, subject to Section 5.1, the Company shall confer on a regular basis with one or more designated representatives of Purchaser to report material operational matters and to report the general status of ongoing operations.

(c)        The Company shall use its commercially reasonable efforts to keep all insurance policies currently maintained with respect to the Company and its assets and properties, or suitable replacements or renewals, in full force and effect through the close of business on the Closing Date.

Section 5.3   Solicitation.

(a)        Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date hereof and continuing until 11:59 P.M. (New York time) on the Solicitation Period End Date (as defined below), the Company and its Subsidiaries and each of their Representatives shall have the right to, directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided that the Company shall, subject to Section 5.1, promptly provide to Parent and Purchaser any material non-public information concerning the Company and its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent or Purchaser or any of their respective Representatives; and (ii) enter into and maintain discussions or negotiations with respect to potential Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations. The “Solicitation Period End Date” shall mean March 25, 2007 (or, if applicable, the date two calendar days prior to the Extended EGM Date).

(b)        Subject to Section 5.3(c) and except with respect to any Person (an “Excluded Party”) who made an Acquisition Proposal after the date hereof which was received by the Company prior to the Solicitation Period End Date and with respect to which the requirements of Sections 5.3(c)(i) and (iii) have been satisfied as of the Solicitation Period End Date and thereafter continually through the date of determination, from 11:59 PM New York time on the Solicitation Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE VII:

(i)         the Company shall not, shall cause its Subsidiaries not to and shall take commercially reasonable efforts to cause its Representatives not to, directly or indirectly: (A) initiate or solicit or knowingly encourage (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations or (B) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions expressly contemplated hereby or breach its obligations hereunder or resolve or agree to do any of the foregoing; and

(ii)       the Company shall effective immediately (from and after 11:59 PM New York time on the Solicitation Period End Date) cease and terminate, will cause its Subsidiaries to and will take commercially reasonable efforts to cause its Representatives to cease and terminate, any solicitation, knowing encouragement, discussion, negotiation or knowing cooperation with or knowing assistance or participation in, or knowing facilitation or knowing encouragement of any such inquiries, proposals, discussions or negotiations with any Persons conducted prior to 11:59 PM New York time on the Solicitation Period End Date by the Company, any of its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal and, to the extent it is entitled to do so, request the return or destruction of all non-public information provided by or on behalf of the Company or any of its Subsidiaries to such Person.

Any determination by the Board of Directors of the Company that any Acquisition Proposal received prior to the Solicitation Period End Date (an “Eligible Acquisition Proposal”) initially meets the requirements of Sections 5.3(c)(i) and 5.3(c)(iii) must be made not later than one (1) calendar day after the Solicitation Period End Date. Notwithstanding anything contained in Section 5.3 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement with respect to any Acquisition Proposal immediately at such time as such Acquisition Proposal (as then amended or supplemented) made by such party is withdrawn, terminated or fails in the determination of the Board of Directors of the Company to satisfy the requirements of Sections 5.3(c)(i) and (iii). The Company shall promptly notify Purchaser when an Excluded Party ceases to be an Excluded Party.

(c)        Notwithstanding anything to the contrary contained in Section 5.3(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Stockholder Vote, (i) the Company has received a written Acquisition Proposal from a third party that the Board of Directors of the Company believes in good faith to be bona fide, (ii) such Acquisition Proposal did not result from a breach of this Section 5.3, (iii) the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or may reasonably be expected to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Board of Directors of the Company determines in good faith that such action is required to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (A) furnish public and non-public information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its counsel and financial advisors regarding such Acquisition Proposal (as then amended or supplemented); provided, however, that the Company (x) will not, will not allow its Subsidiaries to, and will use commercially reasonable efforts to cause its Representatives not to, disclose any material non-public information concerning the Company or its Subsidiaries to such Person without first entering into an Acceptable Confidentiality Agreement and (y) will, subject to the applicable limitations (if any) in Section 5.1(c), promptly provide to Parent and Purchaser any material non-public information concerning the Company or its Subsidiaries provided to such other Person that was not previously made available to Parent or Purchaser or any of their respective Representatives. Notwithstanding anything to the contrary contained in Section 5.3(b), prior to obtaining the Requisite Stockholder Vote the Company shall in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.

(d)        No later than the next calendar day immediately following the Solicitation Period End Date (the “Notice Date”), the Company shall notify Purchaser, in writing, of the identity of each Excluded Party and will provide Purchaser a copy of each Acquisition Proposal received from any Excluded Party (or, where no such copy is available, a description of such Acquisition Proposal). From and after the Notice Date, the Company shall promptly (within 48 hours after, or the next Business Day immediately following, whichever is later) notify Purchaser in the event that the Company, its Subsidiaries or its Representatives receives (i) any Acquisition Proposal or written indication by any Person that it is considering making an Acquisition Proposal, (ii) any request by any Person for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and reasonably believed by the Company to be unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal by any Person. Following the Notice Date, the Company shall keep Purchaser reasonably informed (orally or in writing) on a current basis (and in any event within 48 hours after or, if later, the immediately following Business Day after the occurrence of any significant changes, developments, discussions or negotiations) of the status of any Acquisition Proposal (including any Acquisition Proposal from an Excluded Party), indication, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any material written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (within 48 hours after, or the immediately following Business Day, whichever is later) notify Purchaser orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(c), in each case after the Notice Date. Except to the extent provided in Sections 5.3(a) or (c), the Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any agreement, that in either case prohibits the Company from providing such information to Purchaser. Subject to this Section 5.3, the Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and upon the written request of Purchaser, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to enforce the provisions of any such agreement; provided, however¸ that the Company may permit a proposal to be made under a standstill agreement if it determines in good faith, after consultation with outside counsel, that such actions are necessary to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable Law. To the extent that prior to the date hereof the Company has entered into any confidentiality agreement that would prevent the Company from providing information to Purchaser that the Company would otherwise be required to provide to Purchaser pursuant to the terms of Section 5.3(c), the Company shall use its commercially reasonable efforts to obtain a waiver of such confidentiality agreement to enable the Company to provide such information to Purchaser in accordance with the terms of this Section 5.3(c).

(e)        Notwithstanding anything in Section 5.3(b)(ii) to the contrary, if the Company receives an Acquisition Proposal that the Board of Directors of the Company concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Purchaser including pursuant to clause (ii) below, the Board of Directors of the Company may, at any time prior to obtaining the Requisite Stockholder Vote, if it determines in good faith, after consultation with outside counsel, that such action is required to comply with its fiduciary duties to the stockholders of the Company under applicable Law, (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, Purchaser or Merger Sub, the Company Board Recommendation (a “Change of Board Recommendation”), (y) approve or recommend such Superior Proposal, and/or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Break-Up Fee and the Purchaser Expenses, by wire transfer of same day funds (without derogation of any of the Company’s rights hereunder) and otherwise complies with the provisions of Section 5.3(c)(iii); and provided, further, that the Board of Directors of the Company may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent, Purchaser or Merger Sub pursuant to the foregoing clause (x), approve or recommend such Superior Proposal pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless (A) such Superior Proposal did not result from a breach by the Company of this Section 5.3 and (B):

(i)         the Company shall have provided prior written notice to Parent and Purchaser, at least five (5) Business Days in advance (the “Notice Period”), of its taking any action contemplated by this Section 5.3(e) with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the then current form of the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii)       prior to effecting such Change of Board Recommendation, approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial advisors and legal counsel to (except in the case of a termination pursuant to clause (z) of Section 5.3(e) on or prior to the calendar day after the Solicitation Period End Date to enter into a definitive agreement with respect to an Eligible Acquisition Proposal which is determined to constitute a Superior Proposal under the provisions of Section 5.3(e)), provide Purchaser the opportunity to, submit an amended written proposal or to make a new written proposal to the Board of Directors of the Company, during the Notice Period and negotiate with Purchaser in good faith (to the extent Purchaser desires to negotiate) during the Notice Period to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and

(iii)      for the avoidance of doubt, the amount of Purchaser Expenses which the Company is required to pay in advance or concurrently to exercise its right under clause (z) of this Section 5.3(e) shall be, at the Company’s option in its sole discretion, the lesser of (x) $35,000,000 or (y) the amount invoiced by Purchaser in accordance with Section 7.6(b)(vii) provided, in respect of this clause (y), it has received at least two (2) hours prior notice of the Company’s proposed termination of this Agreement, in each case without limiting the Company’s rights under Section 7.6(b)(vii) hereof.

In the event of any material revisions to the Acquisition Proposal that prompted the notice required by clause (B)(i) of this Section 5.3(e), the Company shall be required to deliver a new written notice to Purchaser and to comply with the requirements of clause (B)(ii) of this Section 5.3(e) with respect to such new written notice except that the Notice Period shall be reduced to two (2) Business Days.

(f)         The Company agrees that any violations of the restrictions set forth in this Section 5.3 by the Company or any of its Subsidiaries, officers, directors, legal counsel, investment bankers, accountants, or the Principal Stockholders shall be deemed to be a material breach of this Agreement (including this Section 5.3) by the Company.

(g)        Nothing contained in this Section 5.3 shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Merger shall be deemed to be a Change in Board Recommendation); or (ii) disclosing the fact that the Board of Directors of the Company has received an Acquisition Proposal and the terms of such proposal, if the Board of Directors of the Company determines, after consultation with its outside counsel, that it is required to make such disclosure in connection with its fiduciary duties under applicable Law or to comply with obligations under federal securities Laws or New York Stock Exchange rules or the rules and regulations of any US. securities exchange upon which the capital stock of the Company is listed.

(h)        The Company shall not take any action to exempt any Person (other than Purchaser, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions of any other Law) or otherwise cause such restrictions not to apply.

(i)         For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the assets of, equity interests in, or businesses of, the Company and its Subsidiaries, taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) “Superior Proposal” means any bona fide Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”) made in writing (x) that includes per Share merger consideration that is greater than the Per Share Consideration and otherwise is on terms that the Board of Directors of the Company has determined in its good faith judgment (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) are more favorable to the Company’s stockholders from a financial point of view than this Agreement, and (y) with respect to which the Board of Directors of the Company has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) is reasonably likely to be consummated (if accepted).

Section 5.4   Cooperation.   Subject to the applicable limitations (if any) in Section 5.1, the Company agrees to provide, and shall cause its officers, employees and representatives to provide, upon the reasonable request of Purchaser, all cooperation reasonably necessary in connection with the arrangement of the Financing contemplated to be consummated prior to, contemporaneously with or at or after the Closing in respect of the Merger and the other transactions expressly contemplated by this Agreement, including participation in meetings, due diligence sessions, the preparation of offering documents, the execution and delivery of pledge and security documents, other definitive financing arrangements or other requested certificates or documents, including a certificate of the chief financial officer of the Company, in his or her corporate capacity, with respect to solvency or such matters as are customary for transactions of this type and as are reasonably required to be taken by the Company in order to consummate the financing provided in the Financing Agreements or alternate financing; provided, however, that no obligation of the Company or any of its Subsidiaries under any such Financing documents or agreements shall become effective until the Effective Time and that neither the Company nor any of its Subsidiaries shall be obligated to enter into any agreement providing for the public or private sale of any debt or equity securities prior to the Effective Time; and provided, further, that Purchaser shall promptly, upon request by the Company (which may require an advance of the amount of such costs, fees and expenses) reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses incurred by the Company or any of its Subsidiaries or any of their respective directors, officers, employees or representatives in providing such cooperation, as such costs, fees and expenses are incurred. The parties agree to negotiate in good faith to estimate and budget such costs, fees and expenses. Notwithstanding anything herein to the contrary, (i) neither the Company nor any of its Subsidiaries shall be required to provide any such assistance to the extent it would interfere unreasonably with the ongoing business or operations of the Company or any of its Subsidiaries, (ii) the Parent Shareholders Circular will not be deemed to be drafted by or issued by the Company or any of its Subsidiaries and (iii) the Company shall not be responsible for any information in the Parent Shareholders Circular, or any other financing agreements or documents related thereto, other than as set forth in Section 3.29. Regardless of whether the Closing occurs, Purchaser shall indemnify and hold harmless the Company, its Subsidiaries, and their respective officers, directors, stockholders, Affiliates and representatives, and each person, if any, who controls any of the foregoing within the meaning of Section 20 of the Exchange Act from and against any and all costs, fees, expenses and damages reasonably suffered or incurred by them in connection with, as a result of or arising out of any information set forth in the Parent Shareholders Circular or any such other prospectus or offering circular (or any amendment or modification thereto) or any financing agreements or documents related thereto or provided to the Underwriters or Lenders, pursuant to this Agreement (other than information provided by the Company expressly for inclusion therein in accordance with Section 3.29).

Section 5.5   Filings and Authorizations; Consummation.

(a)        Subject to the terms and conditions of this Agreement, including this Section 5.5, Section 5.7 and Section 5.10, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken by its Representatives and by Parent in the case of Purchaser, all actions and to do, or cause to be done, all things necessary, proper or advisable (i) under applicable Law (including, without limitation, the HSR Act, Export Control Laws, Exon-Florio, ITAR and International Competition Laws) to consummate and make effective the Merger and the other transactions expressly contemplated by this Agreement, (ii) to obtain all necessary or appropriate waivers, consents or approvals of third parties to any Material Contract required in order to preserve material contractual relationships of the Company and its Subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions by the Outside Date (and, in such case, to proceed with the Closing as expeditiously as possible) and (iii) to prevent the entry, enactment or promulgation of any threatened or pending Law, injunction or Order that could restrain, prevent, delay or make illegal the Closing or otherwise materially adversely affect the ability of the parties or any of their Affiliates hereto to consummate the Merger or the other transactions expressly contemplated by this Agreement. In addition, subject to such terms and conditions herein provided, none of the parties hereto shall, nor shall any of the parties permit any of its Representatives to, or in the case of Purchaser, permit Parent to, knowingly take or cause to be taken any action which would reasonably be expected to materially delay or prevent consummation of the Closing or otherwise make such consummation illegal or otherwise materially adversely affect the ability of the parties hereto or any of their Affiliates to consummate the Merger or the other transactions expressly contemplated by this Agreement.

(b)        Each of the parties undertakes and agrees to, and to cause its Affiliates to:

(i)         prepare and file, as soon as practicable, but in no event later than ten (10) Business Days after the date hereof, a Notification and Report Form under the HSR Act with the US Federal Trade Commission (the “FTC”) and the Antitrust Division (the “Antitrust Division”) of the US Department of Justice (the “HSR Filing”);

(ii)       make, as soon as practicable, but in no event later than ten (10) Business Days after the date hereof, such filings and apply for such approvals and consents as are required under International Competition Laws (the “International Competition Filings”);

(iii)      prepare and file, as soon as reasonably practicable, but in no event later than ten (10) Business Days after the date hereof, a joint voluntary notice with CFIUS under Exon-Florio with respect to the transactions expressly contemplated by this Agreement (the “Exon-Florio Filing”);

(iv)       prepare and file, as soon as practicable, but in no event later than five (5) days after the date hereof, the requisite notifications under ITAR by Purchaser as a U.S. Person with the United States Department of State Directorate of Defense Trade Controls with respect to the transactions expressly contemplated by this Agreement (the “ITAR Filing”); and

(v)        prepare and file, as soon as possible, any and all other registrations, filings and submissions required to be made with a Governmental Entity in respect of the Merger or the other transactions expressly contemplated hereby (together with the HSR Filing, the International Competition Filings, the Exon-Florio Filing and the ITAR Filing, the “Governmental Approvals”).

(c)        Each of the parties shall, subject to applicable Law, including under any International Competition Laws, use their commercially reasonable efforts to:

(i)         provide each applicable Governmental Entity with any additional or supplemental information required by such Governmental Entity necessary to obtain any of the Governmental Approvals;

(ii)       promptly notify the other party of any written communication to that party or any of its Affiliates or Representatives with respect to the Governmental Approvals required from any Governmental Entity and permit the other parties to review in advance, to the full extent practical, any proposed written communication to any of the foregoing;

(iii)      not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any of the Governmental Approvals or any other filings, investigation or inquiry concerning this Agreement or the transactions expressly contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties and their Representatives the opportunity to attend and participate thereat;

(iv)       respond as promptly as practicable under the circumstances to any inquiries and requests received from a Governmental Entity or any authority enforcing applicable International Competition Laws for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with obtaining the Governmental Approvals and seek the termination and/or satisfaction of any such inquiry or request as soon as reasonably practicable;

(v)        subject to Section 5.1(c), furnish the other party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective representatives on the one hand, and any Government Entity or members or their respective staffs on the other hand, with respect to the Governmental Approvals or this Agreement; and

(vi)       take any and all other all commercially reasonable steps advisable, necessary or desirable to finally and successfully obtain the Governmental Approvals.

(d)        With respect to the HSR Filing and the International Competition Filings:

(i)         each of the Company and Purchaser shall not, and shall not permit any of their Affiliates or Representatives to, extend any waiting period under the HSR Act or any International Competition Law or enter into any agreement with the FTC or the Antitrust Division or other similar Governmental Entity not to consummate the Merger or the other transactions expressly contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned; and

(ii)       Purchaser and Merger Sub, and Purchaser shall cause Parent, and the Company shall, from and after the date hereof until the Outside Date, use their respective commercially reasonable efforts (A) to avoid the entry of, or have vacated or terminated, any Orders that would restrain, prevent or delay the Closing and (B) to avoid the filing or initiation of any action or proceeding by any Governmental Entity contemplated by Section 6.2(h). Notwithstanding anything to the contrary contained herein, Purchaser shall have the sole and exclusive right to determine, at its option but without obligation, whether to take any actions in connection with, or agree to, any demands for sale, divestiture or disposition of assets or business of Parent or, effective as of the Closing, the Company or their respective Subsidiaries, asserted by the FTC, the Antitrust Division or other Governmental Entity in connection with antitrust matters or International Competition Laws or to defend through litigation any Proceeding commenced by the FTC, the Antitrust Division or other Governmental Entity in connection with the foregoing matters. Purchaser shall have the sole and exclusive right to direct and control any such litigation, negotiation or other action, with counsel of its own choosing, provided that Purchaser shall afford the Company a reasonable opportunity to participate therein, and the Company and Purchaser each agrees to reasonably cooperate with the other with respect thereto to facilitate the Closing.

(e)        The Company shall agree if, but solely if, requested by Purchaser to hold separate or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or its ability to retain any of the businesses, services, or assets of the Company or any of its Subsidiaries, provided that any such action shall be conditioned upon the Closing but shall require the Company’s approval, such approval not to be unreasonably withheld, delayed or conditioned. Such consent may be withheld if such action could reasonably have a significant adverse effect on the Company (including without limitation a significant adverse effect on the Company’s supplier, customer, regulatory or employee relationships) if this Agreement is terminated in accordance with its terms.

(f)         Purchaser shall pay all of the filing fees associated with the HSR Act and any antitrust filings or notifications that may be required by International Competition Laws and any other filings by the Company or Purchaser with Government Entities relating to the Merger or the transactions expressly contemplated hereby (other than the Proxy Statement and the Company Reports).

(g)        As soon as reasonably practicable after the date of this Agreement, to the extent required, the Company shall prepare and submit to the Defense Security Service (“DSS”) of the United States Department of Defense a notification under the National Industrial Security Program Operating Manual (“NISPOM”), and fully cooperate with Purchaser in requesting from DSS, approval to operate the business of the Company following the Closing pursuant to a Foreign Ownership, Control, or Influence (“FOCI”) mitigation proposal submitted in relation to the transaction contemplated by this Agreement, and acceptable to Purchaser, in its sole discretion, in accordance with the NISPOM. If applicable, at the request of Purchaser, the Company shall take all commercially reasonable steps necessary or desirable to obtain favorable National Interest Determinations (“NIDs”) in accordance with the NISPOM for continued performance of the Company’s existing U.S. Government Contracts.

Section 5.6   Actions with Respect to K & F Subsidiary Debt.

(a)        As soon as reasonably practicable after the receipt of any written request from Purchaser to do so, the Company shall and, as applicable, shall cause K & F Subsidiary to, solicit and seek to obtain the consent, on a free-standing basis and not in connection with the Debt Tender Offer referenced below, of the holders of the 7¾% Senior Subordinated Notes due 2014 issued under the Indenture (the “K & F Subsidiary Notes”) to waive compliance with, amend and eliminate, immediately prior to or concurrent with the Closing, all such sections in the Indenture as may be reasonably specified by Purchaser or are otherwise customary. The procedural and expense reimbursement provisions of Sections 5.6(b) through (e) shall apply to any consent solicitation under this Section 5.6(a).

(b)        As soon as reasonably practicable after the receipt of any written request by Purchaser to do so, the Company shall cause K & F Subsidiary to commence an offer to purchase with respect to all of the outstanding K & F Subsidiary Notes on such terms and conditions, including pricing terms, that are proposed, from time to time, by Purchaser (the “Debt Tender Offer”) and Purchaser shall provide the Company and K & F Subsidiary with all assistance reasonably requested in connection therewith. As part of the Debt Tender Offer, K & F Subsidiary shall solicit the consent of the holders of the K & F Subsidiary Notes (the “Note Consents”) to amend, eliminate or waive such sections of the Indenture as may be specified by Purchaser. The Debt Tender Offer shall be made pursuant to an Offer to Purchase and Consent Solicitation Statement prepared by K & F Subsidiary in connection with the Debt Tender Offer in form and substance reasonably satisfactory to Purchaser and the Company and otherwise in accordance with this Section 5.6. Notwithstanding the foregoing, (i) the closing of the Debt Tender Offer (and the making of any payments for the Note Consents) shall be conditioned on the occurrence of the Closing, (ii) if so requested by Purchaser, the parties shall use their commercially reasonable efforts to cause the Debt Tender Offer to close on the Closing Date and (iii) at the Closing, or such later date specified in the Debt Tender Offer and subject to the terms and conditions of the Debt Tender Offer, the Surviving Corporation will accept the K & F Subsidiary Notes tendered in the Debt Tender Offer. Subject to Section 5.1(c), the Company shall, and shall cause K & F Subsidiary to, and use its commercially reasonable efforts to cause their Representatives to provide all cooperation reasonably requested by Purchaser in connection with the Debt Tender Offer.

(c)        Upon the request of Purchaser but subject to Section 5.1(c), the Company shall, and shall cause K & F Subsidiary to, prepare, as promptly as practicable, the Offer to Purchase and Consent Solicitation Statement, together with any required related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto and any consent solicitation documents referenced in Section 5.6(a), being referred to herein collectively as the “Debt Tender Offer Documents”), relating to the Debt Tender Offer and shall use its commercially reasonable efforts to cause to be disseminated to the record holders of the K & F Subsidiary Notes, and to the Company’s Knowledge, the beneficial owners of the K & F Subsidiary Notes, the Debt Tender Offer Documents; provided, however, that prior to the dissemination thereof, the Company shall provide copies thereof to Purchaser not less than ten (10) days in advance of any such dissemination (or such shorter period of time as is reasonably practicable in light of when Purchaser requests that K & F Subsidiary commence the Debt Tender Offer) and shall consult with Purchaser with respect to the Debt Tender Offer Documents and shall include in such Debt Tender Offer Documents all comments reasonably proposed by Purchaser and reasonably acceptable to the Company. If at any time prior to the acceptance of the K & F Subsidiary

Notes pursuant to the Debt Tender Offer any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Debt Tender Offer Documents, the Company shall, and shall cause K & F Subsidiary to, use commercially reasonable efforts to prepare and disseminate such amendment or supplement; provided, however, that prior to such dissemination, the Company shall provide copies thereof to Purchaser not less than two (2) Business Days (or such shorter period of time as is reasonably necessary in light of the circumstances) in advance of any such dissemination and shall consult with Purchaser with respect to such amendment or supplement and shall include in such amendment or supplement all comments reasonably proposed by Purchaser and reasonably acceptable to the Company. The Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its directors, officers, employees and representatives to, comply with the requirements of Rule 14e-1 promulgated under the Exchange Act, the Trust Indenture Act of 1939, as amended (the “TIA”), and any other applicable Law in connection with the Debt Tender Offer. Promptly following the expiration of the consent solicitation, assuming the requisite consent from the holders of the K & F Subsidiary Notes (including from persons holding proxies from such holders) have been received, the Company shall, and shall cause K & F Subsidiary to, cause an appropriate supplemental indenture (the “Supplemental Indenture”) to become effective providing for the amendments of the Indenture contemplated in the Debt Tender Offer Documents; provided, however, that notwithstanding the fact that the Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative unless and until all conditions to the Debt Tender Offer have been satisfied or (subject to approval by Purchaser) waived by the Company in accordance with the terms hereof. The form and substance of the Supplemental Indenture shall be reasonably satisfactory to Purchaser and the Company.

(d)        The Company shall, or shall cause K & F Subsidiary to, waive any of the conditions to the Debt Tender Offer as may be reasonably requested by Purchaser (other than the condition that the Debt Tender Offer is conditioned on the Closing as provided in clause (b) above), so long as such waivers would not cause the Debt Tender Offer to violate the Exchange Act, the TIA or any other applicable Law and shall not, without the prior written consent of Purchaser, permit the K & F Subsidiary to, waive any condition to the Debt Tender Offer or make any change, amendment or modification to the terms and conditions of the Debt Tender Offer (including any extension thereof) other than as agreed between Purchaser and the Company or as required in the reasonable judgment of the Company to comply with applicable Law.

(e)        Regardless of whether the Closing occurs, Purchaser and Merger Sub, jointly and severally, shall promptly, upon request by the Company (which may require an advance of the amount of such costs, fees (including consent solicitation fees) and expenses) reimburse the Company for all reasonable and documented out-of-pocket costs, fees (including consent solicitation fees) and expenses incurred by or on behalf of the Company or any of its Subsidiaries or any of their respective directors, officers, employees or representatives in connection with this Section 5.6, as such costs, fees (including consent solicitation fees) and expenses are incurred. The Company shall have no obligation to pay any such costs, fees and expenses requested by the Company to be advanced by Purchaser unless and until Purchaser or Merger Sub so advances such costs, fees and expenses. Regardless of whether the Closing occurs, Purchaser and Merger Sub, jointly and severally, shall indemnify and hold harmless the Company, its Subsidiaries, and their respective officers, directors, stockholders, Affiliates and representatives, and each person, if any, who controls any of the foregoing within the meaning of Section 20 of the Exchange Act from and against any and all costs, fees, expenses and damages suffered or incurred by any of them in connection with any actions taken pursuant to this Section 5.6.

(f)         The Company shall be deemed to have satisfied each of its obligations set forth in this Section 5.6 if the Company shall have used its commercially reasonable efforts to comply with such obligation, regardless of the actual outcome of any Debt Tender Offer or consent solicitation referred to herein.

Section 5.7   Stockholders’ Approval.   Except in the event of a Change of Board Recommendation, (a) the Proxy Statement shall include the recommendation of the Board of Directors of the Company of this Agreement and the transactions expressly contemplated hereby, including the Merger, (b) the Board of Directors of the Company shall use its commercially reasonable efforts to obtain from its stockholders the Requisite Stockholder Vote in favor of the adoption of this Agreement required to consummate the transactions expressly contemplated by this Agreement and (c) the Board of Directors shall publicly reaffirm the Company Board Recommendation within twenty-four (24) hours after any request of Purchaser or Merger Sub. Unless this Agreement is validly terminated in accordance with its terms pursuant to ARTICLE VII, the Company shall submit this Agreement to its stockholders at the Special Meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Change of Board Recommendation or proposed or announced any intention to do so.

Section 5.8   Termination of Affiliate Transactions.   The Company and Purchaser agree that, effective as of the Closing and without any further action by the Company, Purchaser or any Principal Stockholder, the Company and its Subsidiaries shall release and be released from any and all rights, privileges, obligations and liabilities under the agreements set forth on Schedule 5.8 (and all such agreements shall have no further force or effect) pursuant to releases in form and substance reasonably acceptable to Purchaser; provided, however, that any and all indemnification obligations arising under the agreements set forth on Schedule 5.8 or in Section 5.12 hereof shall not be so released and shall survive according to their terms.

Section 5.9   Notification of Certain Matters.   The Company shall give prompt notice to Purchaser, and Purchaser or Merger Sub shall give prompt notice to the Company, of (i) to its Knowledge, any representation or warranty made by it or any of the other parties hereto that is qualified as to materiality or Material Adverse Effect on the Company (with respect to the Company) becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it or any of the other parties hereto to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the failure by Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Guaranty; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 5.10   Parent Shareholder Approval; Financing.

(a)        As soon as practicable, but in no event later than March 9, 2007, Purchaser shall cause Parent to mail or post the Parent Shareholders Circular to its shareholders calling for the EGM to be held as promptly as set forth below, subject to applicable Law and the rules and regulations of the UKLA, seeking Parent Shareholder Approval and commencing the Rights Issue. Subject to Section 5.10(d), the Parent Shareholders Circular shall include the recommendation of the Board of Directors of Parent to approve the resolutions set forth in the Parent Shareholders Circular and Purchaser shall cause Parent to use its commercially reasonable efforts to obtain the Parent Shareholder Approval from its shareholders. Purchaser shall cause Parent to cause the EGM to occur as promptly as practicable following the posting of the Parent Shareholders Circular and in any event within thirty (30) days, subject to the matters contemplated by Section 5.10(d); provided, however, that if the Underwriting Agreement has not been terminated in accordance with its terms and any of the termination events set forth in Sections 10.2.1 or 10.2.2 of the Underwriting Agreement have occurred and Purchaser in good faith believes such termination events are capable of being favorably resolved or waived using commercially reasonable efforts (the “Designated Termination Events”), then Purchaser shall cause the Parent to postpone the EGM for a period of up to twenty-nine (29) days (if so extended, the date to which the EGM is so postponed, the “Extended EGM Date”) and use its commercially reasonable efforts to favorably resolve or have waived such Designated Termination Events and postpone the Rights Issue (the “Financing Efforts”). If at any time prior to the EGM, any information relating to the Company, Parent, Purchaser, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company, Parent, Purchaser or Merger Sub, which should be set forth in an amendment or supplement to the Parent Shareholders Circular so that the Parent Shareholders Circular shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the UKLA and, to the extent required by applicable Law, disseminated to the shareholders of Parent; provided, however, that prior to such dissemination, Purchaser shall provide copies of such amendment or supplement to the Company not less than two (2) days (or such shorter period of time as is reasonably necessary in light of the circumstances) in advance of any such dissemination and shall provide the Company an opportunity to review and comment on such amendment or supplement to the full extent practicable and shall include in such amendment or supplement all comments reasonably proposed by the Company and reasonably acceptable to Parent and Purchaser.

(b)        Subject to Section 5.10(d), Purchaser shall cause Parent to use commercially reasonable efforts to ensure that it (i) meets all conditions set forth in, and obtains the funds in the amounts set forth in, and to be provided pursuant to, the Financing Agreements and completes the Tranche A Facility portion of the Financing on or prior to the Closing Date, (ii) conducts the Rights Issue in accordance with the Parent Shareholders Circular and (iii) causes the Equity Financing to be completed, all subscription amounts thereunder paid and causes the Underwriters to purchase any shares of capital stock of Parent not properly subscribed and paid for in the Rights Issue in accordance with the terms of the Underwriting Agreement in each case by the Equity Financing Date; provided, however, that to the extent the EGM is extended pursuant to Section 5.10(a), the Equity Financing Date shall be extended by an equivalent number of days (provided if such day, as extended, is not a Business Day then the next Business Day) as the EGM is extended (as may be extended, the “Outside Equity Financing Date”); provided, further, that, in the case of clause (iii), if a Designated Termination Event has occurred, then the Purchaser shall conduct the Financing Efforts. Immediately prior to the Effective Time, Purchaser shall cause Parent, subject to the terms and conditions hereof, to make such funds available to Merger Sub to permit Purchaser and Merger Sub or the Surviving Corporation, as applicable, to make the payments contemplated by Section 2.3 and to make all other required payments (including without limitation the payment of any amounts outstanding and payable under the Credit Agreement and the completion of the Debt Tender Offer if any such Debt Tender Offer is then required to be completed in accordance with the terms thereof).

(c)        Purchaser and Merger Sub shall keep the Company reasonably informed with respect to the Financing (including without limitation the progress of the Rights Issue) and the EGM. If Purchaser or Merger Sub shall have Knowledge of any fact or event which will or may prevent the conditions set forth in Section 6.1(f) from being satisfied or prevent the Financing from being obtained timely as required herein, Purchaser shall promptly disclose the same to the Company.

(d)        Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Parent Shareholder Approval, the Board of Directors of Parent may make a Change of Parent Board Recommendation if (i) it determines, in good faith, after consultation with outside legal counsel, that such action is required to comply with its fiduciary duties to the shareholders of Parent under applicable Law and (ii) the Underwriters have terminated the Underwriting Agreement in accordance with its terms.

(e)        Purchaser shall give notice to the Company of the satisfaction of the conditions in Section 6.1(f) promptly upon becoming aware of the same and to the extent practical on the day of Admission.

Section 5.11   No Acts or Omissions.   No party shall intentionally and in bad faith perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto.

Section 5.12   Indemnification and Insurance.

(a)        Purchaser shall cause the Surviving Corporation and its Subsidiaries (and their successors) to establish and maintain for a period of not less than six years from and after the Effective Time the respective provisions in their Certificate of Incorporation, Bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the current and former directors, officers, employees and agents of the Company and any of its Subsidiaries (the “Indemnified Persons”) that are no less favorable to those persons than the provisions of the Charter, Bylaws and other organizational documents of the Company and its Subsidiaries as in effect as of the date hereof, and such provisions shall not be amended, repealed or otherwise modified in any adverse respect, except as required by applicable Law. Purchaser shall assume and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants in this Section 5.12.

(b)        In addition to and not in limitation of the terms of Section 5.12(a), each of Purchaser and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, from and after the Effective Time, for a period of six years after the Effective Time, indemnify, defend and hold harmless the present and former officers and directors of the Company or any of its Subsidiaries (each a “Company Indemnified Party” and collectively the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including without limitation, liabilities arising out of or pertaining to acts or omissions (other than illegal acts or fraud), by them in their capacities as such, whether commenced, asserted or claimed before or after the Closing Date; provided, however, that no indemnification shall be made to any Company Indemnified Person to the extent it is finally determined by a court of competent jurisdiction (after all rights to appeal shall have expired) that such Company Indemnified Party did not, with the respect to the matter subject to indemnification hereunder, act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company (or any Subsidiary thereof). If any indemnity is paid to or for the benefit of any Company Indemnified Party pursuant to this Section 5.12(b) or otherwise, and it is later determined that such Company Indemnified Party was not entitled to any part of such indemnification, such Company Indemnified Party shall pay to Purchaser on demand such part of such indemnification.

(c)        The Surviving Corporation shall purchase effective as of the Effective Time and maintain, with insurance carriers believed to be financially sound and reputable and without any lapse in coverage, tail policies to the current directors’ and officers’ liability insurance set forth on Schedule 5.12(b) maintained on the date of this Agreement by the Company and its Subsidiaries, which tail policies (i) shall not have aggregate premiums in excess of 250% of the aggregate annual amounts currently paid by the Company to maintain the existing policies (which amount has been disclosed to Purchaser) , (ii) shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (iii) shall contain coverage that is at least as protective to the Persons covered by such existing policies (a complete and accurate copy of which has been made available to Purchaser) and shall in any event include non-management directors Side A (DIC) coverage; provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of 250% of such amount, the Company shall only be required to obtain (and the Surviving Corporation shall only be required to maintain) as much coverage as can be obtained by paying aggregate premiums equal to 250% of such amount. The Surviving Corporation shall provide copies of any such insurance policies to the insured parties thereunder and shall provide all cooperation reasonably necessary in connection with the processing of any eligible claim thereunder.

(d)        The Surviving Corporation and Purchaser, jointly and severally, shall pay all reasonable expenses, including reasonable attorneys’ fees and expenses, that may be incurred by any Company Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.12 as such expenses and fees are incurred upon the written request of any Company Indemnified Party subject to the provisions of the last sentence of Section 5.12(b).

(e)        This Section 5.12 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective successors, assigns, heirs and legal representatives. The indemnification provided for herein shall be in addition to, and not in limitation of, any other rights to which an Indemnified Person is entitled, whether pursuant to the Charter or Bylaws or any other Organizational Documents of the Company or any of its Subsidiaries, or by Law, contract or otherwise.

(f)         Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Company Indemnified Person or Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.12 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(g)        In the event that the Surviving Corporation or Purchaser or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Purchaser or their properties and assets, as the case may be, shall succeed to the obligations set forth in this Section 5.12.

Section 5.13   Employee Matters.

(a)        Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Purchaser will and will cause the Surviving Corporation to honor, in accordance with their terms, all existing employment and severance agreements specified in Schedule 5.13 between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries.

(b)        From and after the Effective Time, Purchaser shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for the individuals employed by the Company or any of its Subsidiaries at the Effective Time other than those individuals covered by a collective bargaining agreement (the “Current Employees”) compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits maintained for and provided to Current Employees under the Company Compensation and Benefit Plans (other than equity incentive plans) as a group immediately prior to the Effective Time (excluding, for this purpose, equity-based compensation); provided, however, subject to the foregoing, that nothing herein shall prevent the amendment or termination of any Company Compensation and Benefit Plan as are necessary to conform with applicable Law or interfere with the Surviving Corporation’s obligation to make such changes as are necessary to conform with applicable Law; and provided, further, that the foregoing shall not relieve the Surviving Corporation or any of its Subsidiaries from any obligation to any Current Employee under an individual employment agreement with the Company or any of its Subsidiaries. Nothing in this Section 5.13 shall limit the right of Purchaser, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time.

(c)        From and after the Effective Time, Purchaser will, and will cause the Surviving Corporation to, cause service rendered by Current Employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes but not for accrual purposes, except for vacation and severance, if applicable (without duplication of benefits) under employee benefit plans of Purchaser, the Surviving Corporation and their respective Subsidiaries in which the Current Employees participate, to the same extent as such service was taken into account under the corresponding Company Compensation and Benefit Plans for those purposes. Current Employees will not be subject to any pre-existing condition limitation under any health plan of Purchaser, the Surviving Corporation or any of their respective Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Compensation and Benefit Plan in which they participated prior to the Effective Time. From and after the Effective Time, Purchaser will, and will cause the Surviving Corporation and its Subsidiaries to give such Current Employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

(d)        No later than three (3) Business Days prior to its distribution, the Company and its Subsidiaries shall provide Purchaser and Merger Sub with a copy of any communication intended to be made to any of their respective employees relating to the transactions expressly contemplated hereby, and will provide an opportunity for Parent, Purchaser and Merger Sub to make reasonable revisions thereto.

(e)        This Section 5.13 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.13, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.13 or to be treated as an amendment to any Company Compensation and Benefit Plan.

Section 5.14   Takeover Laws.   The Company shall, upon the request of Purchaser or Merger Sub, take all reasonable steps to exclude the applicability of, or to assist in any challenge to the validity or applicability to the Merger or any other transaction expressly contemplated by this Agreement or any of the Stockholders’ Agreements of, any Takeover Laws.

Section 5.15   Proxy Statement; Other Filings.   As promptly as practicable and in any event on or prior to March 15, 2007, (a) the Company shall prepare and file with the SEC, subject to the prior review and comment of Purchaser (which comments shall be reasonably considered), a preliminary proxy statement with the SEC and within two (2) Business Days after SEC clearance, shall mail the definitive Proxy Statement to its stockholders of record as of the applicable record date and shall call a meeting of its stockholders (the “Special Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the Requisite Stockholder Vote in connection with this Agreement and the Merger, and shall use its commercially reasonable efforts to cause such meeting to occur as promptly as reasonably practicable and, in any event, within thirty (30) days of such mailing, and (b) each of the Company and Purchaser shall, or shall cause their respective Affiliates to, promptly prepare and file with the SEC all Other Filings as required by the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Purchaser and Merger Sub shall obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement and, to the extent applicable, any of the Other Filings. Each of the Company, Purchaser and Merger Sub shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement or the Other Filings. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or any of the Other Filings and shall provide the other parties with copies of all correspondence between it, on the one hand, and the SEC and its staff , on the other hand, relating to the Proxy Statement or any of the Other Filings. If at any time prior to the Special Meeting, any information relating to the Company, Parent, Purchaser, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Purchaser, which should be set forth in an amendment or supplement to the Proxy Statement or any of the Other Filings so that neither the Proxy Statement nor any of the Other Filings shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary set forth herein, prior to filing or mailing the Proxy Statement or filing any of the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall provide the other parties an opportunity to review and comment on such document or response to the full extent practicable and shall include in such document or response comments reasonably proposed by the other parties.

Section 5.16   Press Releases.   Each of the Company, Purchaser and Merger Sub agrees that no public release or announcement concerning the transactions expressly contemplated hereby shall be issued by any party hereto or any of its Affiliates or Representatives without the prior written consent of the Company and Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States or United Kingdom securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

Section 5.17   Further Assurances.   The Company and Purchaser each agree that from time to time after the Effective Time, they will execute and deliver or cause their respective Subsidiaries to execute and deliver such further instruments, and take, or cause their respective Subsidiaries to take, such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

ARTICLE VI.
CONDITIONS

The respective obligations of each party to effect the transactions expressly contemplated hereby are subject to the satisfaction prior to the Closing of the following conditions unless waived (to the extent such conditions can be waived) in writing by the Company or Purchaser, as applicable:

Section 6.1   Conditions to the Obligations of Each Party.

(a)        Antitrust Authorizations.   All applicable waiting periods (and any extensions thereof) under any Laws (including the HSR Act and International Competition Laws set forth on Schedule 6.1(a)) shall have expired or been terminated.

(b)        Exon-Florio.   CFIUS shall have advised Parent and Purchaser in writing of its determination pursuant to Section 800.502 of the United States Department of the Treasury’s regulations implementing Exon-Florio (31 C.F.R. Part 800) (the “Exon-Florio Regulations”) not to investigate the acquisition by Parent and Purchaser of the operations of the Company and its Subsidiaries located in the United States (the “U.S. Acquisition”); or if CFIUS determines to investigate the U.S. Acquisition pursuant to Section 800.503 of the Exon-Florio Regulations, Purchaser shall not have received notice from the President of the United States of a decision to take action against the U.S. Acquisition by no later than midnight on the fifteenth (15th) calendar day after the completion or termination of the investigation by CFIUS or, if the fifteenth (15th) calendar day is not a Business Day, no later than the next Business Day following the fifteenth (15th) calendar day, pursuant to Sections 800.504 and 800.601 of the Exon-Florio Regulations.

(c)        No Injunctions or Restraints.   No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction, temporary restraining order or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(d)        ITAR.   No notice shall have been received from the Directorate of Defense Trade Controls invoking the authority of §38(g)(6) of the Arms Export Control Act regarding licenses or other approvals for certain sales or transfers of defense articles or data on the United States Munitions List or if such notice shall have been received, such notice shall no longer be in effect.

(e)        Company Stockholder Approval.   The Company shall have obtained the Requisite Stockholder Vote.

(f)         Parent Shareholder Approval.   Parent shall have shall have obtained the Parent Shareholder Approval and the Admission shall have occurred and become effective.

(g)        No Litigation.   There shall not be pending any action or proceeding by any Governmental Entity of any competent jurisdiction in the United States, the United Kingdom or any other jurisdiction in which Parent or the Company or any of their Subsidiaries has substantial business or operations that has arisen after the date of this Agreement seeking to restrain, enjoin or otherwise prohibit consummation of the Merger and which provides a reasonable basis to conclude that if the Merger is consummated, the Company or Purchaser (including their respective officers, directors or Affiliates), as the case may be, will be subject to the risk of criminal liability or material civil penalties.

Section 6.2   Conditions to the Obligations of Purchaser and Merger Sub.   The obligations of Purchaser and Merger Sub to consummate the Merger under this Agreement are subject to the satisfaction prior to the Closing of the following conditions unless waived (to the extent such conditions can be waived) in writing by Purchaser.

(a)        Representations and Warranties True at Closing.   (i) The representations and warranties in Section 3.2 shall be true and correct in all respects and the representations in Section 3.4 shall be true and correct in all but de minimis respects and (ii) the remaining representations and warranties of the Company contained in ARTICLE III shall be true and correct in all respects (in each case read for purposes of this Section 6.2(a) without any materiality, material or Material Adverse Effect qualifications), in each case of clauses (i)-(ii) above, as of the date of this Agreement and as of the Closing Date as though made as of such date (unless such representations and warranties expressly relate to an earlier date in which case only as of such earlier date), except, in the case of clause (ii) only, where the failure of any such representation or warranty to be so true and correct would not have or be reasonably expected to have a Material Adverse Effect and the Company shall have delivered to Purchaser a certificate of the Company, dated the Closing Date, to such effect.

(b)        Performance of Agreements and Covenants.   All of the agreements and covenants required to be performed by the Company at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, and the Company shall have delivered to Purchaser a certificate of the Company, dated the Closing Date, to such effect.

(c)        FIRPTA Certificate.   Prior to the Closing Date, the Company shall provide Purchaser with a properly executed FIRPTA notification letter and a form of notice to the U.S. Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Purchaser to deliver such notice form to the U.S. Internal Revenue Service on behalf of the Company upon the Closing.

(d)        Appraisal Shares.   The amount of Appraisal Shares shall not constitute more than 10% of the aggregate number of Common Shares outstanding as of the date hereof.

(e)        Closing Deliveries.   The Purchaser shall have received from the Company:

(i)         certified copies of the resolutions of the Company’s board of directors and its stockholders approving this Agreement and the Stockholders’ Agreements, all other agreements and documents expressly contemplated hereby to which the Company is a party and the consummation of the Merger and the other transactions expressly contemplated hereby and thereby;

(ii)       a certificate of the Company certifying the incumbency of each officer of the Company executing this Agreement or any agreement or instrument contemplated hereby;

(iii)      a certificate of the Company, dated as of the Closing Date, certifying that the Company is not, and has not been during the five year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code; and

(iv)       certificates of the Secretaries of State (or other applicable offices) of the states or similar foreign jurisdictions in which the Company is organized and qualified to do business, dated as of not more than ten (10) Business Days prior to the Closing Date (and an oral “bring down” to the Closing Date with respect thereto), certifying as to the good standing of the Company.

(f)         Consents, etc.   Purchaser shall have received, in writing and in form and substance reasonably satisfactory to Purchaser, all consents, approvals, Orders and waivers from the Persons and Governmental Entities referred to in Schedule 3.3, and no such consent, approval, Order or waiver shall have been revoked.

(g)        No Material Adverse Effect.   Since the date hereof, there shall have been no Material Adverse Effect on the Company and the Company shall have delivered to Parent and Purchaser a certificate of the Company, dated the Closing Date, to such effect.

(h)        No Litigation.   There shall not be pending any action or proceeding by any Governmental Entity of any competent jurisdiction in the United States, the United Kingdom or any other jurisdiction in which Parent or the Company or any of their Subsidiaries has substantial business or operations that has arisen after the date of this Agreement seeking (i) to restrain, enjoin or otherwise prohibit consummation of the Merger or (ii) to prohibit Purchaser or any of its affiliates from effectively acquiring, owning and controlling the business or operations of the Company.

Section 6.3   Conditions to Obligations of the Company.   The obligations of the Company to consummate the Merger under this Agreement are subject to the fulfillment, at or before the Closing, of each and every one of the following conditions, unless waived (to the extent such conditions can be waived) in writing by the Company.

(a)        Representations and Warranties True at Closing.   (i) The representations and warranties in Section 4.2 shall be true and correct in all respects and (ii) the remaining representations and warranties of Purchaser contained in ARTICLE IV shall be true and correct in all respects (in each case read for purposes of this Section 6.3(a) without any materiality or material qualifications), in each case of clauses (i)-(ii) above, as of the date of this Agreement and as of the Closing Date as though made as of such date (unless such representations and warranties expressly relate to an earlier date in which case only as of such earlier date), except in the case of clause (ii) only, where the failure of any such representation or warranty to be so true and correct would not have a material adverse effect on Purchaser or Merger Sub, or on Purchaser’s or Merger Sub’s ability to consummate the Merger and Purchaser shall have delivered to the Company a certificate of Purchaser dated the Closing Date, to such effect.

(b)        Performance of Covenants.   All of the covenants required to be performed by Purchaser or Merger Sub at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, and the Purchaser shall have delivered to the Company a certificate of Purchaser, dated the Closing Date, to such effect.

(c)        Closing Deliveries.   The Company shall have received from Purchaser:

(i)         certified copies of the resolutions of Parent, Purchaser and Merger Sub and their respective shareholders, authorizing and approving this Agreement (in the case of Purchaser and Merger Sub), all other agreements and instruments contemplated hereby to be entered into by Parent, Purchaser or Merger Sub and the consummation of the Merger and the other transactions expressly contemplated hereby and thereby; and

(ii)       a certificate of each of Parent, Purchaser and Merger Sub certifying their respective Organizational Documents and the incumbency of each officer of Parent, Purchaser or Merger Sub executing this Agreement (in the case of Purchaser and Merger Sub) or any agreement or instrument contemplated hereby.

(d)        Payment of Outstanding Indebtedness.   The Company shall have received evidence reasonably satisfactory to the Company of the payoff, concurrently with the Closing, of all principal and interest outstanding under the Credit Agreement, and of the completion of the Debt Tender Offer to the extent made at Purchaser’s request and scheduled to be consummated on the Closing Date in accordance with the terms thereof.

ARTICLE VII.
TERMINATION

Section 7.1   Termination by Mutual Consent.   This Agreement and the obligations to consummate the Merger may be terminated at any time prior to the Closing Date, by the mutual written consent of Purchaser and the Company.

Section 7.2   Termination by Either Purchaser or the Company.   This Agreement and the obligations to consummate the Merger may be terminated by either Purchaser or the Company, by written notice to the other if:

(a)        the Merger shall not have been consummated on or before July 15, 2007, unless the failure to consummate the Merger is due to the failure of the party seeking to terminate this Agreement to comply in all material respects with the covenants and agreements of such party set forth in this Agreement; provided, however, that if all of the conditions to the Closing set forth in ARTICLE VI were or were capable of being satisfied on July 15, 2007 (other than conditions with respect to actions the respective parties will take at the Closing itself) other than those set forth in Section 6.1(a), (b) or (d), then the date for termination under this Section 7.2(a) shall automatically be extended until October 15, 2007 (as extended pursuant this Section 7.2(a), the “Outside Date”).

(b)        there shall be enacted any Law that makes consummation of the Merger illegal or otherwise prohibited or any court of competent jurisdiction or any Government Entity having competent jurisdiction shall enter any Order that has become final and nonappealable that prohibits or enjoins the consummation of the Merger;

(c)        the Special Meeting shall have been convened and a vote with respect to the adoption of this Agreement shall have been taken thereat and the adoption of this Agreement by the Requisite Stockholder Vote shall not have been obtained (except to the extent the Special Meeting is adjourned or postponed to vote with respect to the adoption of this Agreement at a subsequent date;

(d)        either (i) the EGM shall have been convened and a vote with respect to Parent Shareholder Approval shall not have been obtained (except to the extent the EGM is adjourned or postponed to obtain Parent Shareholder Approval at a subsequent date) or (ii) if at any time before Admission, the Underwriting Agreement has been terminated under either (A) Section 10.1 (to the extent such termination specifically arises from a material misstatement or material omission in the information set forth on or referred to on Schedule 3.29) or (B) Section 10.2 thereof and Purchaser has complied with any applicable provisions of Section 5.10(b); or

(e)        prior to the EGM, a Change of Parent Board Recommendation shall have occurred in accordance with Section 5.10(d) other than as a result of any circumstance set forth in Section 7.2(d)(ii); provided, however, that Purchaser must substantially concurrently with the termination by Purchaser pay the Reverse Break-Up Fee.

Section 7.3   Termination by Purchaser.   This Agreement and the obligations to consummate the Merger may be terminated at any time prior to the Closing Date, by Purchaser by written notice to the Company if, prior to the Closing Date:

(a)        there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Sections 6.2(a) or (b), as the case may be, and which is not cured, within the earlier of (i) the Outside Date and (ii) thirty (30) days following written notice to the Company, or which by its nature or timing cannot be cured within such time period (a “Terminating Company Breach”); provided, however, that, if there is also a Terminating Purchaser Breach, Purchaser may not terminate this Agreement under this Section 7.3;

(b)        if (i) a Change of Board Recommendation shall have occurred, (ii) the Company or its Board of Directors (or any committee thereof) shall (A) approve, adopt or recommend any Acquisition Proposal or (B) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, (iii) within five (5) Business Days of the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the stockholders of the Company, the Company fails to issue a press release that expressly reaffirms its recommendation to the Company’s stockholders in favor of the Merger; (v) the Company publicly announces a neutral position in a Schedule 14D-9 filed by the Company with the SEC in response to an Acquisition Proposal, (vi) the Company shall have failed to include in the Proxy Statement distributed to stockholders its recommendation that stockholders approve this Agreement and transactions contemplated hereby, including the Merger, (vii) the Company or its Board of Directors (or any committee thereof) shall authorize or publicly propose any of the foregoing, or (viii) the Company shall have willfully violated Section 5.3 or Section 5.7 in any material respect; provided, however, that Purchaser shall have no right to terminate this Agreement under this Section 7.3(b) after the Requisite Stockholder Vote has been obtained;

(c)        upon a failure of the condition set forth in Section 6.2(h); provided such failure is not the result of Purchaser’s material breach of its obligations under Section 5.5(d)(ii) and provided further, that Purchaser may not exercise the termination right under this Section 7.3(c) prior to the date which is three (3) days after the Outside Equity Financing Date in the event that the Equity Financing has not been completed as of the proposed date of termination under this Section 7.3(c) other than as a result of any circumstances set forth in Section 7.2(d)(ii) or 7.3(d); or

(d)        prior to the EGM, there shall have occurred a Material Adverse Effect on the Company since the date of this Agreement that cannot reasonably be cured by the Outside Date; provided, however, nothing in this Section 7.3(d) shall modify the conditions under Section 6.2(g) or any other condition set forth in ARTICLE VI.

Section 7.4   Termination by the Company.   This Agreement and the obligations to consummate the Merger may be terminated at any time prior to the Closing Date by the Company by written notice to Purchaser if, prior to the Closing Date:

(a)        there has been a breach of any representation, warranty, covenant or agreement on the part of Purchaser or Merger Sub set forth in this Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Sections 6.3(a) or (b), as the case may be, and which is not cured, within the earlier of (i) the Outside Date and (ii) thirty (30) days following written notice to the Purchaser, or which by its nature or timing cannot be cured within such time period (“Terminating Purchaser Breach”); provided, however, that if there is also a Company Terminating Breach, the Company may not terminate this Agreement under this Section 7.4;

(b)        Parent shall have failed to receive at least £400,000,000 of equity financing pursuant to the Rights Issue and the stand by underwriting commitments of the Underwriters under the Underwriting Agreement by the Outside Equity Financing Date except in circumstances set forth in Sections 7.2(d) or 7.3(d); or

(c)        by the Company in the event the Company complies with the provisions of Section 5.3(e) in all material respects and does not intentionally breach such provisions; provided, however, that the Company must substantially concurrently with such termination enter into the Alternative Acquisition Agreement and simultaneously pay the Break-Up Fee and the Purchaser Expenses.

Section 7.5   Effect of Termination.   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VII, this Agreement (other than as set forth in this Section 7.5) shall become void and of no force or effect and without liability to any party hereto, or any of their respective officers, directors and stockholders or other Affiliates; provided, however, that Section 7.5, Section 7.6, ARTICLE VIII, and Section 5.6(e) shall survive such termination; and provided, further, that no such termination shall relieve any party hereto of any liability for any material breach of this Agreement prior to the date of its termination that is willful or intentional. The parties further agree that the Confidentiality Agreement shall survive any such termination.

Section 7.6   Fees and Expenses.

(a)        Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and Expenses incurred in connection with this Agreement and the transactions expressly contemplated by this Agreement shall be paid by the party incurring such Expenses. In furtherance of the foregoing, in the event the Merger is not consummated, each of Purchaser and Merger Sub, on the one hand, and the Company, on the other hand shall be responsible for payment of, and shall indemnify and hold harmless the other party and their respective directors, officers and Affiliates against, any brokerage fees and expenses, commissions and finders’ fees and expenses and, except to the extent arising from a material breach of this Agreement by such party, any other amounts payable to any broker, investment banker, agent or finder employed or engaged by such party or any of its Affiliates or Representatives in connection with the transactions expressly contemplated by this Agreement.

(b)        Notwithstanding the foregoing:

(i)         If (I)(A) Purchaser or the Company terminates this Agreement pursuant to Section 7.2(c), and, at any time after the date of this Agreement and prior to the Special Meeting or any adjournment or postponement thereof at which the vote under Section 7.2(c) is taken, an Acquisition Proposal shall have been publicly disclosed or otherwise become known to the public and not withdrawn or terminated, (B) Purchaser terminates this Agreement pursuant to Section 7.3(a) and, at any time after the date of this Agreement and prior to the breach giving rise to Purchaser’s right to terminate under Section 7.3(a), an Acquisition Proposal shall have been publicly disclosed or otherwise known to the public or communicated to the senior management or the Board of Directors of the Company and not withdrawn or terminated, or (C) the Requisite Stockholder Vote has not yet been obtained and Purchaser or the Company terminates this Agreement pursuant to Section 7.2(a) and, at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise known to the public or communicated to the senior management or the Board of Directors of the Company and not withdrawn or terminated, and (II) within twelve (12) months after any such termination, the Company enters into an agreement in respect of any or consummates an Acquisition Proposal (whether or not such Acquisition Proposal was made prior to termination of this Agreement or by the same Person), then the Company shall pay to Purchaser, the Break-Up Fee by wire transfer of same day funds, on the date of entry into the agreement in respect of the Acquisition Proposal, or, if earlier, consummation of the transaction in respect of the Acquisition Proposal; provided that for purposes of this Section 7.6(b)(i), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(h), except that the references to “20%” shall be deemed to be references to “more than 50%”.

(ii)       If this Agreement is terminated by either Purchaser or the Company pursuant to Section 7.2(c), then the Company shall pay to Purchaser the Purchaser Expenses by wire transfer of same day funds within five (5) Business Days of such termination, provided the Purchaser has provided an invoice to the Company in accordance with clause (vii) of this Section 7.6.

(iii)      If this Agreement is terminated by either Purchaser or the Company pursuant to Sections 7.2(d)(i) or (ii)(B), then Purchaser shall pay to the Company an amount equal to the sum of the reasonably documented Expenses in all cases not to exceed $10,000,000 (the “Company Expenses”) incurred by the Company, by wire transfer of same day funds within five (5) Business Days of such termination, provided the Company has provided an invoice to the Purchaser in accordance with clause (vii) of this Section 7.6.

(iv)       If Purchaser terminates this Agreement pursuant to Section 7.3(b) then the Company shall pay the Break-Up Fee and the Purchaser Expenses, as promptly as reasonably practicable by wire transfer of same day funds (but in any event within five (5) Business Days) after such termination, provided the Purchaser has provided an invoice to the Company in accordance with clause (vii) of this Section 7.6.

(v)        If the Company terminates this Agreement pursuant to Section 7.4(c), the Company shall pay the Break-Up Fee and the Purchaser Expenses, as provided for in Section 7.4(c).

(vi)       If Purchaser or the Company terminates this Agreement pursuant to Section 7.2(e) or the Company terminates this Agreement pursuant to Section 7.4(b), then Purchaser shall pay the Reverse Break-Up Fee to the Company, or as directed by the Company, in the event of a termination by the Company, as promptly as reasonably practicable (but in any event, within five (5) Business Days following such termination), payable by wire transfer of same day funds.

(vii)     Any payment of the Purchaser Expenses or the Company Expenses shall be made in full within the time periods hereunder based on the good faith invoice of the party to receive such payment, without prejudice of the right of the paying party to subsequently review the relevant supporting documentation, object to and seek to recover such portion of the payment, if any, that such party in good faith believes not to constitute reimbursable Expenses hereunder. In the event of any disagreement regarding any such recovery, the parties agree to meet and in good faith resolve such disagreement. Except as otherwise provided herein, if a party does not timely provide an invoice, the reimbursing party’s obligations to pay Expenses shall be deferred to the date two (2) Business Days after delivery of such invoice but in no event earlier than the date such payment was otherwise required herein.

(c)        The parties agree that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. The parties further agree that if one party is or becomes obligated to pay a Break-Up Fee, Reverse Break-Up Fee, the Purchaser Expenses and/or the Company Expenses pursuant to this Section 7.6, the right to receive such Break-Up Fee, Reverse Break-Up Fee, the Purchaser Expenses and/or the Company

Expenses shall be the sole remedy of the other party with respect to the facts and circumstances giving rise to such payment obligation against the other party and its Affiliates. Notwithstanding anything to the contrary contained in this Section 7.6, in the event that (i) the Company shall fail to pay the Break-Up Fee or the Purchaser Expenses when due, the Company shall reimburse Purchaser and Merger Sub for all reasonable costs and expenses actually incurred or accrued by Purchaser or Merger Sub (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid amount from the date such amount was required to be paid at the prime rate as reported in the Wall Street Journal on the date such amount was required to be paid. In addition, in the event that Purchaser shall fail to pay the Reverse Break-Up Fee or the Company Expenses when due, Purchaser shall reimburse the Company for all reasonable costs and expenses actually incurred or accrued by the Company (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid amount from the date such amount was required to be paid at the prime rate as reported in the Wall Street Journal on the date such amount was required to be paid. Nothing in this Section 7.6(c) shall relieve any party from liability for any willful breach of its representations, warranties, covenants or agreements set forth in this Agreement.

(d)        Any amounts indefeasibly paid pursuant to this Section 7.6 by the Company or pursuant to Section 7(b) of the Stockholders’ Agreement (Aurora Entities Version) by the Stockholders (as defined therein) shall offset and reduce any obligation to pay the Break-Up Fee or any Purchaser Expenses at a later date.

ARTICLE VIII.
MISCELLANEOUS; GENERAL

Section 8.1   Notices.   All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)        if to the Company:

K & F Industries Holdings, Inc.
50 Main Street
White Plains, New York 10606

Attention:  Ronald H. Kisner, Esq.
Executive Vice President, Secretary
and General Counsel

Phone: (914) 448-2700
Telecopier: (914) 448-2719

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071

Attention:  Bruce D. Meyer, Esq.
and Timothy J. Hart, Esq.

Phone: (213) 229-7000
Telecopier: (213) 229-7520

(b)        if to Purchaser and Merger Sub:

Meggitt-USA, Inc.

1955 North Surveyor Avenue

Simi Valley, CA 93063

Attention:  Eric G. Lardiere, Esq.
Vice President, Secretary and General Counsel

Fax: 805-584-4182

with a copy to (which shall not constitute notice):

Kaye Scholer LLP

1999 Avenue of the Stars, Suite 1700

Los Angeles, CA 90067

Attention:  Barry L. Dastin, Esq.
and Glenn D. Smith, Esq.

Fax: 310-788-1200

Each party may change its address from time to time for purposes of notice or other communication hereunder by giving notice to the other parties hereto in accordance with this Section 8.1.

Section 8.2   No Third-Party Beneficiaries; Successors and Assigns.   Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns. Prior to the Closing, neither the Company may assign its rights or obligations under this Agreement, other than by operation of law, without the prior written consent of Purchaser, and neither Purchaser nor Merger Sub may assign its rights or obligations under this Agreement without the prior written consent of the Company. Any attempted assignment without such consent shall be void; provided, however, that Purchaser may assign its rights, interests and obligations hereunder (i) to any direct or indirect wholly owned Subsidiary or to any Affiliate of which Purchaser is a direct or indirect wholly owned Subsidiary and (ii) for the purpose of securing any financing of the transactions expressly contemplated hereby in connection with the Financing Agreements; provided, further, that if Purchaser makes any such assignment, Purchaser shall remain liable under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns, as applicable.

Section 8.3   Interpretation.

(a)        The headings of the sections of this Agreement are inserted as a matter of convenience and for reference only and in no way define, limit or describe the scope of this Agreement or the meaning of any provision of this Agreement.

(b)        The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)        Whenever the word “primarily” is used in this Agreement with respect to a given subject, it shall be deemed to be followed by the words “or exclusively”.

(d)        Whenever the words “included,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(e)        Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(f)         Whenever the context may require, any pronouns used herein shall indicate the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

Section 8.4   Extension; Waiver.   At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, and any such waiver shall not operate or be construed as a waiver of any subsequent breach by any other party.

Section 8.5   Counterparts and Facsimile Execution.   This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 8.6   Governing Law.   THE PROVISIONS OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE.

Section 8.7   Jurisdiction and Venue.

(a)        Each of the parties hereto hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, County of New Castle or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, the United States District Court for the District of Delaware, in any action or proceeding arising out of or relating to this Agreement or the transactions expressly contemplated hereunder or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)        Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions expressly contemplated hereunder as set forth in Section 8.7(a). Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)        The parties hereto further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law, with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 8.7. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

(d)        The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

Section 8.8   Severability.   It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited, void or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, void or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.9   Amendment.   This Agreement may be amended only by a writing signed by Purchaser, Merger Sub and the Company; provided, however, that, following the adoption of this Agreement by the stockholders of Merger Sub or the Company, no amendment that requires stockholder approval by either such party shall be effective without such approval.

Section 8.10   Complete Agreement.   This Agreement and the other documents referenced herein and therein contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous negotiations, agreements, arrangements and understandings between them with respect to such subject matter.

Section 8.11   Mutual Contribution.   The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that party drafted the provision or caused it to be drafted.

Section 8.12   Mutual Waiver of Jury Trial.   THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO. EACH OF PURCHASER, MERGER SUB AND THE COMPANY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13   Defined Terms.   Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings ascribed in Annex I attached hereto.

Section 8.14   Incorporation of Exhibits and Schedules.   The Exhibits, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

Section 8.15   Representations and Warranties.   The representations and warranties made in Articles III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time. Each covenant or agreement of the parties in this Agreement shall not survive beyond the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until fully performed. No director, officer, employee, stockholder or Representative of the Company or any of its Subsidiaries shall have any personal liability to Purchaser, Merger Sub or any of their respective Affiliates or any other Person hereunder and no director, officer, employee, stockholder or Representative of the Parent, Purchaser, Merger Sub, Parent, Surviving Corporation or any of their Subsidiaries shall have any personal liability to the Company, any of its

Subsidiaries or any of their respective Affiliates or any other Person hereunder, other than the Principal Stockholders under the Stockholders’ Agreements and Parent under the Guaranty. Each director, officer and Representative of the Company, Parent, Purchaser and Merger Sub shall be entitled to the benefits set forth in the foregoing sentence.

*              *              *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

COMPANY
K & F INDUSTRIES HOLDINGS, INC.
By:	/s/ KENNETH M. SCHWARTZ
Name:	Kenneth M. Schwartz
Title:	President and Chief Executive Officer
PURCHASER
MEGGITT-USA, INC.
By:	/s/ ERIC G. LARDIERE
Name:	Eric G. Lardiere
Title:	Vice President, Secretary and General Counsel
MERGER SUB
FERNDOWN ACQUISITION CORP.
By:	/s/ ERIC G. LARDIERE
Name:	Eric G. Lardiere
Title:	Vice President

ANNEX I

The following terms used in the Merger Agreement shall have the following meanings:

“AAKF Acquisition Agreement” means the Stock Purchase Agreement by and among AAKF Acquisition, Inc., K&F Industries, Inc. and others, dated October 15, 2006, including without limitation all rights to indemnity as are described in Section 9.2 thereof.

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” has the meaning set forth in Section 5.3(h).

“Adjustment Date” has the meaning set forth in Section 2.1(a).

“Admission” means the admission of the new ordinary shares of Parent to be issued pursuant to the Rights Issue, nil paid and fully paid, to the Official List of the UKLA in accordance with Listing rules and to trading on the London Stock Exchange’s market for listed securities in accordance with its admission and disclosure standards.

“Affiliate” means, with respect to any Person, (i) a director, officer or stockholder of such Person, (ii) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person) and (iii) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the caption.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(e)(i).

“Alternative Financing Efforts” has the meaning set forth in Section 5.10(b).

“Antitrust Division” has the meaning set forth in Section 5.5(b).

“Aurora Entities” has the meaning given such term in the Stockholders’ Agreement.

“Bid” means any quotation, bid or proposal which, if accepted or awarded, would lead to a contract, including with a prime contractor or a higher tier subcontractor to a Governmental Entity, for the design manufacture or sale of products or the provision of services by the Company or any of its Subsidiaries.

“Break-Up Fee” means $15,000,000.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in Los Angeles, California or New York, New York are not required to be open.

“Bylaws” means, with respect to any Person, the bylaws of such Person.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.3(b).

“CFIUS” means the Committee on Foreign Investment in the United States.

“Change of Board Recommendation” has the meaning set forth in Section 5.3(e).

“Change of Parent Board Recommendation” means the withdrawal, modification or qualification by Parent of the Parent Board Recommendation, in a manner adverse to the consummation of the Merger other than in a circumstance contemplated in Section 7.2(b), Section 7.2(c), Section 7.2(d)(ii), Section 7.3(a), Section 7.3(b), Section 7.3(c) or Section 7.3(d).

“Charter” means, with respect to any Person, the certificate or articles of incorporation of such Person.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the caption.

“Company Board Recommendation” has the meaning set forth in Section 3.2(b).

“Company Compensation and Benefit Plans” has the meaning set forth in Section 3.17(a).

“Company Disclosure Schedules” has the meaning set forth in Section 3.2.

“Company Expenses” has the meaning set forth in Section 7.6(b)(iii).

“Company Intellectual Property” has the meaning set forth in Section 3.13(b).

“Company Non-U.S. Compensation and Benefit Plans” has the meaning set forth in Section 3.19(a).

“Company Pension Plan” has the meaning set forth in Section 3.19(b).

“Company Reports” means all filings made by the Company (since August 4, 2005) or K & F Subsidiary (since December 31, 2001) with the SEC, including, those that may be filed after the date hereof until the Closing Date.

“Company Securities” has the meaning set forth in Section 3.4(a).

“Company U.S. Compensation and Benefit Plans” has the meaning set forth in Section 3.19(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.1(b).

“Constituent Corporations” has the meaning set forth in the caption.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, guarantee, permit, lease, sublease, purchase order or other agreement, instrument, concession, franchise, license, commitment, prime contract, subcontract, basic ordering agreement or letter contract or other instrument or obligation, including all amendments, modifications and options thereunder or relating thereto.

“Control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Agreement” means that certain Credit Agreement dated as of November 18, 2004 by and among K&F Intermediate Holdco, Inc., K&F Acquisition, Inc. and the several banks and other financial institutions or entities parties to the Credit Agreement as in effect on the date hereof.

“Current Employees” has the meaning set forth in Section 5.13(b).

“Debt Tender Offer” has the meaning set forth in Section 5.6(b).

“Debt Tender Offer Documents” has the meaning set forth in Section 5.6(c).

“Designated Termination Events” has the meaning set forth in Section 5.10(c).

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in Section 2.1(a).

“DSS” has the meaning set forth in Section 5.5(g).

“EAR” means the Export Administration Regulations.

“Effective Time” has the meaning set forth in Section 1.3.

“EGM” has the meaning set forth in Section 5.1(a).

“Employee Asbestos Proceedings” means Asbestos Proceedings filed against the Company or any of its Subsidiaries, by employees or ex-employees of the Company, Opus Acquisition Corporation or Loral Corporation, or any of their respective Subsidiaries alleging injury arising out of employment at the Akron, Ohio facility formerly owned by Goodyear or a Subsidiary of Goodyear (but excluding employees of Goodyear or its affiliates whose employment ended before March 13, 1987).

“Employee Benefit Plan” means (i) any qualified or non qualified employee pension benefit plan (as defined in Section 3(2) of ERISA), including any multiemployer plan (as defined in Section 3(37) of ERISA) or multiple employer plan (as defined in Section 413 of the Code), (ii) any employee welfare benefit plan (as defined in Section 3(1) of ERISA), or (iii) any employee benefit, fringe benefit, compensation, severance, incentive, bonus, profit sharing, stock option, stock purchase or other plan, program, arrangement or agreement, whether or not subject to ERISA and whether or not funded.

“Employees” has the meaning set forth in Section 3.19(a).

“Encumbrances” means and includes security interests or agreements, mortgages, liens, pledges, charges, easements, reservations, rights of way, servitudes, options, rights of first refusal, community property interests, equitable interests, claims, indentures, deeds of trust, encroachments, licenses or leases to third parties, restrictions of any kind and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, other than any of the foregoing (i) Encumbrances expressly created under this Agreement or by Purchaser simultaneous with, or immediately following, the Closing or (ii) Encumbrances granted by Purchaser or any of its Affiliates to any of their respective lenders.

“Environmental Insurance Policy” means the Environmental Site Protection Policy, numbered ESP 2000-253, issued by Quanta Specialty Lines Insurance Company, effective from November 18, 2004 to November 18, 2009 in which the Company or a Subsidiary is the “First Named Insured”.

“Environmental Laws” means all Laws, Permits and Orders and all common law relating to or addressing pollution, protection of human health and safety from exposure to Hazardous Materials or protection of the environment or natural resources, including, but not limited to, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, manufacture, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials.

“Equity Agreements” has the meaning set forth in Section 4.7(b).

“Equity Interests” means (i) with respect to a corporation, any and all shares, interests, participation, phantom stock plans or arrangements or other equivalents (however designated) of corporate stock, including all Common Stock, preferred stock and other equity and voting interests in, or warrants, options or other rights to acquire any of the foregoing and (ii) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same

“affiliated service group” with such Person as defined in Section 414(b), 414(c), or 414(m) or 414(o) of the Code.

“ERISA Plans” has the meaning set forth in Section 3.19(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Party” has the meaning set forth in Section 5.3(b).

“Exon-Florio Regulations” has the meaning set forth in Section 6.1(b).

“Exon-Florio Filing” has the meaning set forth in Section 5.5(b).

“Expenses” means all reasonable out-of-pocket expenses, including all fees and expenses of equity and debt financing sources, counsel, accountants, investment bankers, experts and consultants incurred by Parent, Purchaser and Merger Sub (in the case of Purchaser) or the Company and any of its advisors or other Persons with which the Company has previously entered into a management services agreement (in the case of the Company) or on its respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Guaranty, the Stockholders’ Agreements and the transactions expressly contemplated thereby.

“Export Control Laws” has the meaning set forth in Section 3.25(a).

“Facility Agreement” has the meaning set forth in Section 4.7(a).

“Financing Agreements” has the meaning set forth in Section 4.7(b).

“FOCI” has the meaning set forth in Section 5.5(g).

“FTC” has the meaning set forth in Section 5.5(a).

“GAAP” means generally accepted accounting principles in the United States, consistently applied by the Company, as in effect on the date of determination.

“Goodyear” has the meaning set forth in Section 3.13(c).

“Goodyear Indemnity Agreement” means the Contribution and Indemnity Agreement by and between Goodyear and Aircraft Braking Systems Corporation, dated August 21, 2001.

“Governmental Approvals” has the meaning set forth in Section 5.5(b).

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, grant, cooperative agreement, Bid, change order, arrangement or other commitment or funding vehicle of any kin relating to the Subject Business with any Governmental Entity, prime contractor to a Governmental entity or any subcontractor with respect to any contract with the foregoing.

“Governmental Entity” means any applicable federal, state, local or foreign government and any court, tribunal, administrative agency, commission, instrumentality, subdivision, official or other governmental or regulatory authority or agency, domestic, foreign or supranational.

“Guaranty” has the meaning set forth in the recitals.

“Hazardous Material” means any substance, material, mixture or waste regulated, classified, listed or characterized under Environmental Law as hazardous, toxic, radioactive, a contaminant or a pollutant, or words of similar meaning or effect, including petroleum or any fraction thereof, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Filing” has the meaning set forth in Section 5.5(b).

“Indebtedness” of any Person means and includes, at any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations arising under any obligations consisting of (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) indebtedness secured by an Encumbrance, other than a Permitted Encumbrance, on assets or properties of such Person, (vi) obligations to repay deposits or other amounts advanced by and owing to third parties, (vii) obligations under any interest rate, currency or other hedging agreement, (viii) obligations under capitalized leases, (ix) obligations under any interest rate, currency or other hedging agreement or derivatives contract, (x) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any amounts of a type described in clauses (i) through (ix) above, and (xi) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (i) through (x) above which are required to be paid at such time or the payment of which would become due and payable solely as a result of the execution of this Agreement or the consummation of the transactions expressly contemplated by this Agreement at such time, in each case determined in accordance with GAAP. Indebtedness shall not, however, include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnified Persons” has the meaning set forth in Section 5.12.

“Indemnity Agreements” means the Nasco Purchase Agreement, the Loral Indemnity Agreement, the Goodyear Indemnity Agreement and the AAKF Acquisition Agreement.

“Indenture” means the Indenture dated as of November 18, 2004 between K & F Industries Acquisition, Inc. and U.S. Bank National Association, as Trustee, as amended by the First Supplemental Indenture dated as of November 18, 2004 between K & F Subsidiary and U.S. Bank National Association, as Trustee, as further amended by the Second Supplemental Indenture dated as of November 18, 2004 among ABSC, EFC, ABSI, and U.S. National Bank Association, as Trustee.

“Intellectual Property Rights” means (a) Patents in the United States and all other countries and applications therefor, (b) trademarks, service marks, trade dress, logos, trade names and Internet domain names, any registrations thereof in any country, and applications to register any of the foregoing (“Marks”), (c) copyrights under the laws of the United States and all other countries, and any registrations or applications to register any such copyrights, and (d) trade secrets, including methods, techniques, processes and know-how.

“International Competition Filing” has the meaning set forth in Section 5.5(b).

“International Competition Laws” has the meaning set forth in Section 3.3.

“IRS” means the Internal Revenue Service.

“ITAR” means the International Traffic in Arms Regulations.

“ITAR Filing” has the meaning set forth in Section 5.5(b).

“K & F Subsidiary” means K & F Industries, Inc.

“Knowledge” of any Person shall mean, in the case of the Company, the actual knowledge of each of Kenneth Schwartz, Dirkson Charles and Ronald Kisner, in each case after reasonable inquiry, and, in the case of Purchaser or Merger Sub, the actual knowledge of each of Philip E. Green, Andrew Crowe and Eric G. Lardiere, in each case after reasonable inquiry.

“Law” means any applicable foreign, federal, state or local law, statute, treaty, rule, directive, regulation, ordinances and similar provisions having the force or effect of law or an Order of any Governmental Entity (including all Environmental Laws).

“Leased Real Property” has the meaning set forth in Section 3.12(a).

“Liability” means any liability, Indebtedness or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Loral Indemnity Agreement” means the Agreement for the Purchase and Sale of Assets between Loral Corporation and Opus Acquisition Corporation, dated March 26, 1989, as amended April 26, 1989, including without limitation all rights to indemnity as are described in Section 10(a) thereof.

“Material Adverse Effect on the Company” means, with respect to the Company and its Subsidiaries, as applicable, any event, development, condition in or effect on, as applicable, that, individually or in the aggregate, has been or is reasonably likely to be materially adverse to the business, operations, assets, condition (financial or otherwise) or operating results taken as a whole other than any change (i) set forth in the Company Reports filed or furnished prior to the date of this Agreement (excluding any disclosure set forth in any risk factor section, or in any section relating to forward looking statements, and any other disclosures therein, in each case, to the extent that they are cautionary and predictive or forward looking in nature and excluding non-specific disclosures) or as set forth in the Disclosure Schedules, (ii) resulting from general economic, financial, regulatory or market conditions, provided that such change shall not have affected the Company and its Subsidiaries in a materially disproportionate manner as compared to other companies operating in the Company’s lines of business, (iii) resulting from conditions or circumstances generally affecting the industries in which the Company and/or its Subsidiaries operate, provided that such change shall not have affected the Company and its Subsidiaries in a materially disproportionate manner as compared to other companies in the industry affected, (iv) to the extent resulting directly from the announcement of the Merger, (v) any taking of any action specifically required by this Agreement, (vi) changes in Law or GAAP (or the interpretation thereof), or (vii) any outbreak or escalation of hostilities or war or any act of terrorism, provided that such change shall not have affected the Company and its Subsidiaries in a materially disproportionate manner as compared to other companies operating in the Company’s lines of business or (viii) any weather-related or other force majeure event, provided that such change shall not have affected the Company and its Subsidiaries in a materially disproportionate manner as compared to other companies operating in the Company’s lines of business,.

“Material Contract” has the meaning set forth in Section 3.12.

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the caption.

“Multiemployer Plan” has the meaning set forth in Section 3.19(c).

“Nasco Asbestos Proceedings” means any Asbestos Proceedings filed against Nasco Aviation Corporation or any predecessor of Nasco Aviation Corporation.

“Nasco Purchase Agreement” means the Stock Purchase Agreement between Aircraft Braking Systems Corporation and Nasco Aviation Corporation and others, dated April 1, 2006, including without limitation all rights to indemnity as are described in Section 11.1 thereof.

“NIDs” has the meaning set forth in Section 5.5(g).

“NISPOM” has the meaning set forth in Section 5.5(g).

“Non-Employee Asbestos Proceedings” means Asbestos Proceedings filed against the Company or any Subsidiary or the Company by any person, save and except the Employee Asbestos Proceedings and the Nasco Asbestos Proceedings.

“Note Consents” has the meaning set forth in Section 5.6(b).

“Notice Period” has the meaning set forth in Section 5.3(e)(i).

“OFAC” has the meaning set forth in Section 3.25(a).

“Open Source Software” means any software, regardless of language or medium of delivery (i.e., downloaded from the Internet or CD-ROM distribution), licensed to Company or its Subsidiaries under a license that requires the human-readable source code therefor to be made available to any of the Company’s or its Subsidiaries’ sublicenses with respect to such software for use or modification as users or programmers see fit. For the purpose of this Agreement, the definition Open Source Software shall also include any software licensed by the Company or its Subsidiaries for academic/evaluation/personal/experimental use under terms that prohibit commercial use or exploitation.

“Option” has the meaning set forth in Section 2.4(a).

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or orders of any Governmental Entity or arbitrator.

“Organizational Documents” means, to the extent effective as of the date hereof, (i) any certificate or articles filed with any state which filing forms a Person and (ii) all agreements, documents or instruments governing the internal affairs of a Person, including such Person’s By laws, codes of regulations, partnership agreements, limited liability company agreements and operating agreements.

“Other Filings” means any filing to be made by the Company, Parent, Purchaser or Merger Sub or any of their respective Affiliates with the SEC in connection with the Merger and the other transactions expressly contemplated by this Agreement.

“Outside Date” has the meaning set forth in Section 7.2.

“Owned Real Property” has the meaning set forth in Section 3.13(a).

“Parent” has the meaning set forth in the recitals.

“Parent Shareholder Approval” has the meaning set forth in Section 4.2.

“Parent Shareholders Circular” has the meaning set forth in Section 5.1(a).

“Paying Agent” has the meaning set forth in Section 2.3(a).

“Payment Fund” has the meaning set forth in Section 2.3(a).

“Per Share Consideration” has the meaning set forth in Section 2.1(a).

“Permits” means all permits (including occupancy permits), licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books and records of the Company, as required by the GAAP, (ii) workers or unemployment compensation liens arising in the ordinary course of business which, individually or in the aggregate, do not materially diminish the value of, or impair or prohibit the use or occupancy of such property for the purposes which it is currently used in connection with the Subject Business, (iii) mechanic’s, materialman’s, supplier’s, vendor’s or other Liens or security interests securing liquidated amounts that are not delinquent or are being contested in good faith and by appropriate proceedings; (iv) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which, individually or in the aggregate, do not materially diminish the value of, or impair or prohibit the use or occupancy or such property for the purposes which it is currently used in connection with the Subject Business; (v) Encumbrances specifically reflected on the Financial Statements or specifically described in the Company Reports; (vi) Encumbrances discharged or to be discharged at the Closing in accordance with the terms hereof and (vii) any other Liens, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have, individually or in the aggregate, a material adverse effect on the assets or properties to which they relate or the ability of Parent to obtain the Financing.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

“Principal Stockholders” has the meaning set forth in the recitals.

“Proceeding” means any action, suit, or proceeding (including administrative proceedings, arbitrations, appeals and applications) before or by any Governmental Entity or arbitrator.

“Proxy Statement” has the meaning set forth in Section 3.27.

“Purchaser” has the meaning set forth in the caption.

“Purchaser Companies” has the meaning set forth in Section 2.1(a).

“Purchaser Disclosure Schedules” has the meaning set forth in ARTICLE IV.

“Purchaser Expenses” means the reasonably documented Expenses, in all cases not to exceed $35,000,000, incurred by Purchaser, Merger Sub or Parent.

“Real Property” has the meaning set forth in Section 3.14(a)(i).

“Representatives” means, when used with respect to any Person, its Subsidiaries, and its and their respective directors, officers, employees, consultants, accountants, legal counsel, investment bankers and agents.

“Requisite Stockholder Vote” has the meaning set forth in Section 3.29.

“Reverse Breakup Fee” means £14,100,000.

“Rights Issue” means the proposed issue of new ordinary shares by Parent by way of rights on the terms and subject to the conditions set out in the Circular.

“SDN” has the meaning set forth in Section 3.25(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders’ Agreement” means the Securityholders’ Agreement among the Company, certain of its stockholders, optionholders and warrantholders, dated as of November 19, 2004, as amended by the

First Amendment thereto dated December 27, 2004, and as further amended by the Second Amendment thereto dated April 27, 2005.

“Share” has the meaning set forth in Section 2.1(a).

“Solicitation Period End Date” has the meaning set forth in Section 5.3(a).

“Solvent” shall mean, with respect to any Person, that (a) the fair saleable value of the property of such Person and its Subsidiaries is, on the date of determination, greater than the total amount of liabilities of such Person and its Subsidiaries as of such date, (b) such Person and its Subsidiaries are able to pay all liabilities of such Person and its Subsidiaries as such liabilities mature and (c) such Person and its Subsidiaries do not have unreasonably small capital for conducting the business theretofor or proposed to be conducted by such Person and its Subsidiaries.

“SOX” has the meaning set forth in Section 3.6(d).

“Special Meeting” has the meaning set forth in Section 5.7.

“Stockholders’ Agreements” has the meaning set forth in the recitals.

“Subject Business” means the design, development, manufacture and distribution of wheels, brakes and brake control systems for commercial, military and general aviation aircraft, and the manufacture of materials for fuel tanks, iceguards, inflatable oil booms, and various other products made from coated fabrics for military and commercial uses.

“Subsidiary” means any Person of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors (or other governing body), at the time as of which any determination is being made, are owned by the Company either directly or through one or more of its Subsidiaries.

“Subsidiary Securities” has the meaning set forth in Section 3.5.

“Superior Proposal” has the meaning set forth in Section 5.3(i).

“Supplemental Indenture” has the meaning set forth in Section 5.6(c).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Laws” has the meaning set forth in Section 3.2(b).

“Tax” means any of the Taxes.

“Tax Return” means any return, form, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, including any amendment thereof and including any election, disclosure, estimate or quarterly voucher filed with a Tax Authority.

“Taxes” means, with respect to any Person, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, capital gains, capital stock, social security, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add on minimum taxes, customs duties and other taxes, duties, levies, fees, assessments or charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with all interest and penalties, additions to tax, estimated taxes, deficiency assessments and other additional amounts imposed by any taxing Authority (domestic or foreign) on such Person (if any) and (ii) any Liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another Person, (B) being a member of an affiliated, combined or consolidated group or (C) a contractual arrangement or otherwise.

“Taxing Authority” means any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection or other imposition of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Terminating Company Breach” has the meaning set forth in Section 7.3(a).

“Terminating Purchaser Breach” has the meaning set forth in Section 7.4.

“TIA” has the meaning set forth in Section 5.6(c).

“UKLA” means the United Kingdom Listing Authority.

“Underwriters” has the meaning set forth in Section 4.7.

“U.S. Acquisition” has the meaning set forth in Section 6.1(b).

Appendix B

GUARANTY AND UNDERTAKINGS AGREEMENT

This GUARANTY AND UNDERTAKINGS AGREEMENT (this “Agreement”) is entered into as of March 5, 2007, by MEGGITT PLC, a public limited company organized under the laws of England and Wales (“Guarantor”) in favor of and for the benefit of K & F INDUSTRIES HOLDINGS, INC., a Delaware corporation (the “Company”).

WHEREAS, MEGGITT-USA, Inc., a Delaware corporation (“Purchaser”) and Ferndown Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of Purchaser (“Merger Sub” and, together with Purchaser, the “Guarantor Subsidiaries”) are wholly owned subsidiaries of Guarantor.

WHEREAS, Purchaser, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

WHEREAS, it is desired that Guarantor fully and unconditionally guarantee and, as applicable, agree to perform the Guaranteed Obligations (as defined below) as provided herein for the benefit of the Company.

WHEREAS, it is desired that Guarantor make certain representations, warranties, covenants, undertakings and agreements in connection with the Merger and the Guaranty.

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, and pursuant to the terms of the Merger Agreement, the Company has required Guarantor to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
REPRESENTATIONS AND WARRANTIES OF GUARANTOR

Guarantor represents and warrants to the Company as follows:

1.1   Organization and Good Standing.   Guarantor is duly organized, validly existing and in good standing under the laws of England and Wales. The Company has been furnished with true, correct and complete copies of each Organizational Document of Guarantor.

1.2   Authorization; Execution; Enforceability.

(a)   Guarantor has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate, and cause the Purchaser and Merger Sub to consummate, the Merger and the other transactions expressly contemplated by the Merger Agreement subject to, prior to the consummation of the Merger and the Rights Issue, the Parent Shareholder Approval. The only vote of the holders of outstanding securities of Guarantor required by its Organizational Documents, by Law or otherwise to consummate the Merger or any of the transactions expressly contemplated hereby or by the Merger Agreement is, only with respect to the consummation of the Merger and the Rights Issue, the Parent Shareholder Approval.

(b)   The execution and delivery by Guarantor of this Agreement and the other instruments and agreements to be executed and delivered by Guarantor as contemplated hereby or by the Merger Agreement, and the performance by Guarantor of its obligations hereunder or as contemplated by the Merger Agreement have been duly and validly authorized by all requisite corporate action on the part of Guarantor subject to, with respect to the consummation of the Merger and the Rights Issue, obtaining Parent Shareholder Approval. This Agreement and the other instruments and agreements to be executed and delivered by Guarantor as contemplated hereby or by the Merger Agreement have been or will be, when delivered, duly and validly executed and delivered by Guarantor and constitute or upon execution and delivery will constitute, assuming the due and valid execution and delivery thereof by the Company, valid and binding obligations of Guarantor enforceable against it in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general principles of equity.

(c)   The Rights Issue has been duly and validly authorized by all requisite action on the part of Guarantor, except for the Parent Shareholder Approval.

1.3   Consents.   The execution, delivery and performance of this Agreement by Guarantor and the consummation of the Merger and the other transactions expressly contemplated hereby or by the Merger Agreement by Guarantor do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person except (i) the pre-merger notification requirements under the HSR Act or applicable International Competition Laws set forth on Schedule 4.3 of the Purchaser Disclosure Schedules, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of the Certificate of Merger with the Delaware Secretary, (iv) the notification provisions of Exon-Florio, (v) under any Export Control Laws and NISPOM, (vi) compliance with any applicable requirements of the U.K. Financial Services Authority after the date hereof, and (vii) any such consent, approval, authorization, permit, filing, or notification of the failure of which to make or obtain would not prevent or materially delay Guarantor from performing its obligations under this Agreement, and the other instruments and agreements to be executed and delivered by Guarantor as contemplated expressly hereby or the other transactions expressly contemplated by the Merger Agreement.

1.4   Litigation.   There is no Proceeding, at Law or in equity, by any Person pending or, to the Knowledge of Guarantor, threatened, which would prevent or have a material adverse effect on Guarantor’s ability to perform its obligations under this Agreement or the Merger Agreement, and the other instruments and agreements to be executed and delivered by Guarantor as contemplated expressly hereby or by the Merger Agreement or the consummation of the Merger, the performance of the Guaranteed Obligations or the other transactions expressly contemplated hereby or by the Merger Agreement.

1.5   No Brokers.   Other than N M Rothschild & Sons and Merrill Lynch International, neither Guarantor nor any of its Subsidiaries has (i) employed or engaged any broker, investment banker, agent or finder or (ii) incurred any Liability for any brokerage fees or expenses, commissions or finders’ fees or expenses, payable by Guarantor or any Subsidiary thereof in connection with the transactions expressly contemplated by the Merger Agreement or hereby.

1.6   Solvency.   Immediately following the Closing, each of Guarantor, Purchaser and the Surviving Corporation will be Solvent (assuming for the purposes of this representation that the Company and each of its Subsidiaries was Solvent immediately prior to the Closing).

1.7   Proxy Statement Information; Other Filings.   The information provided by Guarantor or its Subsidiaries relating to Guarantor or its Subsidiaries expressly for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Any such information that is to be so provided shall be specifically identified and agreed upon in writing, in advance, by Guarantor and the Company. No Other Filing made by Guarantor with the SEC or any other filing made by Guarantor or any Subsidiary thereof with any Governmental Entity in relation to the Merger or the other transactions expressly contemplated by the Merger Agreement or any other communication made by Guarantor or any transactions expressly contemplated by the Merger Agreement will, at the time of filing or furnishing thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE II
GUARANTY

2.1   Guaranty.

(a)   In order to induce the Company to enter into the Merger Agreement, Guarantor irrevocably and unconditionally guaranties, as primary obligor and not merely as surety, the due and punctual performance and payment in full of all Guaranteed Obligations (as hereinafter defined) when the same shall become due, whether under the Merger Agreement, by operation of Law or otherwise (the “Guaranty”). The Guaranty is a guaranty of performance and payment when due and not merely of collection. The obligations of Guarantor hereunder are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against Guarantor regardless of whether any action is brought against either or both of the Guarantor Subsidiaries or whether either or both of the Guarantor Subsidiaries is joined in any such action or actions. The Guaranty shall be unconditional regardless of any bankruptcy, insolvency or similar proceeding with respect to either or both of the Guarantor Subsidiaries. Guarantor acknowledges that the Guaranteed Obligations are being incurred for and will inure to the benefit of the Company.

(b)   The term “Guaranteed Obligations” means any and all representations, warranties, covenants, undertakings or obligations of either or both of the Guarantor Subsidiaries or Guarantor arising under, pursuant to or in connection with the Merger Agreement, the Merger or any of the other transactions expressly contemplated by the Merger Agreement. For avoidance of doubt, the “Guaranteed Obligations” shall include any and all covenants, undertakings or obligations with respect to which Purchaser and/or Merger Sub have agreed to cause Parent or its Affiliates to perform pursuant to or in connection with the Merger Agreement. The Guarantor expressly agrees to comply with all obligations imposed upon it or purported to be imposed upon it or any of its Affiliates under the Merger Agreement to the same extent as if it were a party to the Merger Agreement.

(c)   In the event that all or any portion of the Guaranteed Obligations are performed (by payment or otherwise) by Purchaser and/or Merger Sub, the obligations of Guarantor hereunder shall be reinstated in the event that all or any part of such performance (by payment or otherwise) is rescinded or recovered directly or indirectly from the Company as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guaranteed Obligations.

(d)   Upon the failure of either or both of the Guarantor Subsidiaries to perform or pay any of the Guaranteed Obligations when and as the same shall become due, Guarantor will upon demand by the Company perform or cause to be performed such Guaranteed Obligations as are to be performed, and pay in cash or cause to be paid in cash such Guaranteed Obligations as are to be paid, in each case as and to the extent provided in the Merger Agreement or herein.

2.2   Guaranty Absolute; Continuing Guaranty.   The obligations of Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than indefeasible performance in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees that: (a) the obligations of Guarantor hereunder are independent of the obligations of either or both of the Guarantor Subsidiaries under the Merger Agreement and a separate action or actions may be brought and prosecuted against Guarantor whether or not any action is brought against either Guarantor Subsidiary or any of such other guarantors and whether or not either or both of the Guarantor Subsidiaries is joined in any such action or actions; and (b) Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s liability for any portion of the Guaranteed Obligations that has not been indefeasibly paid. The Guaranty is a continuing guaranty and shall be binding upon Guarantor and its successors and assigns.

2.3   Actions by the Company.   The Company may from time to time, without notice or demand and without affecting the validity or enforceability of the Guaranty or giving rise to any limitation, impairment or discharge of Guarantor’s liability hereunder and so long as permitted by the Merger Agreement, (a) terminate, release, compromise, subordinate, renew, extend, accelerate or otherwise change the time, place, manner or terms of performance (by payment or otherwise) of, or rescind any demand for payment or acceleration of, any or all of the Guaranteed Obligations, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, any or all of the Guaranteed Obligations or any agreement relating thereto and/or subordinate the performance (by payment or otherwise) of the same to the performance (by payment or otherwise) of any other obligations, (c) request and accept other guaranties of any or all of the Guaranteed Obligations and take and hold security for the payment of the Guaranty or the Guaranteed Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, or exercise any right or remedy with respect to, any security for payment of the Guaranteed Obligations, any other guaranties of any or all of the Guaranteed Obligations, or any other obligation of any Person with respect to any or all of the Guaranteed Obligations, (e) exercise in such manner and order as it elects in its sole discretion, fail to exercise, waive, suspend, terminate or suffer expiration of, any of the remedies or rights of the Company against either or both of the Guarantor Subsidiaries or any other guarantor or Person in respect of any or all of the Guaranteed Obligations, (f) accept partial payments on any or all the Guaranteed Obligations and apply any and all payments or recoveries to such of the Guaranteed Obligations as the Company may elect in its sole direction, (g) refund at any time, at the Company’s sole direction, any payments or recoveries received in respect of any or all of the Guaranteed Obligations, (h) otherwise deal with the Guarantor Subsidiaries or either of them, and any other guarantor or Person as the Company may elect in its sole discretion; and (i) exercise any other rights available to the Company under the Merger Agreement, at Law or in equity.

2.4   Waivers.   Guarantor waives, for the benefit of the Company:

(a)   any right to require the Company, as a condition of payment or performance by Guarantor, to (i) proceed against either or both of the Guarantor Subsidiaries, any other guarantor of any of the Guaranteed Obligations or any other Person, (ii) proceed against or have resort to any balance of any deposit account or credit on the books of the Company in favor of either or both of the Guarantor Subsidiaries or any other Person, or (iii) have the property of either or both of the Guarantor Subsidiaries, any other guarantor or any other Person first applied to the discharge of the Guaranteed Obligations or (iv) pursue any other remedy in the power of the Company;

(b)   all rights and benefits under Law purporting to reduce a guarantor’s obligations in proportion to the obligation of the principal or providing that the obligations of a surety or guarantor must neither be larger nor in other respects more burdensome than that of the principal;

(c)   any requirement of marshalling or any other principles of election of remedies and all rights and defenses arising out of an election of remedies by the Company, even though that election of remedies has destroyed Guarantor’s rights of subrogation and reimbursement against either or both of the Guarantor Subsidiaries;

(d)   the benefit of any statute of limitations affecting the Guaranteed Obligations or the Guarantor’s liability hereunder;

(e)   any defense arising by reason of the incapacity, lack of authority or any disability of either or both of the Guarantor Subsidiaries or (ii) any other defense (but excluding an “other defense” to the extent a court of competent jurisdiction has resolved in a final, non-appealable judgment that Purchaser and Merger Sub are not obligated to perform or satisfy the Guaranteed Obligation (other than due to the bankruptcy or insolvency of Purchaser or Merger Sub) of either or both of the Guarantor Subsidiaries, including any defense based on or arising out of the lack of validity of the Guaranteed Obligations or any agreement or instrument relating thereto;

(f)    any right to assert against the Company any defense (legal or equitable), set off, counterclaim and other right that the Guarantor may now or any time hereafter have against the Guarantor Subsidiaries or any other guarantor of any or all of the Guaranteed Obligations;

(g)   notices, demands, presentments, protests, notices of protest, notices of dishonor or nonperformance and notices of any action or inaction, including acceptance of the Guaranty, notices of default under the Merger Agreement, or any agreement or instrument related thereto, notices of any renewal, extension or modification of any or all of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to either or both of the Guarantor Subsidiaries and notices of any of the matters referred to in Section 2.3 and any right to consent to any thereof and other notices of any kind;

(h)   to the fullest extent permitted by Law, any defenses or benefits that at any time may be derived from or afforded by virtue of any valuation, stay, moratorium or other Law now or hereafter in effect and all rights and defenses that are or may become available to Guarantor by reason of Law; and

(i)    to the fullest extent permitted by Law, any defenses or benefits that at any time may be derived or afforded by any Law which limit the liability of or exonerate guarantors or sureties.

2.5   Expenses.   Guarantor agrees to pay, or cause to be paid, on demand, and to save the Company harmless against liability for any and all reasonable out-of-pocket costs, fees and expenses (including fees, costs of settlement and disbursements of counsel) incurred or expended by the Company in connection with the enforcement of any rights under this Agreement.

ARTICLE III
MISCELLANEOUS

3.1   Cumulative Rights.   The rights, powers and remedies given to the Company by this Agreement are cumulative and shall be in addition to and independent of all rights, powers and remedies given to the Company by virtue of any statute or rule of Law or in the Merger Agreement or any of the other agreements expressly contemplated thereby. Any forbearance or failure to exercise, and any delay by the Company in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

3.2   Interpretation.

(a)   The headings of the sections of this Agreement are inserted as a matter of convenience and for reference only and in no way define, limit or describe the scope of this Agreement or the meaning of any provision of this Agreement.

(b)   The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)   Whenever the word “primarily” is used in this Agreement with respect to a given subject, it shall be deemed to be followed by the words “or exclusively”.

(d)   Whenever the words “included,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(e)   Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

3.3   Severability.   It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited, void or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, void or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

3.4   Specific Performance.   Guarantor agrees that irreparable damage would occur to the Company in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the Company is entitled to specific performance of the terms of this Agreement in addition to any other remedies at Law or in equity.

3.5   No Assignment.   Neither Guarantor nor the Company may assign its rights or delegate its obligations under this Agreement, in whole or in part without the prior written consent of Guarantor or the Company, as applicable; provided, however, that the Company may assign the benefit of this Guaranty to any Person that acquires all or substantially all of the assets of the Company (whether by merger, sale of assets or otherwise). Any purported assignment or delegation in violation of the terms of this Agreement is void. This Agreement shall inure to the benefit of the Company and such permitted assigns. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

3.6   Governing Law.   THE PROVISIONS OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE.

3.7   Jurisdiction and Venue.

(a)   Each of the parties hereto hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, in any action or proceeding arising out of or relating to this Agreement or the transactions expressly contemplated hereunder or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)   Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions expressly contemplated hereunder as set forth in Section 3.7(a). Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)   The parties hereto further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law, with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 3.7. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

(d)   The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

(e)   Nothing contained in this Section 3.7 shall preclude the Company from bringing any action or proceeding arising out of this Agreement, including without limitation the Guaranty, in the courts of any place where Guarantor or any of its assets may be found or located.

3.8   Mutual Waiver of Jury Trial.   THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO. EACH OF GUARANTOR AND THE COMPANY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.8.

3.9   Counterparts and Facsimile Execution.   This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

3.10   Mutual Contribution.   The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that party drafted the provision or caused it to be drafted.

3.11   Amendment.   This Agreement may be amended only by a writing signed by Guarantor and the Company.

3.12   Complete Agreement.   This Agreement and the other documents referenced herein and therein, including without limitation the Merger Agreement, contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous negotiations, agreements, arrangements and understandings between them with respect to such subject matter.

3.13   Cross Default.   Any breach by Guarantor of any of the representations, warranties, covenants, agreements or undertakings made by Guarantor under this Agreement shall constitute a breach by the Guaranteed Subsidiaries under the Merger Agreement, entitling the Company to exercise its rights and remedies thereunder.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Guarantor has caused this Agreement to be executed under seal by two of its duly elected directors thereunto duly authorized, and the Company has caused this Agreement to be duly executed and delivered by one of its officers thereunto duly authorized, in each case as of the date first written above.

MEGGITT Plc
By:	/s/ PHILIP E. GREEN
	Name:	Philip E. Green
	Title:	Director
By:	/s/ STEPHEN YOUNG
	Name:	Stephen Young
	Title:	Director
K & F INDUSTRIES HOLDINGS, INC.
By:	/s/ KENNETH M. SCHWARTZ
	Name:	Kenneth M. Schwartz
	Title:	President and Chief Executive Officer

Appendix C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 APPRAISAL RIGHTS.

(a)        Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)        Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)         Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)         Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.                  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.                 Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.                  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.                 Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)         In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)        Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)        Appraisal rights shall be perfected as follows:

(1)         If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)         If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)        Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)         Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)        At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)        After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)         The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)         The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)        From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)         The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix D

PERSONAL AND CONFIDENTIAL

March 5, 2007

Board of Directors
K&F Industries Holdings, Inc.
50 Main Street
White Plains, New York 10606

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of K&F Industries Holdings, Inc. (the “Company”) of the $27.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of March 5, 2007 (the “Agreement”), among the Company, Meggitt-USA, Inc. (“Purchaser”) and Ferndown Acquisition Corp., a wholly owned subsidiary of Purchaser.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, a portion of which became payable upon the public announcement of the Transaction and a substantial portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company and its affiliates from time to time, including having acted as co-lead manager with respect to an offering of 7.75% Senior Subordinated Notes due 2014 (aggregate principal amount $315,000,000) by K&F Industries, Inc. in November 2004, having participated in a Senior Secured Credit Facility (aggregate principal amount $530,000,000) of K&F Industries, Inc. in November 2004, and having acted as joint book-running manager with respect to the Company’s initial public offering of 18,709,900 Shares (aggregate principal amount $327,423,250) in August 2005. We also have provided investment banking services to Aurora Capital Partners LP (“Aurora”), an affiliate of certain holders of Shares who are party to one of the Stockholders’ Agreements described below, and certain of its affiliates and portfolio companies from time to time, including having acted as co-manager with respect to an offering of 7.75% Senior Notes due 2012 (aggregate principal amount $150,000,000) by Douglas Dynamics, L.L.C., a portfolio company of an affiliate of Aurora, in December 2004, having participated in a Senior Secured Credit Facility (aggregate principal amount $105,000,000) of Douglas Dynamics, L.L.C., in December 2004 and currently assisting an investment group led by an affiliate of Aurora to obtain acquisition financing for the pending acquisition of Mitchell International, Inc., which was announced in February 2007.

We also may provide investment banking services to the Company, Purchaser, Aurora and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Meggitt PLC, the parent company of Purchaser (“Meggitt”), Aurora and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of the Company, Meggitt and their respective affiliates and of affiliates and portfolio companies of Aurora for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; the four Stockholders’ Agreements, each dated as of March 5, 2007, among Purchaser, certain of the stockholders of the Company and the Company; the Guaranty and Undertakings Agreement, dated as of March 5, 2007, by Meggitt in favor of and for the benefit of the Company; the Company’s annual report to stockholders for the year ended December 31, 2005; Annual Reports on Form 10-K of the Company for the two years ended December 31, 2006; the Company’s Registration Statement on Form S-1 and related prospectus, dated August 8, 2005, relating to the Shares; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial aerospace and defense industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the

Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $27.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

K&F Industries Holdings, Inc.

SPECIAL MEETING OF STOCKHOLDERS

May 3, 2007

at

10:00 Local Time

K&F Industries Holdings, Inc.
50 Main Street
White Plains, New York 10606

This proxy is solicited by the Board of Directors for use at the Special Meeting on May 3, 2007.

The undersigned hereby appoints KENNETH M. SCHWARTZ and RONALD H. KISNER, and each of them, as lawful proxies, separately and with full power of substitution, for and in the name of the undersigned, to vote on behalf of the undersigned all shares of the common stock, $0.01 par value, of K&F Industries Holdings, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders of K&F Industries Holdings, Inc. on May 3, 2007, and any adjournment, continuation or postponement thereof. The above named proxies are instructed to vote as specified all of the undersigned’s shares of stock on the proposals set forth in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement, the receipt of which such stockholder acknowledges, and are authorized in their discretion to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This Proxy relates to shares owned by the undersigned.  Each share of common stock is entitled to one vote.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. A proxy that is returned properly signed but without direction as to voting will be voted “FOR” the approval of the proposals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS
(Important—To be signed and dated on reverse side)

RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE VIA THE INTERNET OR BY TELEPHONE; NO POSTAGE IS NECESSARY IF MAILED FROM THE UNITED STATES

See reverse for voting instructions.

SPECIAL MEETING
ADMISSION TICKET

Special Meeting of Stockholders
May 3, 2007
10:00 am Local Time

Please present this ticket for admittance of the stockholder(s) named above.  Admittance will be based upon availability of seating.

To vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided.

Please detach here

K&F Industries Holdings, Inc.’s Board of Directors Recommends a Vote “FOR” the Proposals.

MARK THE APPROPRIATE BOXES. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION

1.

Proposal to adopt the Agreement and Plan of Merger by and among K&F Industries Holdings, Inc., Meggitt-USA, Inc., a Delaware corporation, and Ferndown Acquisition Corp., a Delaware corporation, pursuant to which Ferndown Acquisition Corp. will be merged with and into K&F Industries Holdings, Inc.

		☐	For	☐	Against	☐	Abstain
2.	To approve the postponement or adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.	☐	For	☐	Against	☐	Abstain

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. JOINT OWNERS SHOULD EACH SIGN PERSONALLY WHERE APPLICABLE, INDICATE YOUR OFFICIAL POSITION OR REPRESENTATION CAPACITY. IF NO INSTRUCTIONS ARE INDICATED, ALL OF YOUR SHARES WILL BE VOTED FOR APPROVAL.

Address Change? Mark Box ☐ Indicate changes below:	Date:

Signature(s) in Box     IMPORTANT: Please sign exactly as your name(s) appear(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.